Exhibit 4(n)

CLIFFORD CHANCE
高 偉 紳 律 師 行

Execution Version

ASIA OUTSOURCING NETHERLANDS B.V. AND

ASIA OUTSOURCING GAMMA LIMITED AND

SPI GLOBAL CONTENT HOLDING PTE. LTD.

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES IN

(A)   ASIA OUTSOURCING PHILIPPINES HOLDINGS, INC. AND

CERTAIN OF ITS SUBSIDIARIES AND (B) SPI GLOBAL SHARED

SERVICES PTE. LTD.

- i -

THIS AGREEMENT is made on 19 May 2017

BETWEEN:

(1)

ASIA OUTSOURCING NETHERLANDS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, having its office address at Schiphol Boulevard 369, 7th floor, 1118 BJ Luchthaven Schiphol, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 57218064 (the “AOPH Seller”);

(2)

ASIA OUTSOURCING GAMMA LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands, whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “ROHQ Seller”, and together with the AOPH Seller, the “Sellers” and each a “Seller”); and

(3)

SPI GLOBAL CONTENT HOLDING PTE. LTD., a company incorporated with limited  liability in Singapore  (registered  number  201712651C)  whose  registered address  is  at  77  Robinson  Road,  #13-00,  Robinson  77,  Singapore  068896  (the “Buyer”).

RECITALS:

(A)	The Target Companies (as defined below) are engaged in the businesses of providing content outsourcing services globally.
(B)

The Sellers and the Seller Entities (as defined below) wish to sell, and the Buyer wishes to purchase, the Sale Shares (as defined below) owned by the Sellers and the Seller Entities, on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION
1.1	In this Agreement:

“Accounts” means the unconsolidated audited balance sheet, audited profit and loss statement and audited cash flows (where applicable) of each of the Target Group Companies, to the extent that they are audited, as outlined in Schedule 1, for the years ending, and as at, 31 December 2014, 31 December 2015 and the Last Accounting Date (unless otherwise indicated in Schedule 1), along with any notes, reports, statements or documents included in or annexed or attached to them prepared in accordance with IFRS (or the relevant local accounting framework).

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person, where “control” means the ownership, directly or indirectly, of more than 50 per cent. of the voting shares, registered capital or other equity interest of the relevant person or the possession, directly or indirectly, of the power to direct the shareholders’ general meeting, to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person and “controlled” and

“controlling” shall be construed accordingly, provided that in relation to each of the Seller Entities and Target Group Companies, its Affiliates shall exclude all CVC Portfolio Companies.

“Aggregate Purchase Price” means US$324,000,000 plus the Locked Box Interest. “Agreed Leakage Amount” has the meaning given to it in Clause 3.4. “Anticorruption Laws”  means  any  laws,  regulations,  or  orders  relating  to  anti-

bribery, anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity. such as, without limitation, the U.S. Foreign

Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any other applicable Law, rule, regulation or other legally binding measure of the jurisdictions in which the Target Group conducts business that relates to bribery or corruption.

“Annual Budget” means the annual budget of the Target Group annexed to the Disclosure Letter.

“Alternative Completion” has the meaning given to it in Clause 6.1. “Alternative Completion Date” has the meaning given to it in Clause 6.1.

“AOPH” means Asia Outsourcing Philippines Holdings, Inc., a company incorporated in the Philippines, whose registered address is at SPi Building, Pacific Information Technology Center, Pascor Drive, Sto. Niño, Parañaque City.

“AOPH Locked Box Financial Statements” means the audited consolidated special purpose financial information (which includes the consolidated statement of financial position and the consolidated statement of total comprehensive income only, with no comparative information or disclosure notes) of AOPH and its subsidiaries as at and for year ended 31 December 2016, prepared in accordance with the accounting policies of the Asia Outsourcing Group.

“AOPH Purchase Price” means an amount equal to the sum of: (a) US$210,900,000 plus the Locked Box Interest, less (b) an amount allocated to AOPH as set out in Clause 3.7 (if any).

“AOPH Seller’s Account” means the bank account in the name of the AOPH Seller with ING Bank, account number IBAN NL38 INGB 0020 0617 49 and SWIFT code INGBNL2A or such other account as shall have been notified to the Buyer by the AOPH Seller at least three Business Days before the Completion Process Commencement Date.

“AOPH Shares” means 12,754,956 fully-paid common shares in AOPH of PHP1.00 each comprising the entire allotted and issued share capital of AOPH after the redemption of the AOPH Preference Shares held by the AOPH Seller.

“AOPH Preference Shares” means 191,494,839 fully-paid preferred shares in AOPH of PHP1.00 each.

“Asia Outsourcing Group” means Asia Outsourcing Beta Limited and its subsidiaries.

“Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory, administrative or other similar functions.

“Bachieve Asset Purchase Transaction” means the purchase of assets pursuant to the asset transfer agreement dated 1 November 2013 between SPi Asia Ventures Pte. Ltd., Zhou Yaping and Bachieve International (Xi’an) Inc. and the transactions contemplated thereunder.

“Business Day” means any day (other than a Saturday or Sunday or public holiday in Cayman Islands, the Netherlands, Hong Kong, New York or the Philippines and a day on which a typhoon signal number 8 or a black rainstorm warning is hoisted in Hong Kong at any time) on which banks are open for the transaction of normal business in Cayman Islands, Hong Kong and the Philippines.

“Buyer’s Account” means the USD bank account in the name of the Buyer as shall have been notified to the Sellers by the Buyer at least three Business Days before a payment is due to be paid to the Buyer under this Agreement.

“Buyer Designee” means the Buyer and/or Affiliates of the Buyer which the Buyer designates by written notice to the Sellers at least ten (10) Business Days prior to the anticipated Completion Process Commencement Date to acquire the Sale Shares.

“Buyer’s Group” means Global Content Alpha Partners Holdco Pte. Ltd. and each company which is, on or at any time after the date of this Agreement, a subsidiary of the Buyer and includes, for the avoidance of doubt each Target Group Company after Completion, and “Buyer’s Group Company” means any member of the Buyer’s Group.

“Buyer’s Warranty” means a statement contained in Schedule 4 and “Buyer’s Warranties” means all those statements.

“Carved-Out Entities Settlement” means the steps set out in Schedule 11 (as may be amended in accordance with paragraph Schedule 111 of Schedule 11 from time to time).

“China Equity Transfer Agreement” has the meaning given to it in paragraph 4.3 of Schedule 2.

“Claim” means a claim by the Buyer under or pursuant to the provisions of this Agreement or any other document entered into pursuant to this Agreement (including other Transaction Documents).

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement or, if an Alterative Completion takes place, the Alternative Completion.

“Completion Date” has the meaning given to it in Clause 5.2 or, if an Alternative Completion takes place, means the Alternative Completion Date.

“Completion Process Commencement Date” has the meaning given to it in Clause 5.1.

“Condition” means a condition set out in Clause 4.1 and “Conditions” means all those conditions.

“Conifer Transaction” means the sale of shares in Asia Outsourcing US Inc. pursuant to the stock purchase agreement dated 11 August 2014 between Asia Outsourcing Alpha Limited, as seller, and Conifer Holdings, Inc., as buyer and the transactions contemplated thereunder.

“Conversion Date” means the date on which SIHL has completed all the steps set out in Schedule 7.

“Core Warranty” means any statement contained in Part A of Schedule 3.

“Core Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of this Agreement in respect of a breach of any Core Warranty.

“CRM Disposal” means the sale of shares in SPi CRM, Inc. and Infocom Technologies, Inc. pursuant to a sale and purchase agreement dated 22 July 2016 between Asia Outsourcing Gamma Limited, as seller, and Relia, Inc., as buyer, and the transactions contemplated thereunder.

“CRM Payables 2016” means the outstanding amounts alleged to be payable by the Target Group set out in Part B of Schedule 10.

“CRM Receivables 2016” means the amounts being claimed against the relevant party by the Target Group set out in Part A of Schedule 10.

“CRM Receivables 2017” means the amounts being claimed against the relevant party by the Target Group set out in Part C of Schedule 10.

“CVC Fund III” means CVC Capital Partners Asia Pacific III L.P. and CVC Capital Partners Asia Pacific III Parallel Fund-A, L.P.

“CVC Fund IV” means CVC Capital Partners Asia Pacific IV L.P., CVC Capital Partners Asia IV Associates L.P. and CVC Capital Partners Investment Asia IV L.P.

“CVC Party” means either:

(a)	in respect of Clause 3 only, any of (i) the CVC Fund III or the CVC Fund IV;

(ii)  any general partner or manager of the CVC Fund III or the CVC Fund IV;

(iii)  CVC Asia Pacific Limited or any of its subsidiaries; (iv) the CVC Portfolio Companies and the CVC Portfolio Companies IV; and (v) any employee or partner of any person described in (ii) or (iii) above; or

(b)	in other cases, any of (a) the CVC Fund III; (b) any general partner or manager of the CVC Fund III; (c) the CVC Portfolio Companies,

and “CVC Parties” shall be construed accordingly.

“CVC Party IV” means any of (a) the CVC Fund IV; (b) any general partner or manager of the CVC Fund IV; (c) the CVC Portfolio Companies IV.

“CVC Portfolio Companies” means direct or indirect controlled portfolio companies of investment funds advised or managed by any person described in limb (b) of the definition of CVC Party (for the avoidance of doubt, excluding the Sellers’ Group Companies and the Target Group Companies), provided that for the purpose of Clause 17.2.1(b) this definition shall be construed without reference to the word “controlled” used above.

“CVC Portfolio Companies IV” means direct or indirect controlled portfolio companies of investment funds advised or managed by any person described in limb

(b) of the definition of CVC Party IV, provided that for the purpose of Clause 17.2.1(b) this definition shall be construed without reference to the word “controlled” used above.

“Data Room” means the virtual data room containing documents and information relating to the Target Group made available by the Sellers, and includes the answers and documentation provided by or on behalf of the Sellers or the Target Group in the virtual data room in response to the requests for information by the Purchaser as at

5.00 pm on 15 May 2017, which has been copied onto two identical hard drives of which one copy has been provided to the Sellers and the other to the Buyer on or prior to the date of this Agreement.

“Debt Refinancing and Recapitalization” means the repayment or refinancing of the facilities directly or indirectly obtained by the CVC Fund III to for its indirect acquisition of the Target Group, and any recapitalization of the Target Group in connection therewith.

“Deferred Purchase Price” means an amount equal to US$17,000,000, less any reduction pursuant to Clause 2.3.

“Disclosed” means fairly disclosed by or on behalf of the Sellers to the Buyer (with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed) (a) in the Disclosure Letter, (b) in any of the documents in the Data Room, or (c) in this Agreement.

“Disclosure Letter” means the letter from the Sellers to the Buyer in relation to the Sellers’ Warranties having the same date as this Agreement the receipt of which has been acknowledged by the Buyer.

“Dormant Companies” has the meaning given to it in Clause 17.1.5.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the US State Department, the United Nations, the European Union or any member state thereof, or any other national economic sanctions authority.

“EHS Consents” means any permits, licences, consents, certificates, registrations, approvals, notifications waivers, exemptions, allowances, credits or other authorisations relating to EHS Matters and required by or under any EHS Laws for the operation of the Target Group’s business or the use of, or any activities or operations carried out at, any of the properties owned, controlled, used or occupied by the Target Group Companies.

“EHS Laws” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes, by-laws, codes (including codes of practice), regulations, decrees, orders and any final and binding court, tribunal or other official decision of any relevant authority in any jurisdiction, insofar as they relate or apply to EHS Matters from time to time.

“EHS Matters” means matters relating to human health, safety and welfare, the Environment, the use or exploitation of any environmental or natural resources and/or any Hazardous Substances.

“Employees” means the individuals employed by any of the Target Group Companies under a contract of employment as of the date of this Agreement.

“Employment Costs” means:

(a)

the amounts payable or paid to or in respect of the employment of employees (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonuses, insurance premiums, payments or allowances or any other consideration for employment); and

(b)

the costs of providing any non-cash benefits which the employer is required to provide by Law or contract or customarily provides in connection with such employment (including other employee benefit provisions);

“Employment Liabilities” means any and all losses, excluding Employment Costs, directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship (including but not limited to all losses in connection with any claim, award, judgment or agreement for transition allowance (transitievergoeding) or fair compensation (billijke vergoeding) or otherwise.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest or equity, other encumbrance or security interest  of  any  kind,  or  another  type  of  preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect or any agreement to create any of the above.

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground). water (including water under or within land or in drains or sewers); and soil and land (including buildings) and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement in agreed form, by and among the Sellers, the Buyer and the Escrow Agent to be entered into at Completion, as amended from time to time.

“Escrow Claim” means a Claim made by the Buyer for any breach by a Seller of this Agreement except for any Insured Tax Claim or Warranty Claims for breach of paragraphs 21 or 22 of Part B of Schedule 3, which has been notified in writing to the relevant Seller.

“Escrow Account” means the separately designated account with the Escrow Agent or such other bank account designated by the Escrow Agent in the name of the Sellers and the Buyer into which payment of the Escrow Completion Amount and the relevant portion of the Deferred Purchase Price will be made by the Buyer in accordance with Clause 2.2.3.

“Escrow Completion Amount” means US$201,700,000 plus the Locked Box Interest.

“Government Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international organization, (c) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (a) or (b) of this definition, (d) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (a), (b), or (c) of this definition, or (e) any political party.

“Government Official” means:

(a)	any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:
(i)	any Governmental Entity, including any entity owned or controlled thereby.
(ii)	any political party or political candidate; or
(iii)	any public international organisation; and
(b)	any candidate for political office or a person acting on his or her behalf.

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which is capable of causing harm or damage to the Environment or a nuisance to any person.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and in force from time to time.

“Insurance Policy” means the warranty and indemnity insurance policy in connection with this Agreement provided by Allied World Assurance Company Limited in the agreed form that was issued on or about the date of this Agreement in favour of the Buyer.

“Insured Tax Claim” has the meaning given to it in Schedule 9.

“Intellectual Property” means patents, registered and unregistered designs, copyright, database rights, trademarks and trading names, internet domain names, and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights.

“Intellectual Property Rights” means all material Intellectual Property used or required to be used by any Target Group Company in, or in connection with, its business.

“IT Systems” means all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, and all computer software, including associated proprietary materials, user manuals and other related documentation used or required to be used by any of the Target Group Companies in, or in connection with, its business.

“Key Customer Contracts” means all agreements, contracts or arrangements between the Target Group Companies and its top ten customers by revenue, being:

(a)	Springer International Publishing AG;
(b)	John Wiley & Sons, Inc.;
(c)	Pearson Education, Inc.;
(d)	McGraw-Hill Global Education Holdings, LLC;
(e)	Wolters Kluwer United States Inc.;
(f)	Cengage Learning, Inc.;
(g)	Elsevier BV, a division of RELX Group PLC;
(h)	Houghton Mifflin Harcourt Publishing Company;

(i)	Rovi Corporation;
(j)	LexisNexis, a division of RELX Group PLC or LexisNexis Risk Solutions Inc Springer.

“Key Supplier Contracts” means the agreements between the Target Group Companies and PLDT and/or its Affiliates.

“Last Accounting Date” means 31 December 2016.

“Law” means any national, state, provincial, local, municipal, foreign, international, multinational or other law, regulation, administrative order, award, constitution, ordinance, decree, principle of common law, statute or treaty and includes, without limitation to the generality of the foregoing, EHS Laws, the rules, regulations, guidelines, directives and licences and any other instrument which has the force of law issued by any relevant Authority and applicable to the relevant party.

“Leakage” has the meaning given to it in Clause 3.4. “Leakage Credit” has the meaning given to it in Clause 3.6.2.

“Leased Property” means all the real property leased by the Target Group, as set out in the Disclosure Letter.

“Locked Box Date” means 31 December 2016.

“Locked Box Financial Statements” means, collectively, the AOPH Locked Box Financial Statements and the ROHQ Locked Box Financial Statements.

“Locked Box Interest” means:

(a)	if Completion Process Commencement Date does not take place on or prior to 21 August 2017, the sum of:
(i)	the amount calculated in accordance with (b) below in this definition, on the basis that 21 August 2017 shall be the Completion Process Commencement Date in the formula; and
(ii)

the amount calculated at the rate of US$1,500,000 per calendar month (which is to be pro-rated for any partial calendar month) for the period from 22 August 2017 (inclusive) to the earlier of (y) Completion Process Commencement Date and (z) the Alternative Completion Date (exclusive) in accordance with the following formula:

Additional Locked Box Interest = (D2/365) x (12 x US$1,500,000) where D2 is the number of days from 22 August 2017 (inclusive) to the Completion Process Commencement Date (exclusive); and

(b)	in other cases, the incremental amount calculated at the rate of US$1,000,000 per calendar month (which is to be pro-rated for any partial calendar month)

for the period from 1 January 2017 (inclusive) to the Completion Process Commencement Date (exclusive) in accordance with the following formula:

Locked Box Interest = (D/365) x (12 x US$1,000,000)

where  D  is  the  number  of  days  from  1  January  2017  (inclusive)  to  the Completion Process Commencement Date (exclusive).

“Long Stop Date” means 30 September 2017, or such later date as the parties may agree in writing.

“Material Contracts” means any of the Key Customer Contracts and the Key Supplier Contracts.

“Management Accounts” means (a) the unaudited monthly and quarterly management accounts of the Target Group for each of the calendar quarters in the financial year ending 31 December 2014, 31 December 2015 and 31 December 2016;

(b) the consolidated unaudited balance sheet and consolidated unaudited profit and loss statement of ROHQ for the financial year ending, and as at, 31 December 2014,

31 December 2015 and 31 December 2016; and (c) the monthly management accounts of the Target Group for the period from 1 January 2017 to 31 March 2017, which are prepared consistently in accordance with the accounting policies of the Target Group and in the ordinary course of business.

“Misrepresentation Ordinance” means the Misrepresentation Ordinance (Chapter 284 of the Laws of Hong Kong).

“Non-Target Group Companies” means the Dormant Companies, SIHL, SPi Asia Ventures Pte. Ltd., SPi America LLC and SPi Litigation Direct LLC.

“Outstanding Amounts Claimed” has the meaning given to it in Clause 7.5.  “Owned Property” means all the real property owned by the Target Group, as set out in the Disclosure Letter.

“PCA” means Republic Act No. 10667, otherwise known as the ‘Philippine Competition Act’.

“PCA Notifications” means the notifications to the PCC submitted by the Sellers and the Buyer respectively on or prior to the date of this Agreement in compliance with all applicable requirements as may be determined by the PCC pursuant to the PCA, and “PCA Notification” means any of them.

“PCC’ means the Philippine Competition Commission.

“Pension Benefits” means any pension, superannuation, retirement (including  on early retirement) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum).

“Pension Scheme” means the pension scheme described at paragraph 14 of the Disclosure Letter.

“Personal Data” has the meaning given by the Data Protection Act 1998.

“Permitted Leakage” means any payment by a Target Group Company to or for the benefit of a Sellers’ Group Company which is set out in Schedule 6.

“PHP” means Philippine Peso, the lawful currency of the Republic of the Philippines. “PLDT” means PLDT Inc.

“Properties” means the Owned Property and the Leased Property.

“Representative” means, in relation to a Sellers’ Group Company or a Target Group Company, their respective directors, officers, employees, duly authorised agents and contracted consultants.

“Reinvesting Managers” means Ratnadeep Datta, John David Prabhu Vasantharaj, Jishnu Gupta, Dhaneesh Kumar Madan Kollan, Kumar Subramaniam, Michael O’Brien, Srinivasan Karunganni Govindarajan, Felma Sumagaysay Magnata, Lorena Santos Sison, Rina Fernandez Bautista, Maria Cecilia Cortez Ampeloquio, Celestina Bagtas Ilagan and Arindam Das.

“Related Parties” means, with respect to any person: (i) any of its officers, directors, employees, direct or indirect shareholders or Affiliates; (ii) any spouse, sibling, parents or children (including step and adopted siblings, parents and children) to that person or any of that person’s directors or direct or indirect shareholders referred to in sub-paragraph (i); or (iii) any entity in which that person and/or any such person in sub-paragraphs (i) or (ii) holds or controls, in the aggregate, more than 50 per cent. of the voting rights or economic interest in such entity, provided that in relation to each of the Seller Entities and Target Group Companies, its Related Parties shall exclude all CVC Portfolio Companies.

“Related Parties Transactions” has the meaning given to it in Clause 17.3.1.

“ROHQ”  means  SPi  Global  Shared  Services  Pte.  Ltd.,  a  company  with  limited liability incorporated under the laws of Singapore, whose company number is 201206564C.

“ROHQ Locked Box Financial Statements” means (i) the audited financial statements (including the statements of assets, liabilities and head office account, the statements of total comprehensive income, the statements of changes in head office account, the statements of cash flows, and the accompanying notes to the financial statements) of the regional operating headquarters in the Philippines of ROHQ as at and for the years ended 31 December 2015 and the Last Accounting Date, prepared in accordance with the Philippine Financial Reporting Standards, together with (ii) the unaudited management accounts (including the balance sheet and the profit and loss statement) of ROHQ (excluding the regional operating headquarters in the Philippines of ROHQ) for the year ended the Last Accounting Date, prepared in accordance with the accounting policies of the Asia Outsourcing Group.

“ROHQ Purchase Price” means an amount equal to the sum of: (a) US$5,200,000, less (b) an amount allocated to ROHQ as set out in Clause 3.7 (if any).

“ROHQ Seller’s Account” means the bank account in the name of the ROHQ Seller with Bank of America N.A., Hong Kong Branch, account number 6055-80926-013 and SWIFT code BOFAHKHX or such other account as shall have been notified to the Buyer by the ROHQ Seller at least three Business Days before the Completion Process Commencement Date.

“ROHQ Shares” means 50,000 fully-paid ordinary shares in ROHQ, comprising the entire allotted and issued paid-up share capital of ROHQ.

“Sale Shares” means, collectively:

(a)	in the case where parties proceed with the Alternative Completion, the AOPH Shares and the ROHQ Shares to be sold by the AOPH Seller and the ROHQ Seller, respectively; and
(b)	in other cases, the AOPH Shares, the ROHQ Shares, the SPi India Majority Shares, the SPi India Minority Shares and the SPi China Shares.

“Sanctioned Person” means any person or organisation:

(a)	designated on the OFAC list of “Specially Designated Nationals and Blocked Persons”, or on any list of targeted persons issued under the Economic Sanctions Law of any other country;
(b)	that is, or is part of, a government of a Sanctioned Territory;
(c)	owned or controlled by, or acting on behalf of, any of the foregoing;
(d)	located within or operating from a Sanctioned Territory; or
(e)	otherwise targeted under any Economic Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries, as of the date of this Agreement, include Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine.

“Seller Entities” means the Sellers and the entities listed in the first column of Schedule 8.

“Seller Related Party” means any of (a) the Seller Group and its directors, employees and officers; (b) any person referred to in limb (a) of the definition of “CVC Party”; (c) the members of the PLDT group; (d) the directors of any Target Group Company and the Employees; and (e) Related Parties of the persons referred to in (d).

“Sellers’ Group Company” means Asia Outsourcing Alpha Limited or a company which is, from time to time, a subsidiary of Asia Outsourcing Alpha Limited, excluding the Target Group Companies and “Sellers’ Group” shall be construed accordingly.

“Sellers’  Solicitors”  means  Clifford  Chance  of  27th  Floor,  Jardine  House,  One Connaught Place, Hong Kong.

“Sellers’  Warranty”  means  a  statement  contained  in  Schedule  3  and  “Sellers’ Warranties” means all those statements.

“Senior Employees” means, collectively, the following employees:

(a)	Ratan Datta (Chief Executive Officer);
(b)	Kumar Subramaniam (Chief Finance Officer);
(c)	Marie Cecilia Ampeloquio (Chief People Officer);
(d)	John Prahbu (Senior Vice President);
(e)	Jishnu Gupta (Senior Vice President);
(f)	Dhaneesh Kumar (Senior Vice President); and
(g)	Mike O’Brien (Executive Vice President).

“Settled Claim” means an Escrow Claim in respect of which:

(a)	has been fully withdrawn by the Buyer;
(b)	the Buyer and the relevant Seller have agreed in writing that the relevant Escrow Claim be fully and finally settled; or
(c)	the arbitral tribunal has made a final determination, in accordance with Clause 25.

“SIHL” means SPi India Holdings (Mauritius), Limited, a limited liability company incorporated in Mauritius, whose company number is 48772 C2/GBL.

“SIHL Tax Demand” means any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of any Tax Authority from which it appears that a Tax Liability is, or is likely to be, incurred by or imposed on SIHL or its shareholder(s) in respect of the liability referred to in Clause 11.1.

“SPi China” means SPi Global (Xi’an) Information Technology Ltd., a limited liability company incorporated in the People’s Republic of China, whose company number is 91610131081048101A.

“SPi   China   Purchase   Price”   means   an   amount   equal   to   the   sum   of:

(a) US$2,600,000; less (b) an amount allocated to SPi China as set out in Clause 3.7 (if any).

“SPi China Shares” means the entire RMB 16,500,000 registered capital of SPi China.

“SPi CRM Group” means Relia, Inc. and any of its subsidiaries.

“SPi Healthcare Disposal” means the sale of shares in SPi Healthcare, Inc. pursuant to the stock purchase agreement entered into in April 2017 between SPi Technologies as seller and Adec Innovations, Ltd as buyer.

“SPi India” means SPi Technologies India Private Limited, a private company limited by shares incorporated in Pondicherry, India, whose company number is U22110PY1999PTC001459.

“SPi India Buyer Designee” means the Buyer Designee which is to be incorporated in India to purchase by itself and through its nominee the SPi India Majority Shares and the SPi India Minority Shares (in such proportion as such Buyer Designee deems fit).

“SPi  India  Majority  Purchase  Price”  means  an  amount  equal  to  the  sum  of:

(a) US$63,148,410, less (b) an amount allocated to SPi India in respect of the SPi India Majority Shares as set out in Clause 3.7 (if any).

“SPi India Majority Shares” means 1,510 equity shares in SPi India, comprising 59.97% of the allotted and issued share capital of SPi India.

“SPi  India  Minority  Purchase  Price”  means  an  amount  equal  to  the  sum  of:

(a) US$42,151,590, less (b) an amount allocated to SPi India in respect of the SPi India Minority Shares as set out in Clause 3.7 (if any).

“SPi India Minority Shares” means 1,008 equity shares in SPi India, comprising 40.03% of the allotted and issued share capital of SPi India.

“SPi Technologies” means SPi Technologies, Inc., a private company limited by shares incorporated in Philippines, whose company number is CS200407011.

“Target Companies” means AOPH, ROHQ, SPi India and SPi China, and each a “Target Company”.

“Target Group Companies” means, collectively, the Target Companies and each of the Target Subsidiaries as detailed in Schedule 1, and “Target Group Company”, “Target Group” and “member of the Target Group” shall be construed accordingly.

“Target Subsidiary” means any subsidiary of any of the Target Companies as referred to in Schedule 1 (for the avoidance of doubt, excluding the Non-Target Group Companies) and “Target Subsidiaries” means all those subsidiaries.

“Tax” means:

(a)

all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature, including, for the avoidance of doubt, any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions; and

(b)	all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any of the Target Group Companies or another person (and “Taxes” and “Taxation” shall be construed accordingly).

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority competent to impose a liability for or to collect Tax.

“Tax Warranty” means any statement contained in paragraph 4 of Part B of Schedule 3.

“Transaction Documents” means this Agreement, the Disclosure Letter and the Escrow Agreement.

“Transfer Date” has the meaning given to it in Clause 17.4.1. “Uninsured Tax Claim” has the meaning given to it in Schedule 9.

“US$” or “US Dollar” means the lawful currency of the United States of America.

“Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of this Agreement in respect of a breach of the Sellers’ Warranties (other than any Core Warranty).

“Working Hours” means 9:30am to 5:30pm on a Business Day.

“Wrong Pocket Cash” means the cash that a Sellers’ Group Company has received or receives during the period from the Locked Box Date to the date falling five (5) Business Days prior to the Completion Date

(both exclusive) for and on behalf of a Target Group Company in relation to the services that such Target Group Company performs for its customers.

“Wrong Pocket Employee” means the following employee of AOPH Seller: Bart Loevens.

1.2	In this Agreement, a reference to:
1.2.1	a “subsidiary” or “holding company” is to be construed in accordance with sections 13 to 15 of the Companies Ordinance;
1.2.2

a “person” includes a reference to any individual, firm, company, corporation or  other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether  or not having separate legal personality)  and  includes  a reference  to  that   person’s  legal  personal  representatives,  successors  and permitted assigns;

1.2.3

a “party” or “parties”, unless the context otherwise requires, is a reference to a  party or parties to this Agreement and includes a reference to that party’s legal personal representatives, successors and permitted assigns;

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Buyer and the Sellers;
1.2.5	a Clause, Paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;
1.2.6	a statutory provision includes a reference to:
(a)	the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and
(b)	any subordinate legislation made under the statutory provision (as so modified or re-enacted and whether before or after the date of this Agreement);
1.2.7

any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and any Hong Kong ordinance or regulation shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.8

liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other  instrument  includes  a  reference  to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.9	a time of day is a reference to the time in Hong Kong;
1.2.10	the singular includes the plural and vice versa; and
1.2.11	one gender includes all genders.
1.3	The ejusdem generis principle of construction shall not apply to this Agreement.

Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	The headings in this Agreement do not affect its interpretation.
1.5

A reference in this Agreement to the Sellers’ knowledge, awareness or belief of a fact, matter or circumstance means the actual knowledge of any of the following persons as at the date of this Agreement (without imposing any obligation on such persons to make enquiry of any other person):

1.5.1	the directors of each of the Sellers;
1.5.2	Ratan Datta, Kumar Subramaniam, Marie Cecilia Ampeloquio, John Prahbu, Jishnu Gupta, KG Govindarajan and Francis Victoria; and
1.5.3	Brian Hong and Xuan Wang.
1.6

and the Sellers shall not be required to make any enquiry of any other person nor shall the Sellers be deemed to have knowledge of any matter not within the actual knowledge of such persons at such time.

2.	SALE AND PURCHASE
2.1	At Completion, subject to and in accordance with the terms and conditions of this Agreement:
2.1.1

the AOPH Seller shall, and shall procure the other Seller Entities (other than the ROHQ Seller) to, sell to the Buyer or the applicable Buyer Designee, and the Buyer shall, and shall procure the applicable Buyer Designee to, purchase, the Sale Shares (other than the ROHQ Shares) free of any Encumbrance, together with all rights attaching to such Sale Shares as at Completion (including all dividends and distributions declared, paid or made in respect of such Sale Shares after the Completion Date);

2.1.2

the ROHQ Seller shall sell to the Buyer or the applicable Buyer Designee, and the Buyer shall, and shall procure the applicable Buyer Designee to, purchase, the ROHQ Shares free of any Encumbrance, together with all rights attaching to such shares as at Completion (including all dividends and distributions declared, paid or made in respect of such shares after the Completion Date).

2.2	The consideration of the Sale Shares shall be the Aggregate Purchase Price and the Buyer shall pay or procure the payment of:
2.2.1	the Escrow Completion Amount, less the amount to be deducted in accordance with Clause 3.7, in the manner set out in Clause 7.1.1 and Schedule 2;
2.2.2	the SPi India Majority Purchase Price and the SPi India Minority Purchase Price, in the manner set out in Schedule 2 or Schedule 2B (as the case may be); and
2.2.3	the Deferred Purchase Price (after deducting any amount payable accordance with Clause 2.3 pursuant to any Settled Claim (each a “Deferred Purchase Price Deduction”)), if any, as follows:
(a)	the first US$4.5 million of the Deferred Purchase Price to the AOPH Seller’s Account; and
(b)	the remaining portion of the Deferred Purchase Price to the Escrow Account,

in each case, on the earlier of (i) the date that falls 6 months after the date of this Agreement, or (ii) 31 December 2017.

2.3

Any amount payable under a Deferred Purchase Price Deduction shall first be applied to reduce the Buyer’s obligation to pay the portion of the Deferred Purchase Price payable pursuant to Clause 2.2.3(a), followed by the amount to be paid into the Escrow Account pursuant to Clause 2.2.3(b).

3.	LOCKED BOX
3.1

The AOPH Seller (in respect of the Target Group Companies other than ROHQ) and the ROHQ Seller (in respect of ROHQ) covenants and undertakes to the Buyer that in the period from (and excluding) the Locked Box Date up to (and including) the Completion Date (save to the extent comprising a Permitted Leakage):

3.1.1

no dividend or other distribution of profits or assets (whether in cash or in kind) has been or will be declared, paid or made by any Target Group Company or would be treated as having been paid or made by any Target Group Company to or for the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company);

3.1.2

no payments have been or will be made by or on behalf of a Target Group Company to or for the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company, and excluding any payments to the extent reimbursed to the relevant Target Group Company by or on behalf of such Seller Entity or Seller Related Party);

3.1.3

no share or loan capital of any Target Group Company has been or will be redeemed, repurchased or repaid or result in a payment to any Seller Entity or any Seller Related Party (but excluding any Target Group Company);

3.1.4	no amounts owed to a Target Group Company by any Seller Entity or any Seller Related Party (but excluding any Target Group Company) have been or will be waived or forgiven;
3.1.5	no assets or other economic benefits have been or will be transferred by a Target Group Company to any Seller Entity or any Seller Related Party (but excluding any Target Group Company);
3.1.6

no new liabilities have been or will be assumed or incurred (or any indemnity or guarantee given in respect thereof) by a Target Group Company for the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company);

3.1.7

no new Encumbrance has been created over any shares in or any of the assets of any Target Group Company in favour of or for the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company);

3.1.8

no management, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature have been or will be paid by or on behalf of a Target Group Company to or for the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company) or to any directors of any Target Group Company or any Employee;

3.1.9

no costs or expenses in relation to the sale of the Sale Shares, the CRM Disposal or Debt Refinancing and Recapitalization (including any professional advisers’ fees and any transaction or sale bonuses or other payments payable in relation thereto) have been or will be paid or incurred, by or on behalf of any Target Group Company;

3.1.10

no Target Group Company has amended or will amend the terms of its borrowing or indebtedness in the nature of borrowing owed by it to any Seller Entity or any Seller Related Party (but excluding any Target Group Company) to the benefit of any Seller Entity or any Seller Related Party (but excluding any Target Group Company);

3.1.11

no agreements, understandings or arrangements have been or will be entered into whereby the person directly benefiting from any of the matters referred to in Clauses 3.1.1 to 3.1.10 confers (directly or indirectly) a benefit on any Seller Entity or any of its Related Parties (but excluding any Target Group Company);

3.1.12

none of the Seller Entities and any of its Related Parties (but excluding any Target Group Company) has agreed or committed or will agree or commit to do any of the things set out in Clauses 3.1.1 to 3.1.11 (inclusive); or

3.1.13	no liability to Tax has arisen in respect of or as a consequence of any of the matters set out in Clauses 3.1.1 to 3.1.12 (inclusive) above.

3.2	The relevant Seller shall notify the Buyer in writing promptly if it becomes aware of a payment or transaction which constitutes or which might constitute a breach of Clause 3.1.
3.3

Subject always to Completion having taken place, in the event of any breach of Clause 3.1, the relevant Seller shall on demand by the Buyer pay to the Buyer, on a US Dollar for US Dollar basis, as a reduction of the relevant portion of the Aggregate Purchase Price, an amount that is equal to the amount received by, or the benefit obtained by, the relevant Seller Entity or any Seller Related Party in respect of any breach of any of the covenants and undertakings set out in Clause 3.1.

3.4

The Sellers shall notify the Buyer as soon as reasonably practicable upon becoming aware that any leakage has occurred between the Locked Box Date and the Completion Date in breach of Clause 3.1 (the “Leakage”). If any Leakage comes to the attention of the Buyer (through notification by the Sellers or otherwise) on or prior to the date falling five (5) Business Days prior to Completion, then, subject to the Seller agreeing in writing that such Leakage has occurred and agreeing the amount of such Leakage, the amount of such Leakage shall be deemed to be an “Agreed Leakage Amount”.

3.5	The Sellers and the Buyer agree that the Carved-Out Entities Settlement will be undertaken in accordance with Schedule 11 and in particular with the general principles set out in Schedule 11.
3.6	The Sellers and the Buyer agree:
3.6.1	the following shall be an Agreed Leakage Amount:
(a)	the Agreed Leakage Amount referred to in the Carved-Out Entities Settlement;
(b)

settlement of the net intercompany balances owed by the Target Group Companies to the Sellers’ Group Companies, being US$3,343,763 as at 31 March 2017 which as at the date of this Agreement are Disclosed in paragraph 20 of the Disclosure Letter;

(c)	to the extent the Wrong Pocket Cash is not remitted by SPi America LLC to SPIT on or prior to the Completion Date;
(d)	to the extent the Wrong Pocket Cash is not remitted by Non-Target Group Companies to Target Group Companies on or prior to the Completion Date as evidenced to the Buyer’s reasonable satisfaction; and
3.6.2	the amount referred to as “Leakage Credit” in the Carved-Out Entities Settlement (“Leakage Credit”) shall be set off against the Leakage Amount.
3.7

The Buyer shall be entitled to deduct the Agreed Leakage Amount from the Aggregate Purchase Price, allocated to the extent practicable (based on the entity in which the Leakage occurred) to the relevant part of, the Aggregate Purchase Price to be agreed between the Parties (acting reasonably).

3.8	A claim under Clause 3.3 shall be the sole remedy available (subject to Schedule 5) to the Buyer arising (directly or indirectly) from a breach of Clause 3.1.
4.	CONDITIONS
4.1	Completion is conditional on the following Conditions being satisfied on or before 5:00pm on the Long Stop Date:
4.1.1

the approval by the PCC or the expiry or termination of the waiting period (and any extension thereof) without any objection having been raised by the PCC, in each case under the mandatory merger control filing required under the PCA and its implementing rules in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder; and

4.1.2

following receipt of  complete  notifications,  the  competition  Authority  of Germany and Austria respectively issuing a decision allowing the parties to proceed with the transactions contemplated in this Agreement.

4.2	The actions and events set out in Schedule 2 shall occur in accordance with Clause 5.2 and Schedule 2 to effect Completion.
4.3

The Buyer and the Sellers shall make all reasonable efforts to achieve satisfaction of each of the Conditions set out in Clause 4.1, as soon as possible after the date of this Agreement and in any event no later than 5:00pm on the Long Stop Date. The Sellers shall co-operate with the Buyer, and shall procure that each Target Group Company co-operates with the Buyer, to provide reasonable assistance upon request in relation to the satisfaction of the Conditions set out in Clause 4.1.

4.4

If any Authority is prepared to grant its consent or approval which is required to fulfil a Condition only subject to compliance with specific conditions or obligations to be imposed upon the Buyer, the Buyer shall only be required to accept such conditions and obligations  and the relevant Condition shall only be deemed satisfied, if the acceptance and/or compliance with all such conditions and/or obligations would not require material cost or expense or disposal of any material asset.

4.5	The Buyer shall keep the Sellers informed as to the progress towards satisfaction of the Conditions set out in Clause 4.1 and shall promptly:
4.5.1

notify the Sellers and provide to the Sellers copies of any material communications from any governmental or regulatory body or other person in relationto obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Sellers;

4.5.2

provide the Sellers with draft copies of all material submissions and communications to any governmental or regulatory body or other person in relation to obtaining any consent, approval or action at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and promptly provide the Sellers with copies of all such submissions and communications in the form submitted or sent; and

4.5.3

where requested, and permitted by the relevant Authority allow persons nominated by the Sellers to attend any meeting or telephone call with any governmental or regulatory body or other person in relation to obtaining any consent, approval or action, provided that nothing in this Clause 4.5 shall require the Buyer to disclose to the Sellers any information which is commercially sensitive in respect of the business and operations of the Buyer’s Group.

4.6	If, at any time, the Buyer becomes aware of a fact, matter or circumstance that would be likely to prevent a Condition from being satisfied, it shall promptly inform the Sellers in writing.
4.7	If any Condition has not been satisfied by 5:00pm on the Long Stop Date, this Agreement shall automatically terminate with immediate effect.
4.8

Each party’s further rights and obligations cease immediately on termination (excluding those under Clauses 18, 19, 20, 21, 22, 23, 24 and 25), but termination does not affect a party’s accrued rights and obligations at the date of termination.

5.	COMPLETION
5.1

Subject to Clause 6, Completion shall take place at the offices of the Sellers’ Solicitors (or at any other location mutually agreed by the Sellers and the Buyer in writing) and shall commence on the date referred to below in Clauses 5.1.1 or 5.1.2 which shall not be earlier than 21 August 2017 (or any other date mutually agreed by the Sellers and the Buyer in writing) (the “Completion Process Commencement Date”):

5.1.1

subject to Clause 5.1.2, the steps to effect Completion shall commence on the date falling five (5) Business Days after the date (not being earlier than 21 August 2017 or later than the Long Stop Date) on which the last of the Conditions to be satisfied or waived is satisfied or waived; or

5.1.2	if:
(a)	all the Conditions have been satisfied or waived on any day prior to the Long Stop Date; and
(b)	the Buyer elects, by notice in writing to the Sellers, to postpone the date of Completion,

then the steps to effect Completion in Schedule 2  shall commence on the date falling two (2) weeks after the original date referred to in Clause 5.1.1.

5.2

To effect Completion, each of the AOPH Seller and ROHQ Seller shall, and shall procure that the relevant Seller Entity shall, and the Buyer shall and shall procure that the relevant Buyer Designee shall, do all those things respectively required of it in Schedule 2. The AOPH Seller and the ROHQ Seller shall procure that each Target Group Company co-operates with and provides, and the Buyer shall, and shall procure each Buyer Designee, co-operate with and provide, in each case all assistance upon written request to the other parties in relation to the performance and completion of all those things and actions set out in Schedule 2. Completion shall be regarded to have occurred only upon the completion of all of the things and actions set out in Schedule 2 unless the parties otherwise agree in writing (the date on which all of such things and actions have been completed, being the “Completion Date”).

5.3	None of the parties is obliged to complete this Agreement and Completion shall subject to Clause 5.4.3 not have occurred unless:
5.3.1	the other party complies with all of its obligations under this Clause 5 and Schedule 2;
5.3.2	the sale and purchase of all the Sale Shares is completed in accordance with Schedule 2; and
5.3.3	all of the actions described in Schedule 2 have been completed, unless the parties otherwise agree in writing.
5.4

If Completion does not take place within seven (7) Business Days following the Completion Process Commencement Date because a party fails to comply with any of its obligations under this Clause 5 and Schedule 2 (whether such failure by the party amounts to a repudiatory breach or not), the other party may by notice to the first party:

5.4.1	postpone Completion to a date not more than 20 Business Days after the Completion Process Commencement Date and not later than the Long Stop Date;
5.4.2	terminate this Agreement; or
5.4.3	proceed to Completion to the extent practicable including taking steps to give effect to an Alternative Completion.
5.5

If either party postpones Completion to another date in accordance with Clause 5.4.1, the provisions of this Agreement apply as if that other date on which all the steps and actions set out in Schedule 2 having been completed, is the Completion Date.

5.6

If any of the parties terminate this Agreement pursuant to Clause 5.4.2 or 6.2.2, each party’s further rights and obligations cease immediately on termination (excluding those under Clauses 18, 19, 20, 21, 24 and 25), but termination does not affect a party’s accrued rights and obligations at the date of termination.

6.	ALTERNATIVE COMPLETION
6.1

If (a) all the Conditions have been satisfied or waived on or prior to the Long Stop Date and (b) Completion does not occur on or prior to the Long Stop Date, each of the AOPH Seller and ROHQ Seller shall, and the Buyer shall:

6.1.1	do all those things respectively required of it in Schedule 2B on the third Business Day immediately following the Long Stop Date (the “Alternative Completion Date”); and

6.1.2

execute and deliver all such documents and do all such things as is reasonably required for the purpose of giving full effect to the Alternative Completion and to secure for each of the parties the full benefit of the rights, powers and remedies conferred upon it for the purchase and sale of the AOPH Shares and ROHQ Shares, including, if necessary, amending various provisions of this Agreement.

The Sellers shall procure that each of AOPH and ROHQ co-operates, and the Buyer shall co-operate, with and provide all assistance upon written request to the other parties in relation to the performance and completion of all those things and actions set out in Schedule 2B. Completion of the sale and purchase of the AOPH Shares and ROHQ Shares in accordance with Schedule 2B (the “Alternative Completion”) shall be regarded to have occurred only upon the completion of all of the things and actions set out in Schedule 2B, unless the Sellers and the Buyer otherwise agree in writing.

6.2

If Alternative Completion does not take place on the Alternative Completion Date because the Sellers or the Buyer fails to comply with any of its obligations under this Clause 6 and Schedule 2B (whether such failure by the party amounts to a repudiatory breach or not), the other party may by notice to the first party:

6.2.1	postpone Alternative Completion to a date not more than 20 Business Days after the Alternative Completion Date;
6.2.2	terminate this Agreement; or
6.2.3	proceed to Alternative Completion to the extent practicable.
7.	ESCROW
7.1	Each of the Sellers and the Buyer agree that:
7.1.1	the Buyer shall deposit the Escrow Completion Amount to the Escrow Account on the earlier of (i) the Completion Process Commencement Date and

(ii) the Alternative Completion Date;

7.1.2

the Buyer shall deposit the SPi India Minority Purchase Price to the bank account of the SPi India Buyer Designee for the SPi India Minority Shares in India by way of electronic transfer in immediately available funds for same day value on the Completion Process Commencement Date and deliver evidence to the Sellers of such remittance;

7.1.3

the Buyer shall deposit the SPi India Majority Purchase Price to the bank account of the SPi India Buyer Designee for the SPi India Majority Sale Shares in India by way of electronic transfer in immediately available funds for same day value on the Completion Process Commencement Date and deliver evidence to the Sellers of such remittance;

7.1.4	the money in the Escrow Account shall only be used in accordance with the provisions set out in this Clause 7 and in the Escrow Agreement;
7.1.5

if Completion does not occur on or prior to the Long Stop Date (or in the case of an Alternative Completion, on the proposed Alternative Completion Date (as may be postponed pursuant to Clause 6.2)), the Sellers and Buyer shall jointly instruct the Escrow Agent to release all monies in the Escrow Account to the Buyer within three (3) Business Days of the Long Stop Date or the proposed Alternative Completion Date (as applicable);

7.1.6

the parties shall jointly instruct the Escrow Agent, within the timeframes set out in the relevant paragraph of Schedule 2 or Schedule 2B (as the case may be), to pay such monies from the Escrow Account as may be necessary to discharge the Buyer’s obligations under paragraphs 4.4, 5.3 and 6.3 of Schedule 2 (or, in the case of the Alternative Completion, paragraphs 2.3 and 3.3 of Schedule 2B) as part of the steps to effect Completion;

7.1.7

following the deposit of the relevant portion of the Deferred Consideration into the Escrow Account in accordance with Clause 2.2.3, the Buyer shall be entitled to be paid monies from the Escrow Account pursuant to an Escrow Claim, in accordance with the provisions set out in this Clause 7;

7.1.8	it shall ensure that all rights to the Escrow Account remain free from any Encumbrance, set off or counterclaim except as referred to in this Clause 7; and
7.1.9	the costs of the Escrow Agent in relation to the Escrow Account and the Escrow Agreement shall be shared as to 50% by the Sellers and as to 50% by the Buyer.
7.2

Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account (if any) shall be added to the money standing to the credit of the Escrow Account and shall form part of it for the purposes of this Clause 7.

7.3

Upon any Escrow Claim becoming a Settled Claim in respect of which it has been finally agreed or determined that an amount is due and payable by the relevant Seller to the Buyer, the Buyer shall be entitled to be paid from the Escrow Account the amount which has been finally agreed or determined to be so due and payable in satisfaction of the relevant Seller’s liability in respect of such Settled Claim.

7.4

At any time the Sellers may deliver to the Buyer a guarantee executed on behalf of the CVC Fund III, in a form reasonable satisfactory to the Buyer, and together with such evidence as is reasonably required by the Buyer as to the financial substance of the CVC Fund III supporting the guarantee, to guarantee payment of an amount up to the balance standing to the credit of the Escrow Account at such time on behalf of the Sellers. Upon the delivery of such guarantee to the Buyer, an equivalent amount of the money standing to the credit of the Escrow Account shall be released to the AOPH Seller’s Account.

7.5

On the date that falls 36 months after the Completion Date, the money then standing to the  credit of the Escrow Account less the total of the then outstanding amounts claimed by  the Buyer in accordance with this Agreement in respect of any Escrow Claim (the “Outstanding Amounts Claimed”), shall be released to the AOPH Seller.

7.6

All or any part of the Outstanding Amounts Claimed shall cease to form part of the Outstanding Amounts Claimed and be released to the AOPH Seller or the Buyer (as appropriate) upon the earliest to occur of:

7.6.1	the Escrow Claim to which the relevant part of the Outstanding Amounts Claimed relates becomes a Settled Claim;
7.6.2

it being agreed between the Buyer and the relevant Seller that the Outstanding Amounts Claimed in respect of any Escrow Claim be reduced, in which case the amount of such reduction shall cease to form part of the Outstanding Amounts Claimed; and

7.6.3

if proceedings on any underlying Escrow Claim have not by such time been properly issued and validly served on the relevant Seller, on the date falling six (6) months after the relevant Seller’s receipt of the written notice of the Escrow Claim given by the Buyer, in which case the whole amount of such Escrow Claim shall cease to form part of the Outstanding Amounts Claimed.

7.7

If either the relevant Seller, on the one hand, or the Buyer, on the other hand, is entitled to money from the Escrow Account, the relevant Seller and the Buyer shall, within ten (10) Business Days of the date on which the entitlement arises, jointly instruct the Escrow Agent in writing to release the money to the AOPH Seller’s Account (where the Sellers are entitled to money from the Escrow Account) or the Buyer’s Account (where the Buyer is entitled to money from the Escrow Account), as the case may be, in accordance with Clause 21.8.

8.	WARRANTIES
8.1

The AOPH Seller warrants to the Buyer that, at the date of this Agreement and as at Completion, each Sellers’ Warranty set out in paragraphs 1, 2, 4, 5, 6 and 7 of Part A of Schedule 3 is true and accurate.

8.2

The ROHQ Seller warrants to the Buyer that, at the date of this Agreement and as at Completion, each Sellers’ Warranty set out in paragraphs 1, 3, 4, 5, 6 and 7 of Part A of Schedule 3 is true and accurate.

8.3	Each Seller warrants to the Buyer that, at the date of this Agreement and as at Completion, each Sellers’ Warranty set out in Part B of Schedule 3 is true and accurate.
8.4

Each of the Sellers’ Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other representation, warranty or term of this Agreement and each of the Sellers’ Warranties set out in Part B of Schedule 3 is qualified by all matters and circumstances Disclosed.

8.5

If at any time prior to or at Completion, the Sellers, any member of the Sellers’ Group or any of the Target Group Companies become aware that any matter would or would be reasonably likely to constitute a breach of any Sellers’ Warranty, the Sellers shall promptly notify the Buyer in sufficient detail to enable the Buyer to make a reasoned assessment of the  situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Buyer).

8.6

The Buyer acknowledges and agrees that, except for the Sellers’ Warranties, none of the Sellers gives any warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, statements of intent or statements of opinion) provided to the Buyer or any of its advisers or agents (howsoever provided).

8.7	The Buyer warrants to each Seller that each Buyer’s Warranty is true and accurate at the date of this Agreement.
8.8

Each of the Seller waives and shall procure that all members of the Sellers’ Group and all CVC Parties (excluding all CVC Portfolio Companies) shall waive any rights and remedies they may have against any Target Group Companies or any of their respective present or former employees, directors, agents, officers or advisers with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof other than in the case of fraud and agrees that no such rights or remedies shall constitute a defence to any claim by the Buyer under this Agreement.

9.	TAX COVENANT
9.1	The Sellers covenant to the Buyer on the terms set out in Schedule 9.
10.	PRE-COMPLETION CONDUCT
10.1	Between the execution of this Agreement and Completion:
10.1.1	each Seller shall cause each Target Group Company to conduct its business, in the ordinary course consistent with past practice and policies; and
10.1.2

the AOPH Seller undertakes to carry out the steps set out in Schedule 7 and use reasonable endeavours to keep the Buyer informed (and on the third Business Day prior to Completion Process Commencement Date, deliver all supporting documents reasonably requested by the Buyer to reflect completion of such steps) as to the progress towards the actions taken with respect to such undertaking and the satisfaction of the AOPH Seller’s obligation with respect to such undertaking.

10.2

Without prejudice to the generality of and subject to Clause 10.1, each Seller undertakes to procure that, between the date of this Agreement and Completion, each Target Group Company shall not, except (a) as may be required to comply with this Agreement, or (b) as required by applicable Laws or regulations, without the prior written consent of the Buyer:

10.2.1	amend the constitutional documents of a Target Group Company;
10.2.2	dispose of, create, allot or issue, acquire, repay, redeem or grant an option to subscribe for, any share capital, loan capital of any Target Group Company;
10.2.3	acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person;

10.2.4	enter into any demerger transaction or participate in any other type of corporate reconstruction;
10.2.5	dispose of, or agree to dispose of, any asset with a value or consideration exceeding US$1,000,000; or acquire, or agree to acquire, any asset with a value or consideration exceeding US$1,000,000;
10.2.6

enter into any agreement or arrangement with any Seller or any Seller Related Party other than any agreement or arrangement with any member of the PLDT group in the ordinary course of business or any agreement or arrangement entered into in accordance with Clauses 10.2.11 and 10.2.12;

10.2.7	conclude, amend or terminate a material agreement, arrangement or obligation outside the ordinary course of its business;
10.2.8	amend, waive any term of, or terminate any Material Contract (other than to seek or agree to change of control waivers);
10.2.9

make any change to its accounting and tax reporting practices or policies or amend its constitutional documents except as required by Law or to comply with a new accounting standard in any relevant jurisdiction;

10.2.10

create, grant, issue or vary any Encumbrance over, or sell or dispose of, the Sale Shares, any interest in any share or loan capital or other security, assets or undertaking of any of the Target Group Companies;

10.2.11

make any changes (other than those required by Law) to the terms and conditions of employment (including the provision of any contractual or non- contractual benefits) of the Senior Employees (including granting any new options or other entitlements under existing schemes or benefits) (other than changes to remuneration which in aggregate do not exceed US$100,000);

10.2.12

make any changes (other than those required by Law) to the terms and conditions of employment (including the provision of any contractual or non- contractual benefits) of the Employees (including granting any new options or other entitlements under existing schemes or benefits) (other than changes to remuneration made in the ordinary course of business consistent with past practices);

10.2.13	declare, make or pay a dividend or other distribution (whether in cash, stock or in kind) (except for any distribution to any Target Group Company) or make any reduction of its paid-up share capital;
10.2.14	incur any capital expenditure in excess of US$1,000,000 in the aggregate in excess of the amounts as specified for capital expenditure in the Annual Budget;
10.2.15

borrow any money or enter into any agreement for the purposes of borrowing, interest rate swaps, foreign exchange contracts or other derivative instruments (except in the case of foreign exchange contracts and working capital facilities as required in the ordinary course of business consistent with past practices);

10.2.16

grant or modify the terms of any loans or other financial facilities or any guarantees or indemnities for the benefit of any person (except in the case of loans to Employees as required in the ordinary course of business consistent with past practice);

10.2.17	enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;
10.2.18

enter into any lease, lease hire or hire purchase agreement or agreement for payment on  deferred  terms  (except  as  required  in  the  ordinary  course  of business and in each case for an amount or value not exceeding US$1,000,000 in the aggregate);

10.2.19	institute, engage in or settle any legal proceedings (except in respect of debt collection in the ordinary course of business);
10.2.20

engage or employ or make any offer to employ any new person with annual base salary in excess of US$150,000 (excluding bonuses or other benefits), other than the Wrong Pocket Employee pursuant to Clause 17.4;

10.2.21

make any amendment, other than solely to comply with legislative requirements, to any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors, officers or Employees of any of the Target Group Companies or any of their dependants; or

10.2.22	enter into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing.
10.3

If at any time prior to or at Completion, the Sellers, any member of the Sellers’ Group or any of the Target Group Companies become aware that any of the matters set out in this Clause 10 has occurred or that any of the actions set out in Schedule 2 cannot be completed, or there is a reasonable expectation that any of the matters set out in this Clause 10 might occur or that any of the actions set out in Schedule 2 cannot be completed, the Sellers shall immediately:

10.3.1

notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Buyer); and

10.3.2	if requested by the Buyer, use its best endeavours to procure that the notified occurrence is prevented or remedied.
11.	BUYER’S INDEMNIFICATION AND UNDERTAKING
11.1	Subject always to Completion having taken place, the Buyer covenants with the AOPH Seller to pay to the AOPH Seller an amount equal to the sum of:
11.1.1

any Tax liability arising in respect of Indian capital gains tax of SIHL or its shareholder(s) arising as a result of the Indian tax authorities disallowing or ruling against any waiver or exemption under the India-Mauritius Treaty relied upon by SIHL in respect of the transfer of the SPi India Minority Shares from SIHL to the SPi India Buyer Designee after the Completion Date; and

11.1.2	all the costs and expenses reasonably and properly incurred in taking any action in connection with or defending any investigation made by any Indian Tax Authority in relation to Clause 11.1.1 above.
11.2	The Buyer shall not be liable under Clause 11.1 above:
11.2.1

to the extent that the Tax liability in question arises or is increased as a result of a change in legislation or a change in the administrative or published practice of any Tax Authority or an increase in the rates of Tax, in each case taking effect after the Completion Date and retrospectively and not prospectively in force or announced at the date of this Agreement;

11.2.2

to the extent that the Tax liability in question would not have arisen but for a voluntary act (including the making or failure to make any claim, election, surrender or disclaimer or the giving or failure to give any notice in relation to Tax) of SIHL or its shareholder(s) after the Completion Date but only in circumstances where the Sellers knew or ought to have known that the liability in question would have arisen as a result of the voluntary act and where an alternative  course  of  action  was  available  that  would  have  reduced  or eliminated the liability;

11.2.3	to the extent that a Relief is available to SIHL or its shareholder(s) at no cost to SIHL or its shareholder(s), as the case may be, to set against or otherwise mitigate the Tax liability; or

11.2.4	to the extent that the amount of the Tax liability in question has been recovered from a person without cost to SIHL or its shareholder(s).
11.3	If the AOPH Seller or SIHL becomes aware of a SIHL Tax Demand which would or might reasonably be expected to give rise to a liability for the Buyer or the SPi India Buyer Designee:
11.3.1

the AOPH Seller shall give notice to the Buyer of the SIHL Tax Demand (including reasonably sufficient details of the SIHL Tax Demand) (in writing no later than five (5) Business Days) after the AOPH Seller or SIHL becomes aware of the SIHL Tax Demand (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the Buyer under this Clause 11);

11.3.2

subject to other provisions of this Clause 11, AOPH Seller shall not and shall procure that SIHL shall not make any admission of liability, consent to the entry of any judgment or enter into any settlement or compromise in relation to any SIHL Tax Demand, or make any payments, or deposit any monies or issue any bank guarantee or otherwise communicate in writing with any Tax Authority or any person acting for or on behalf of any Tax Authority in relation to any SIHL Tax Demand, without the Buyer’s prior written consent.

11.4

Provided the SIHL Tax Demand does not exceed or might not reasonably be expected to exceed the Buyer’s total liability limit of US$8,000,000 under Clause 11.8 (with the expectation as to Buyer’s total liability under the SIHL Tax Demand to be evidenced by the Buyer’s Tax or legal adviser), the Buyer may elect to defend any SIHL Tax Demand in accordance with the terms of this Clause 11. If it so elects, it shall and at its own expense, be entitled to take any of the following actions:

11.4.1	leading discussions and negotiations with any Tax Authority and other regulatory and Governmental Authority in relation to such SIHL Tax Demand;
11.4.2

in the case of correspondence or documents which are not required by Law to be executed and/or submitted by SIHL, preparing and submitting to the Tax Authorities, to the extent lawful, any such correspondence and documents as the Buyer may deem fit, in the name of and on behalf of SIHL, in connection with such SIHL Tax Demand and in the case of documents which are required by Law to be executed and/or submitted by SIHL, prepare such documents for execution and/or submission by SIHL, as the case may be;

11.4.3	appointing and providing instructions to any legal and/or tax advisers, including any and all counsel, barristers and advocates in relation to such SIHL Tax Demand;
11.4.4

agreeing the terms of any monetary settlement of such SIHL Tax Demand with the Tax Authorities, subject to giving the AOPH Seller a prior written notification detailing the monetary settlement of such SIHL Tax Demand and the terms relating thereto; and

11.4.5	having conduct and control of any and all court proceedings and court filings in relation to such SIHL Tax Demand.

If the SIHL Tax Demand exceeds or might reasonably be expected to exceed the Buyer’s total liability limit of US$8,000,000 under Clause 11.8 (with the expectation as to Buyer’s total liability under the SIHL Tax Demand to be evidenced by the Buyer’s Tax or legal adviser), the Buyer shall not be entitled to lead and/or control the defence, conduct and resolution of the SIHL Tax Demand pursuant to this Clause 11.4 or Clause 11.5 and the actions to defend, conduct and resolve the SIHL Tax Demand under this Clause 11.4 or Clause 11.5 shall be undertaken jointly by and/or subject to the mutual agreement of the AOPH Seller and the Buyer.

11.5

Subject to the immediately preceding paragraph in the event Buyer elects to control the preparation, prosecution, defence or conduct of any proceedings in relation to a SIHL Tax Demand, AOPH Seller shall procure that SIHL shall at the expense of the Buyer take any of the following actions (including legal proceedings or  making claims under any insurance policies, if available) as the Buyer may reasonably require to dispute, resist, defend, appeal, compromise or mitigate the underlying matter, circumstance or SIHL Tax Demand:

11.5.1

keep the Buyer promptly informed of any new facts, circumstances, material developments (including any queries, correspondence and meetings with or from any relevant Tax Authority) as they arise with respect to such SIHL Tax Demand, and shall provide the Buyer with copies of all correspondence and documentation and such other information, assistance and access to records as they reasonably require, in each case, relating to the SIHL Tax Demand or action referred to in this Clause 11;

11.5.2

execute suitable powers of attorney, authority letters in favour of the Buyer or its authorized representative and/or such other documents as may be reasonably necessary or expedient in Buyer’s opinion in order for Buyer to control the preparation, prosecution, defence or conduct of any proceedings in relation to such SIHL Tax Demand;

11.5.3

execute and submit (to any Tax Authority or other relevant judicial authority) such pleadings, filings, affidavits and other documents which the Buyer may reasonably request SIHL to execute and submit in relation to the preparation, prosecution, defence or conduct of any proceedings in relation to such SIHL Tax Demand; and

11.5.4

allow the Buyer to take such action with respect to the preparation, prosecution, defence or conduct of any proceedings in relation to such SIHL Tax Demand and/or the underlying matter of such SIHL Tax Demand, in such manner as the Buyer deems fit, subject to the AOPH Seller and SIHL being fully and promptly informed of the preparation, prosecution, defence or conduct of any proceedings in relation to such SIHL Tax Demand.

11.6

The rights of the Buyer under Clauses 11.4 and 11.5 (other than the right to receive notice) are subject to the Buyer having indemnified the AOPH Seller and/or SIHL (as applicable) against all costs reasonably and properly incurred and any further liability to Tax which may be incurred in connection with any such action as is referred to in Clauses 11.4 and 11.5.

11.7

If the Buyer does not elect to defend any SIHL Tax Demand within 20 Business Days of receipt of notice by the Buyer under Clause 11.3.1, or does not indemnify the AOPH Seller and/or SIHL as required by Clause 11.1 within a reasonable period of time following written request from the AOPH Seller to the Buyer for the same, the AOPH Seller shall be free to satisfy or settle the relevant liability on such terms as it may reasonably think fit.

11.8

Notwithstanding any other provision in this Agreement, the Buyer’s total liability in respect of Clauses 11.1 and 11.3 to 11.7 is limited to US$8,000,000 and the Buyer shall not be liable under such Clauses after the date which is three (3) years from Completion Date.

11.9	The Buyer shall not be liable under Clauses 11.1 and 11.3 to 11.7 to the extent that the liability imposed on SIHL or its shareholder(s) referred to in Clause 11.1 is caused by:
11.9.1	the breach by the AOPH Seller of its undertaking in Clause 10.1.2 to carry out the steps set out in Schedule 7;
11.9.2

the failure by the AOPH Seller to procure that SIHL maintains its corporate existence, and is not liquidated, wound up, placed in receivership or the subject of any insolvency or similar proceedings, for a period of two (2) years after the Completion Date; and/or

11.9.3	the breach of the AOPH Seller’s obligations under Clause 11.3.
11.10

If the Buyer makes a payment to the AOPH Seller pursuant to Clause 11.1 above (a “Buyer Indemnity Payment”), and the AOPH Seller (or any member of the Seller’s Tax Group) receives a refund in respect of such Buyer Indemnity Payment, the AOPH Seller shall pay an amount to the Buyer which the AOPH Seller determines (acting in good faith) will leave it (or any member of the Seller’s Tax Group, as appropriate), after making that payment, in the same after-tax position as it would have been had the Buyer not been required to make the Buyer Indemnity Payment.

11.11

The Buyer undertakes to each Seller that it shall not terminate, amend or vary any term or condition of the equity commitments or debt commitments from the Buyer’s financing sources (the terms and conditions of which the Buyer has provided to the Sellers) in the case of the debt commitments in any manner which would adversely affect the Buyer’s and the ability to fulfil its payment obligations pursuant to this

Agreement and in the case of the equity commitments in any manner whatsoever (other than to effect a reallocation of commitments as between the existing committed investors) without the Seller’s prior written consent, and the Buyer shall comply with all such terms and conditions to ensure that the relevant facilities become available to the Buyer for drawdown to fulfil its payment obligations pursuant to this Agreement.

12.	cRM CLAIMS
12.1	Subject always to Completion having taken place:
12.1.1	the Sellers covenant and undertake to pay, subject to Clause 12.5, to the Buyer within 10 Business Day following the Cut-off Date an amount equal to:

A + B

where:

A = the aggregate CRM Payables 2016 which are referred to as ‘agreed but unpaid’ in Part B of Schedule 10 which remain outstanding as at the date falling 5 Business Days prior to the earlier of (i) six months after Completion Date and (ii) 31 December 2017 (the “Cut-Off Date”); and

B = the aggregate CRM Receivables 2017 which remain unpaid to the Target Group as at the Cut-Off Date,

provided that in the case of B above the Buyer covenants and undertakes that, if at any time after payment by the Sellers to the Buyer of such unpaid CRM Receivables 2017, the Buyer or any Target Group Company receives payment of any part or all of such amount from the SPi CRM Group, the Buyer shall pay within 10 Business Days following receipt of such amount to the AOPH Seller (or its Affiliate as designated by the AOPH Seller in writing) any such amount.

12.1.2

the Buyer covenants and undertakes to pay to the AOPH Seller (or its Affiliate as designated by the AOPH Seller in writing) within 10 Business Days of receipt of any CRM Receivables 2016 received by the Buyer or any Target Group Company within the 12 months following the Cut-Off Date net of any costs incurred and Tax payable by any Target Group Company.

12.2

In relation to each matter relating to or item constituting any of the CRM Receivables 2016, the CRM Payables 2016 or the CRM Receivables 2017, the Sellers shall continue to conduct the proceedings and/or negotiation with the counterparty(-ies) and, in relation to such matters or items which would or might give rise to an obligation to pay under Clause 12.1:

12.2.1

the Buyer shall, and shall ensure that the Target Group Company will, provide to the Sellers and their advisers, at the Sellers’ cost, all reasonable cooperation and assistance for the purposes of investigating the matter and enabling the Sellers to take any action to resolve the matter; and

12.2.2	the Buyer shall not, and shall ensure that no Target Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Sellers,

and the Buyer shall promptly forward to the Sellers any correspondences received by the Target Group or the Buyer’s Group from the relevant counter-parties or any Authority relating to any of the CRM Receivables 2016, the CRM Payables 2016 or the CRM Receivables 2017.

12.3	The Sellers covenant and undertake to pay the Buyer an amount equal to any Losses incurred by the Target Group arising out of any Event occurring prior to Completion in respect of:
12.3.1	any amounts payable by any of the Target Group Companies to the SPi CRM Group (other than the CRM Payables 2016 which are referred to as “agreed but unpaid” in Part B of Schedule 10); and

12.3.2	amounts claimed against any of the Target Group Companies by Relia Inc. as a result of or arising out of the CRM Disposal.

In this Clause 12, “Losses” means all losses, liabilities, damages, claims, demands, proceedings, costs and expenses (including reasonable legal and other professional fees), penalties imposed by any Authority (in each case, excluding any punitive, indirect or consequential loss (including loss of profit) unless and to the extent such loss is a reasonable foreseeable consequence of such Event); and the term “Event” includes (without limitation) any event, transaction (including, without limitation, the execution of this Agreement and Completion), act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature whatsoever and whether or not the Buyer or any Target Group Company is a party to it.

12.4

In relation to each matter relating to or item constituting any Loss, the Sellers may elect to conduct the proceedings and/or negotiation with the counterparty(-ies) and, in relation to such matters or items which would or might give rise to an obligation to pay under Clause 12.3:

12.4.1	the Buyer shall promptly give notice to the Sellers of the matter and shall consult with the Sellers with respect to the matter;
12.4.2

the Buyer shall, and shall ensure that the Target Group Company will, provide to the Sellers and their advisers, at the Sellers’ cost, all reasonable cooperation and assistance for the purposes of investigating the matter and enabling the Sellers to take any action to resolve the matter; and

12.4.3	the Buyer shall not, and shall ensure that no Target Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Sellers,

and the Buyer shall promptly forward to the Sellers any correspondences received by the Target Group or the Buyer’s Group from the relevant counterparty(-ies) or Authority relating to any Event or Loss referred to in Clause 12.3.

12.5

If any such amount payable under Clause 12.1.1 or 12.3 comes to the attention of the Buyer (through notification by the Sellers or otherwise) prior to payment of the Deferred Consideration in accordance with Clause 2.2.3, such amount, subject to the Sellers agreeing to such amount (acting reasonably), shall be deemed to reduce the Aggregate Purchase Price and the Buyer shall be entitled to deduct such amount from the Deferred Purchase Price, otherwise such amount shall become the subject of an Escrow Claim.

12.6

The Sellers undertake that as at the date of this Agreement, the CRM Payables 2016, the CRM Receivables 2016 and the CRM Receivables 2017 accurately reflect the amounts alleged to be payable, or claimed (as applicable).

13.	LIMITATIONS ON THE SELLERS’ AND BUYER’S LIABILITY
13.1	Each Seller’s liability for Claims shall be limited or excluded, as the case may be, as set out in Schedule 5.
13.2

The Buyer’s total liability in respect of all claims under this Agreement and/or the Transaction Documents shall not exceed the Aggregate Purchase Price. Nothing in this Clause 13 shall have the effect of limiting or restricting any liability of the Buyer’s fraud or wilful misconduct or wilful concealment.

14.	SELLERS MATTERS
14.1

From the date of this Agreement to Completion, the Sellers procure that each Seller Entity appoints the ROHQ Seller (or such other Seller’s Group Company as may be notified to the Buyer from time to time with no less than two Business Day prior notice) to act as the Seller Entity’s representative (the “Seller Representative”) and to represent each Seller Entity for the purposes contemplated by this Agreement.

14.2

Notices given by the Buyer to the Seller Representative in accordance with this Agreement shall be a valid notice to the Seller Entities. All instructions, consents and approvals received by the Buyer from the Seller Representative in accordance with this Agreement shall be deemed a valid instruction, consent or approval (as the case may be) from the Seller Entities.

15.	INSURANCE

On or prior to the date of this Agreement, the Buyer shall take out an Insurance Policy, and:

15.1

the Buyer shall fully pay and settle the premium in respect of the Insurance Policy, the brokerage fee payable to the broker who arranges the Insurance Policy and all other costs and expenses of the broker or the underwriter payable in order to put the Insurance Policy in place (together with, in each case, any applicable Taxes thereon), in each case, within the time period prescribed for such payment in the Insurance Policy; and

15.2

provide evidence reasonably satisfactory to the Seller Representative that the Insurance Policy is unconditionally valid and in effect, and the Sellers shall use commercially reasonable efforts to assist the Buyer to do so.

16.	CERTAIN PRE AND POST CLOSING UNDERTAKINGS
16.1	Undertaking in relation to the PCA Notification

From the date of this Agreement, each of the Sellers on the one hand and the Buyer on the other hand shall:

16.1.1

use its reasonable best efforts to provide any supplemental information requested by the PCC or any regulator or government body pursuant to applicable Law in connection with the PCA Notifications as soon as practicable after such request is made;

16.1.2

without limiting the generality of Clause 4.4, procure their respective Affiliates to furnish to the other party such information and assistance as the other may reasonably request in connection with the PCA Notifications, or any other filing or submission which is otherwise requested by the PCC or any other Authority in relation to the transactions contemplated under this Agreement, other than information which is deemed by the Buyer or the Sellers, as the case may be, to be commercially sensitive information to it or its Affiliates.

16.2	From the date of this Agreement, each of the Sellers undertake to procure that the Target Group Companies shall on or prior to Completion:
16.2.1

use its reasonable endeavours to obtain written consent from (a) 788 Morris Turnpike LLC, as lessor in respect of the lease of the property at 788 Morris Turnpike, Short Hills, New Jersey, United States, (b) Elsevier BV, (c) John Wiley & Sons, Inc., and (d) HDFC Bank Ltd of the change in ownership of SPi India contemplated under this Agreement;

16.2.2

use its reasonable endeavours to obtain compliance certificates from the Philippines Economic Zone Authority in respect of the Target Group Companies’ properties at Laguna in the Philippines for the year 2017;

16.2.3

use its reasonable endeavours to obtain renewals of the local business permits for AOPH (in respect of Paranaque) and for the Philippines registered branch of SPi Global Shared Services Pte. Ltd. for the year 2017;

16.2.4

use its reasonable endeavours to obtain the approval or consent from the Philippines Economic Zone Authority for the Target Group Companies’ sharing of the Paranaque property with SPi Healthcare, Inc. and a letter of no objection from the Philippines Economic Zone Authority for the Target Group Companies’ sharing of the Dumaguete property with SPi CRM Inc.;

16.2.5	use its reasonable endeavours to file the annual reports of SPi India for the year 2015 – 2016;
16.2.6	provide the Buyer and its Affiliates with such information and cooperation as is reasonably requested by the Buyer in order to facilitate:
(a)	the implementation of insurance policies on substantially identical terms as the insurance policies identified in the Disclosure Letter;

(b)	the Buyer and its Affiliates entering into employment agreements, and discussing employment and incentive terms, with the Senior Employees;
(c)

any debt financing and debt syndication in connection with the transaction contemplated by this Agreement and/or the discharge of any outstanding indebtedness of and the release of any security provided (or any obligation to provide such security) by or in respect of the shares and assets of, the Target Group Companies at Completion (including pursuant to the facilities agreement with Australia and New Zealand Banking Group Limited, CTBC Bank Co., Ltd. and Taipei Fubon Commercial Bank Co., Ltd, dated 29 March 2017); and

16.2.7

allow the Buyer and its employees, agents and advisors, upon reasonable notice and during Working Hours, access to its books and records, other than materials subject to any confidentiality restrictions in favour of third parties, and to the properties owned, occupied or used by the Target Group, and the Target Group’s management, where such access is reasonably required by the Buyer for the purpose of monitoring the Target Group Companies during the period prior to Completion.

17.	OTHER UNDERTAKINGS
17.1	Tax Matters
17.1.1	The Sellers undertake to submit a Tax Treaty Relief Application in respect of each of:
(a)

the sale and purchase of the AOPH Shares contemplated in this Agreement (which shall set out grounds that are based on substantially the same facts and basis as the opinion of the AOPH Seller’s  tax advisor with respect to the sale and purchase of the AOPH Shares, to be based on the principles in the agreed form, addressed to the AOPH Seller an executed copy of which is to be delivered to the Buyer pursuant to Clause 17.1.2. and paragraph 2.6 of Schedule 2 (“AOPH Tax Opinion”)); and

(b)	the redemption of the AOPH Preference Shares contemplated in this Agreement,

(collectively, the “TTRA”), in each case, to the Bureau of Internal Revenue of the Philippines within two (2) Business Days after the Completion Date, and to provide any supplemental information requested by the Bureau of Internal Revenue of the Philippines (with a copy delivered to the Buyer) as soon as practicable after such request is made.

17.1.2

The AOPH Seller shall deliver to the Buyer a copy of the AOPH Tax Opinion dated as of, and at least, two (2) Business Days prior to the date of submission of the TTRA, and copies of the final TTRA (together with all accompanying documents  (including  a  valid  and  effective  Netherlands  tax  residency certificate of the AOPH Seller)) on or prior to the date of submission of the TTRA.

17.1.3	On or prior to the applicable due date for the payment of each of the relevant Taxes with respect to the transfer of the AOPH Shares, the AOPH Seller shall:
(a)	pay all relevant Taxes with respect to the transfer of the AOPH Shares; and
(b)

file and apply for a certificate authorizing registration with the Bureau of Internal Revenue of the Philippines for the transfer of the AOPH Shares in the name of the Buyer in the books of AOPH, and the AOPH Seller shall use reasonable endeavours to procure that such certificate (with respect to AOPH) will be delivered to the Buyer as soon as practicable after Completion.

17.1.4

Subject to Completion taking place, the Buyer shall procure the Target Group Companies to provide all assistance reasonably requested by the AOPH Seller to perform its obligations under Clauses 17.1.1 and 17.1.3.

17.1.5

The Sellers shall procure that as at Completion, no Target Group Company shall legally or beneficially hold any shares or interest in any of Kolam Inc. and Syntegra Philippines Inc. (the “Dormant Companies”) and the transfer by the relevant Target  Group Company of the  Dormant Companies shall be carried out in accordance with Schedule 11.

17.1.6

From the date of this Agreement, the Sellers undertake to use its reasonable endeavours to provide to any Tax Authority (with a copy to the Buyer) any information requested by such Tax Authority with respect to the transfer of the AOPH Shares, SPi India Minority Shares, the shares of each of SIHL, Syntegra Philippines Inc and Kolam Inc.

17.1.7

With effect from the earlier of the Conversion Date or Completion, the Sellers undertake to use its reasonable endeavours to ensure that for a period of two (2) years after the Completion Date SIHL complies with (i) all the conditions of its  Global  Business  Licence  and  (ii) the  requirements  imposed  by  the Mauritius Revenue Authority to obtain a Tax Residency Certificate, including:

(a)	the board of directors of SHIL has at least two (2) directors resident in Mauritius and board meetings with the presence of such directors;
(b)	SIHL maintains, at all times, its registered office and accounting records at its registered office in Mauritius;
(c)	if required by Mauritian law, SIHL prepares its statutory financial statements in Mauritius and audits such financial statements in Mauritius; and
(d)	SIHL conducts directors meetings with at least two (2) directors resident in Mauritius.
17.1.8

The Sellers undertake to deliver on or around Completion signed letters from a director or company secretary of each Target Group Company confirming that all corporate minute books, statutory registers and seals are in the possession of the relevant Target Group Company.

17.2	Non-Solicitation
17.2.1	In order to confer upon the Buyer the full benefit of the business and goodwill of the Target Group, each of the Sellers undertakes to the Buyer and each member of the Buyer’s Group that:
(a)

it shall not and shall procure that no member of the Sellers’ Group (except for PLDT or any member of the PLDT group) or CVC Party shall at any time during the period of one (1) year beginning with the Completion Date, offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Target Group Companies, any Senior Employees (except a person who responds, without any form of approach or solicitation by or on behalf of any member of the Sellers’ Group, to a general public advertisement made in the ordinary course of business) or procure or facilitate the making of any such attempt by any other person; and

(b)

it shall procure that no nominee director of any CVC Party in the Seller Entities shall at any time during the period of one (1) year beginning with the Completion Date, takes any action to facilitate, procure, promote, endorse or authorise the offer of employment to, entry into a contract for the services of, or attempt to entice away from any of the Target Group Companies, any Senior Employees, in each case, in his capacity as a director of any CVC Portfolio Companies or CVC Portfolio Companies IV.

17.2.2

The undertakings in this Clause 17.2.1(a) are intended for the benefit of the Buyer and each Target Group Company and apply to actions carried out by the Sellers, any member of the Sellers’ Group (except for PLDT or any member of the PLDT group) or CVC Party in any capacity whatsoever and whether directly or indirectly, on the Sellers’s behalf, on any member of the Sellers’ Group’s (except for PLDT or any member of the PLDT group) behalf, or on behalf of any other person or jointly with any other person.

17.2.3

The Seller agrees that the undertakings contained in this Clause 17.2.1(a) are reasonable and necessary for the protection of the Buyer’s legitimate interests in the goodwill of the Target Group Companies and shall be construed as separate and independent undertakings. If any such undertaking is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected. If any such undertaking is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

17.2.4

Without prejudice to this Clause 17.2.1(a), if any undertaking in this Clause 17.2.1(a) is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

17.2.5	The consideration for the undertakings contained in this Clause 17.2.1(a) is included in the Aggregate Purchase Price.
17.3	Termination of Related Party Transactions

The Sellers shall with effect from Completion:

17.3.1

procure that there will be no, or shall procure the immediate termination of all, arrangements, agreements or obligations between (on the one hand) a Target Group Company and (on the other hand) any member of the Sellers’ Group or any CVC Party (excluding all CVC Portfolio Companies) (other than arms’ length trading arrangements which have been Disclosed to the Buyer and the Key Supplier Contracts) (the “Related Parties Transactions”); and

17.3.2

waive or procure the waiver by the Sellers’ Group and the CVC Parties (excluding all CVC Portfolio Companies) of any amounts owing by any member of the Target Group pursuant the Related Parties Transactions.

17.4	Transfer of a Wrong Pocket Employee and Post Closing Payment for CRM
17.4.1

The parties acknowledge and agree that the Wrong Pocket Employee shall be transferred to a Target Group Company before Completion (the “Transfer Date”). To that effect, AOPH Seller shall cause such relevant Target Group Company to make an offer of employment to the Wrong Pocket Employee.

17.4.2	In the offer of employment to be made under this Clause 17.4 the Wrong Pocket Employee shall be offered:
(a)	the position that the Wrong Pocket Employee performed pursuant to his employment agreement with AOPH Seller immediately prior to the moment of transfer;
(b)

terms and conditions that are overall materially equivalent to the terms and conditions of his employment, immediately prior to the moment of transfer. Where replication of existing benefits is not possible or suitable, alternative equivalent benefits or compensation will be offered; and

(c)

that the Wrong Pocket Employee’s period of continuous service shall be counted as continuous service with the relevant Target Group Company, whereby AOPH Seller shall waive the post termination restrictions included in the employment agreement between AOPH Seller and the Wrong Pocket Employee to the extent that these would restrict the Wrong Pocket Employee from entering into the employment of the relevant Target Group Company and/or from performing his duties under the employment contract to be entered into with the relevant Target Group Company.

17.4.3

If the Wrong Pocket Employee accepts the offer made under Clause 17.4.2, AOPH Seller shall facilitate that the employment of the Wrong Pocket Employee will terminate as from the Transfer Date and will be liable and indemnify the Buyer’s Group and the Target Group Companies for all Employment Costs and Employment Liabilities in relation to the Wrong Pocket Employees up to the Transfer Date. The relevant Target Group Company will employ the Wrong Pocket Employee and will, together with the Buyer’s Group, be liable for all Employment Costs and Employment Liabilities in relation to the Wrong Pocket Employee only from the Transfer Date.

17.4.4

If the Wrong Pocket Employee refuses to accept the offer of employment made by the relevant Target Group Company pursuant to Clause 17.4.2, and such Wrong Pocket Employee is still employed by a Sellers’ Group Company at Completion, the parties shall use their respective commercially reasonable efforts to procure the transfer of the relevant Wrong Pocket Employee to the relevant Target Group Company on the basis set out in this Clause 17.4.

17.4.5

If the Wrong Pocket Employee cannot be transferred to and is not employed by the relevant Target Group Company by the end of one (1) month after the Completion Date (or such longer period as agreed between the AOPH Seller and the Buyer), AOPH Seller shall be entitled to terminate the existing employment contract of the Wrong Pocket Employee without any liability towards the Buyer’s Group or the Target Group Companies as a result thereof.

17.4.6

The Sellers undertake with effect from Completion that if a Sellers’ Group Company Carved-Out Entities has received or receives any cash for and on behalf of a Target Group Company in relation to the services that such Target Group Company has performed or performs for its customers, the Sellers shall within ten  (10) Business Days of such receipt of cash, pay an equivalent amount in cash to the Buyer.

17.5	Management Reinvestment

Upon receipt of irrevocable instruction letters from the Reinvesting Managers in a form reasonably satisfactory to the Sellers, the Sellers shall procure that the reinvestment amounts set out in USD in such instruction letters are applied directly to the Buyer’s Account or such other USD account as may be notified at least three Business Days before the instruction letters are received by the Sellers, provided that all such instruction letters shall be received by the Sellers no later than the Completion Process Commencement Date.

17.6	Undertakings for transfer of Spi India Sale Shares

To facilitate the Buyer satisfying its obligations under paragraphs 3.3, 3.5 and 3.6 of Schedule 2, the Sellers and the Buyer shall cooperate:

17.6.1

to procure the delivery to the Buyer (if not already delivered) prior to Completion Process Commencement Date of all relevant documents (including originals) and information required for the Buyer to submit and/or file the Form FC-TRS with the Reserve Bank of India under Indian exchange control regulations for the purposes of certification of Form FC-TRS, Form 15CA and Form 15 CB;

17.6.2	to procure the delivery to the Buyer (if not already delivered) prior to Completion Process Commencement Date of all relevant documents and information required to obtain:
(a)

the original notice issued by the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”) agreeing to process the application of SPi China to (a) register the Buyer (or the Buyer Designee) as the sole shareholder of SPi China as contemplated by the China Equity Transfer Agreement, (b) file the appointment of the individuals nominated by the Buyer (or the Buyer Designee) as the director(s), supervisor and general manager of SPi China;

(b)

the original alteration filing receipt issued by the Ministry of Commerce of the PRC or its local counterpart, reflecting the Buyer (or the Buyer Designee) as the sole shareholder of SPi China as contemplated by the China Equity Transfer Agreement; and

(c)	the updated business licence by AIC of SPi China;
17.6.3

to procure the delivery to the Buyer of the tax filing completed by SPi Ventures Pte. Ltd. on the capital gains applicable to the sale of SPi China as soon as possible following its receipt of the SPi China Purchase Price.

18.	CONFIDENTIAL INFORMATION
18.1

Each Seller undertakes to the Buyer, for itself and as agent and trustee for each Buyer’s Group Company, and the Buyer undertakes to each Seller, for itself and as agent and trustee for each Sellers’ Group Company that it shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

18.1.1	any other party including, where such other party is any of the Sellers, each of the Sellers’ Group Companies;

18.1.2	the provisions or the subject matter of this Agreement or the other Transaction Documents and any claim or potential claim hereunder or thereunder;
18.1.3	in respect of each Seller, information relating to the Target Group;
18.1.4	the negotiations relating to this Agreement or the other Transaction Documents.
18.2	Clause 18.1 does not apply to disclosure of any such information as is referred to in Clause 18.1 where such disclosure is:
18.2.1	in respect of the Buyer, information relating to the Target Group;
18.2.2	to a director, officer or employee of the Buyer or any of the Sellers whose function requires him to have the Confidential Information;
18.2.3	in respect of each Seller, to its shareholders and their ultimate investors and their respective advisers and managers;
18.2.4

in respect of the Buyer, to its shareholders and their ultimate or prospective investors and their respective advisers and managers, or to any lenders to the Buyer’s Group from time to time and their respective advisers, provided that each prospective investor shall be bound by confidentiality obligations;

18.2.5

required to be disclosed by law, by a rule of a listing authority by which any party, it subsidiaries or its holding company is subject to or submits or by a governmental authority or other authority with relevant powers to which any party, its subsidiaries or its holding company is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to its timing, content and manner of making or despatch;

18.2.6

to an adviser for the purpose of advising a party in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 18.1 applies to the disclosure by the adviser; or

18.2.7	to the extent that the information has been made public by, or with the consent of, the other party.
18.3	The restrictions contained in this Clause 18 shall continue to apply after the termination of this Agreement without limit in time.
18.4

The provisions of this Clause 18 shall supersede those contained in the non-disclosure agreement dated 2 March 2016 signed between Partners Group (Singapore) Pte. Ltd. and Asia Outsourcing Alpha Limited in relation to the transaction contemplated by this Agreement with effect from Completion, and in the event of any conflict between the terms of such non-disclosure agreement and this Agreement, the terms of this Agreement shall prevail.

19.	ANNOUNCEMENTS
19.1

Subject to Clause 19.2, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed.

19.2	Clause 19.1 does not apply to a public announcement, communication or circular:
19.2.1	made or sent by the Buyer after Completion to:
(a)	any employees of a Target Group Company;
(b)	any lenders to the Buyer’s Group from time to time and their respective advisers; and

(c)	a customer, client or supplier of a Target Group Company informing it of the Buyer’s purchase of the Sale Shares; or
19.2.2

required by law, by a rule of a listing authority by which a party’s shares or shares of a party’s holding company are listed, a stock exchange on which a party’s shares or shares of a party’s holding company are listed or traded or by a governmental authority or other authority with relevant powers to which a party or a party’s holding company is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

20.	COSTS
20.1

Except where this Agreement (including but not limited to Clauses 20.2 and 20.3) provides otherwise, each party shall pay its own costs, expenses and taxes relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

20.2	Subject to Clause 20.3.2, all the Taxes on gain generated, donor’s tax, stamp duty and other transfer or securities transaction taxes and duties payable in respect of:
20.2.1	the transfer of the AOPH Shares and ROHQ Shares; and
20.2.2	the winding up or dissolution of the Dormant Companies, SIHL and SPi Asia Ventures Pte. Ltd., shall be borne entirely by the Sellers.
20.3	All the:
20.3.1

stamp duty and other transfer or securities transaction taxes and duties payable (if any) in respect of the transfer of the Sale Shares (other than the AOPH Shares and ROHQ Shares), the transfer of the Dormant Companies pursuant to Clause 17.1.5, the transfer of SPi Asia Ventures Pte. Ltd. and SIHL as set out in Schedule 2 and the distribution or return of proceeds up to AOPH from the steps as set out in Schedule 2;

20.3.2	Taxes on gains generated in respect of the sale of the SPi India Majority Shares and shares in SIHL pursuant to Schedule 2;
20.3.3

the fees, costs and expenses to be incurred by the Buyer or the Buyer Designee in respect of the transfer of the Sale Shares (other than in relation to transfer of the AOPH Shares and ROHQ Shares); and

20.3.4	filing fees payable to a Government Entity required to enable satisfaction of each of the Conditions referred to in Clauses 4.1.1 and 4.1.2 shall be borne entirely by the Buyer.
20.4	The Sellers shall bear the costs of the implementation of the steps set out in Schedule 7 and Schedule 11, save to the extent such costs constitute Permitted Leakage.
21.	GENERAL
21.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.
21.2

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

21.3	Each party’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.
21.4	Each Seller shall be jointly and severally liable for the obligations of the relevant Seller under this Agreement.

21.5	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.
21.6

Save as otherwise provided in this Agreement, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim or withholding of any kind other than any deduction or withholding required by law. If a deduction or withholding is required by law from a payment under this Agreement, the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

21.7

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be reasonably necessary to implement and give full effect to this Agreement.

21.8

Any payment to be made pursuant to this Agreement by the Buyer to any Seller shall be made to the AOPH Seller’s Account (save as specified to the contrary in Schedule 2 or Schedule 2B) and any payment to be made pursuant to this Agreement by any Seller to the Buyer shall be made to the Buyer’s Account, in each case by way of electronic transfer in immediately available funds of same day value on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payor of its obligation to make such payment.

22.	ENTIRE AGREEMENT
22.1	This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.
22.2

Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking given by the other party other than the Warranties or otherwise as set out in this Agreement.

22.3

The Buyer acknowledges and agrees that its only right and remedy in relation any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and the Buyer waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

22.4

None of the Sellers is liable to the Buyer (in equity, contract or tort (including negligence), under the Misrepresentation Ordinance or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement.

22.5	Nothing in this Clause 22 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.
22.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:
22.6.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
22.6.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement.
23.	ASSIGNMENT
23.1	The Buyer may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to, and it may enforced by:
23.1.1	any member of the Buyer’s Group or an investment vehicle managed and/or advised by Partners Group AG or its Affiliates;
23.1.2	any lender to the Buyer’s Group from time to time by way of security or otherwise.

Any such person to whom an assignment is made under this Clause 23.1 may itself make an assignment as if it were the Buyer under this Clause 23.1.

23.2	Any assignment made pursuant to Clause 23.1 shall be on the basis that:
23.2.1	the Sellers may discharge their obligations under this Agreement to the assignor until it receives notice of the assignment;
23.2.2	the liability of the Sellers to any assignee shall not be greater than their liability to the Buyer; and
23.2.3	the Buyer will remain liable for any obligations under this Agreement.
24.	NOTICES
24.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:
24.1.1	in writing;
24.1.2	in English; and
24.1.3

delivered personally or sent by courier by an internationally recognised courier company (e.g. FedEx, DHL) or by fax or by electronic mail (e-mail), to the party due to receive the Notice at its address set out in Clause 24.3 or to such other address, fax number or e-mail address as the party may specify by not less than seven days’ written notice to the other party received before the Notice was despatched.

24.2	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:
24.2.1	delivered personally, when left at the address referred to in Clause 24.1.3;
24.2.2	sent by courier, two Business Days after posting it;
24.2.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine; and
24.2.4	sent by e-mail, when sent subject to confirmation of uninterrupted transmission by a transmission report.
24.3	The address, fax number or e-mail address referred to in Clause 24.1.3 is:

	Address	Fax No.	E-mail address	For the attention of
The AOPH Seller	Schiphol Boulevard 369, Tower F, 7th Floor, 1118 BJ Schiphol, The Netherlands	+31 20 654 3229	sboermans@cvc.com	Stefan Boermans
The ROHQ Seller	Suites 2009-11, ICBC Tower, 3 Garden Road, Central, Hong Kong	+852 3518 6380	bhong@cvc.com (Brian Hong) / xwang@cvc.com (Xuan Wang)	Brian Hong / Xuan Wang
The Buyer	77 Robinson Road, #13-00, Robinson 77, Singapore 068896	+65 6671 3501	pgadmin@partnersgroup.com / florian.marquis@partnersgroup.com	Cyrus Driver / Florian Marquis

25.	GOVERNING LAW AND JURISDICTION
25.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

25.2

Subject to Clause 25.3, any dispute, controversy, difference, claim, suit, action or proceedings which may arise out of or in connection with  this  Agreement (respectively, “Arbitration Proceedings”  and  “Disputes”)  including  a  Dispute regarding the existence, validity, interpretation, performance, breach or termination of this  Agreement or the consequences of its nullity, shall be referred to and finally resolved  by  arbitration  administered  by  the  Hong  Kong  International  Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be the laws of Hong Kong,  and the seat of arbitration shall be Hong Kong. The number of arbitrators  shall  be  three  (3).  The  Arbitration  Proceedings  shall  be  conducted  in English.

25.3

The parties may seek equitable, interim or provisional measures, including injunctive relief, pre-arbitral attachments or injunctions, and an order for specific performance, from the Hong Kong courts (to the jurisdiction of which the parties hereby submit) and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

27.	THIRD PARTY RIGHTS
27.1

Except for the relevant Target Group Company with respect to the rights conferred to it pursuant to Clause 17.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

SCHEDULE 1 TARGET GROUP COMPANIES

The table below sets forth the Target Group Companies and their respective jurisdictions of incorporation:

	Name of Target Group Company			Availability of audited accounts (with financial year ended 31 December 2014, 31 December 2015 and 31 December 2016, unless otherwise stated)	Jurisdiction of Organization
1.	Asia Outsourcing Philippines Holdings, Inc. Registered number: CS201307193			Yes	Philippines

Registered office: SPi Building, Pacific Information Technology Center, Pascor Drive, Sto. Niño, Parañaque City

Date of incorporation: 12 April 2013

Directors:    Minki Brian Hong, Alvin Tsz- Wang Lam, Maulik Parekh, Florentino

M. Herrera III, and Ratnadeep Datta

Secretary:   Florentino M. Herrera III

Authorised share capital:

	Type	Number	Amount (in PHP)
	Common	12,754,956	12,754,956.00
	Preferred	191,494,839	191,494,839.00
	Total	204,249,795	204,249,795.00
	Issued share capital:
	Type	Number	Amount (in PHP)
	Common	12,754,956	12,754,956.00
	Preferred	191,494,839	191,494,839.00
	Total	204,249,795	204,249,795.00

	Note: 113,017,000 preferred shares were redeemed as of 30 December 2016
	Shareholders and shares held:
	Shareholder	Type of Share	Number of Shares Held
	Asia	Common	12,754,951
	Outsourcing Netherlands	Preferred	191,494,839
	B.V.

	Minki Brian Hong	Common	1
	Alvin Tsz- Wang Lam	Common	1
	Maulik Parekh	Common	1
	Florentino M. Herrera III	Common	1
	Ratnadeep Datta	Common	1
	Total	Common	12,754,956
		Preferred	191,494,839

	Accounting reference date: Fiscal year end at 31 December
2.

SPi Technologies, Inc.

Registered number: CS200407011

Registered office: Pacific Information Technology Center, Pascor Drive, Sto. Niño, Parañaque City

Date of incorporation: 4 May 2004

Directors: Minki Brian Hong, Ratnadeep Datta, Anabelle L. Chua, Alvin Tsz-Wang Lam, and Florentino M. Herrera III

Secretary: Florentino M. Herrera III

				Yes	Philippines
	Authorised share capital:
	Type	Number	Amount (in PHP)
	Common	29,935	898,050,000.00
	Total	29,935	898,050,000.00

	Issued share capital:
	Type	Number	Amount (in PHP)
	Common	26,009	780,270,000.00
	Total	26,009	780,270,000.00

	Shareholders and shares held:
	Shareholder	Type of Share	Number of Shares Held

	Asia Outsourcing Philippines Holdings, Inc.	Common	26,003
	Minki Brian Hong	Common	2
	Alvin Tsz- Wang Lam	Common	1
	Maulik Parekh	Common	1
	Florentino M. Herrera III	Common	1
	Ratnadeep Datta	Common	1
	Total	Common	26,009

	Accounting reference date: Fiscal year end at 31 December
3.

Pacific Space International Development Corp.

Registered number: 162326

Registered office: Pacific Information Technology Center, Pascor Drive, Sto. Niño, Parañaque City

Date of incorporation: 14 April 1989

Directors: Maria Cecilia C. Ampeloquio, Celestina B. Ilagan, Ma. Lea D. Villanueva, Felma S. Magnata,

and Edilberto R. Juan

Secretary: Florentino M. Herrera III

				Yes	Philippines

	Authorised share capital:
	Type	Number	Amount (in PHP)
	Common	500,000	50,000,000.00
	Total	500,000	50,000,000.00

	Issued share capital:
	Type	Number	Amount (in PHP)
	Common	500,000	50,000,000.00
	Total	500,000	50,000,000.00

	Shareholders and shares held:
	Shareholder	Type of Share	Number of Shares Held

SPi Group of Companies Retirement Plan/Fund	Common	300,000
SPi Technologies, Inc.	Common	199,995
Maria Cecilia C. Ampeloquio	Common	1
Celestina B. Ilagan	Common	1
Ma. Lea D. Villanueva	Common	1
Felma S. Magnata	Common	1
Edilberto R. Juan	Common	1
Total	Common	500,000

Accounting reference date: Fiscal year end at 31 December

4.

SPi Global Shared Services Pte. Ltd.

Registered number: 201206564C

Registered office: 6 Temasek Boulevard

#29-00 Suntec Tower Four, Singapore 038986

Date of incorporation: 16 March 2012

Directors: Ratnadeep Datta, Kumar Subramaniam, Siti Noraida Binte Mohamed Noordin, Sharimala Rasanayagam, and Sim Siew Kiang

Secretary: Kinetica Pte. Ltd. Authorised share capital: US$50,000 Issued share capital: US$50,000 Shareholders and shares held: Asia

Outsourcing Gamma Limited (100%)

Accounting reference date: 14 October 2016

		Yes with respect to financial years ended 31 December 2014 and 31 December 2015; No with respect to financial year ended 31 December 2016	Singapore
5.

SPi Technologies India Private Limited

Registered number:

U22110PY1999PTC001459

Registered office: R.S. 4/5 and 4/6 Vazhudavur Road Kuramampet Revenue Village, Villianur Commune Pondicherry 605009 India

Date of incorporation: 31 March 1999

Directors: Ratnadeep Datta, Alvin Tsz Wang Lam, Ezhil Arasan, and Brian Minki Hong

Secretary: Kumar Subramaniam Authorised share capital: INR52,500,000 Issued share capital: INR251,800 Shareholders and shares held: SPi

Technologies Inc: 1,510 shares (59.97%)

and SPi India Holdings (Mauritius), Inc.: 1,008 shares (40.03%)

Accounting reference date: April to March

		Yes with respect to financial years ended 31 March 2015 and 31 March 2016; No with respect to financial year ended 31 March 2017	India
6.	Laserwords U.S., Inc. Registered number: 27-0137422 Registered office: 2603 Camino Ramon, Suite 200, San Ramon, California, 94583 (4230, ARGOSY CT. MADISON, WI-	No	Delaware, USA

53714-3102)

Date of incorporation: 2 Februay 2006

Directors: Brian Minki Hong, Michael O'Brien, Christopher Hojilo, and Ratnadeep Datta

Secretary: Kumar Subramaniam

Authorised share capital: N/A

Issued share capital: US$11,259,000.00

Shareholders and shares held: SPi Technologies India Private Limited (100%)

Accounting reference date: January to December

7.

Tighe Publishing Services, Inc.

Tighe Publishing Services, Inc.

Registered number: D6112-235-4

Registered office: 1161 Lake Cook Road B. Deerfield, Illinois, 60015, United States of America

Date of incorporation: 13 June 2000

Directors: Michael O'Brien, and Ratnadeep Datta

Secretary: Kumar Subramaniam Authorised share capital: N/A Issued share capital: US$1,219,749

Shareholders and shares held: Laserwords US Inc. (100%)

Accounting reference date: January to December 2016

	No	Illinois, USA
8.

Tighe Publishing Services of New Jersey,

Inc.

Registered number: 0100982901

Registered office: 830 Bear Tavern Road, West Trenton, New Jersey 08628-USA

Date of Incorporation: 6 August 2007

Directors: Michael O'Brien, and Ratnadeep Datta

Secretary: Kumar Subramaniam

Authorised share capital: N/A

	No	New Jersey, USA

Issued share capital: US$1,000 Shareholders and shares held: Laserwords US Inc. (100%) Accounting reference date: January to December 2016
9.

SPi Vietnam Co., Ltd.

Registered number: 011043000060

Registered office: Hanoi City People's Committee

Date of incorporation: 15 December 2006 Directors: Nguyen Thi Thanh Hai Secretary: Kumar Subramaniam Authorised share capital: $1,000,000 Issued share capital: N/A

Shareholders and shares held: SPi Technologies, Inc. (100%)

Accounting reference date: 31 December 2016

		Yes	Vietnam
10

SPi Global (Xi'an) Information Technology Ltd.

Registered number: 91610121081048101A

Registered office: 2nd Floor, 01Square, 72 Keji 2nd Road, Xi'an Software Park, Xi'an, Shaanxi, 710075, China

Date of incorporation: 1 April 2014

Directors: Ratnadeep Datta, Alvin Tsz- Wang Lam, Xuan Wang, and Zhikui Chian

Secretary: Kumar Subramaniam Authorised share capital: $1,650 Issued share capital: $1,650 Shareholders and shares held: SPi Asia

Ventures Pte. Ltd.

Accounting reference date: N/A

		Yes with respect to financial years ended 31 December 2014 and 31 December 2015; No with respect to financial year ended 31 December 2016	People's Republic of China
11	SPi Technologies (Nicaragua) S.A. Registered number: MG00-22-004809 Registered office: Managua Public Registry Office	No	Nicaragua

Date of incorporation: 12 January 2017

Directors: SPi Technologies, Inc. (President and owner of 98 shares), represented by Mr. Kumar Subramaniam; Roxana Giselle Pérez (Vocal and owner of 1 share); Michael Navas Gutiérrez (Secretary and owner of 1 share)

Secretary: Michael Navas Gutiérrez

Authorised share capital: C$100,000 (approximately US$3,000.00)

Issued share capital: C$100,000 (approximately US$ 3,000.00)

Shareholders and shares held: SPi Technologies, Inc (98 shares); Roxana

Giselle Pérez (1 share); Michael Navas

Gutiérrez (1 share, endorsed to SPi Technologies, Inc.)

Accounting reference date: January 2017

12

Regional operating headquarters in the

Philippines of SPi Global Shared Services Pte. Ltd.

Registered number: FS201212017

Registered office: 2/F SPi Building, Pacific Information Technology Center, Pascor Drive, Sto, Paranaque City

Date of incorporation: 5 July 2012

Directors: N/A

Secretary: Kumar Subramaniam Authorised share capital: N/A Issued share capital: N/A Shareholders and shares held: Asia

Outsourcing Gamma Limited (100%)

Accounting reference date: 14 October 2016

	Yes	Philippines

SCHEDULE 2 COMPLETION STEPS

1.	With effect from the Completion Process Commencement Date, in order to effect Completion, each of:
1.1	the AOPH Seller and the ROHQ Seller shall, and shall procure that the relevant Seller Entity shall; and
1.2	the Buyer shall, and shall procure that the relevant Buyer Designee shall,

do all those things respectively required of it, and any other actions that may be required pursuant to or in connection with such things:

1.2.1	with the first action to be taken at paragraph 2 of this Schedule 2;
1.2.2

thereafter, with all subsequent actions to be taken in sequential manner according to the paragraph numbers set out below (except for paragraphs 3 and 4 of this Schedule 2 which shall commence concurrently); and

1.2.3

if SIHL, SPi Technologies and/or AOPH have insufficient retained earnings to declare and pay a dividend in cash equal to the SPi India Minority Purchase Price and the SPi India Majority Purchase Price, the parties agree to reasonably cooperate to implement steps (which may include intercompany loans, and/or capital reduction (or, if not possible, by any other means of return of capital permitted under applicable Laws)) to enable the payment of the SPi India Minority Purchase Price and the SPi India Majority Purchase Price to such entities’ respective shareholders.

2.	GENERAL

At the Completion Process Commencement Date:

2.1	the AOPH Seller shall procure to be delivered to the Buyer:
2.1.1	(if not already delivered) as evidence of the authority of each person executing this Agreement and the other Transaction Documents to which the AOPH Seller is a party:
(a)

a copy of the minutes of a duly held meeting of the directors or the written resolutions of the board of directors of the AOPH Seller authorising the execution by the AOPH Seller of each relevant document; or

(b)	a copy of the power of attorney conferring such authority, and the board resolutions authorising the grant of such power.
2.2	the ROHQ Seller shall procure to be delivered to the Buyer:
2.2.1

(if not already delivered) as evidence of the authority of each person executing this Agreement, the assignment and assumption agreement by and between the ROHQ Seller and the Buyer (or the Buyer Designee) and the other Transaction Documents to which the ROHQ Seller is a party:

(a)	a copy of the minutes of a duly held meeting of the directors or the written resolutions of the directors of the ROHQ Seller authorising the execution by the ROHQ Seller of each relevant document; or
(b)	a copy of any power of attorney conferring such authority, and the board resolutions authorising the grant of such power.
2.3	the Sellers shall procure to be delivered to the Buyer:
2.3.1

copy of the relevant resolutions of the board of the Target Group Companies (if applicable) (a) authorising the revocation of any existing mandate given by the relevant Target Group Companies for the operation of their bank accounts subject to the fulfilment of any conditions required to be satisfied by any new director or secretary and (b) subject to the Buyer fulfilling any requirements that it needs to satisfy, appointing persons nominated by the Buyer (as notified by the Buyer to the Sellers no later than fifteen (15) Business Days prior to the Completion Process Commencement Date) as directors and secretary of the relevant Target Group Companies;
2.3.2

signed resignations from such director or company secretary of each relevant Target Group Company as notified by the Buyer to the Sellers no later than 15 Business Days prior to the Completion Process Commencement Date (or any other director and company secretary who is a nominee of the Sellers or their Affiliates) expressed to take effect from the Completion Date.

2.4	the Buyer shall:
2.4.1	(if not already delivered) deliver to the Sellers evidence (by way of certificate of the Buyer’s Solicitors or otherwise) of satisfaction of the Conditions;
2.4.2

(if not already delivered) deliver to the Sellers as evidence of the authority of each person executing this Agreement and the other Transaction Documents to which the Buyer or the Buyer Designees is a party:

(a)

a copy of the minutes of a duly held meeting of the directors of each of the Buyer and the Buyer Designees, as the case may be (or a duly constituted committee thereof) authorising the execution by the Buyer or the Buyer Designees, as the case may be of the document and, where such execution is authorised by a committee of the board of directors of the Buyer or the Buyer Designees, as the case may be, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

(b)	a copy of the power of attorney conferring the authority, and the board resolutions authorising the grant of such power;
2.5	the Sellers shall deliver to the Buyer evidence of consent or approval from PLDT to the Transaction.
2.6	(if not already delivered) the Sellers shall deliver to the Buyer a copy of the AOPH Tax Opinion.
2.7	the Sellers shall deliver to the Buyer a non-solicitation undertaking in agreed form from the general partner of the CVC Fund III on the terms set out in Clause 17.2.
3.	ACQUISITION OF SPI INDIA

Immediately upon the completion of the actions set out in the preceding paragraph, the parties shall on the same day (or such other day as the parties may agree) do the following things (as may be applicable to it):

3.1	the AOPH Seller shall procure the delivery to the Buyer of:
3.1.1	resolutions of SPi Technologies and SIHL authorising the transfer of the SPi India Majority Shares and SPi Minority Shares to the SPi India Buyer Designee on the terms set out in this Agreement;
3.1.2	evidence that the share certificates of SPi India Majority Shares and SPi India Minority Shares have been dematerialized; and
3.1.3

evidence of the delivery of duly executed depository or instruction slips to SPi Technologies’ and SIHL’s depository participant and National Securities Depository Limited (NSDL) to transfer the SPi India Majority Shares and SPi India Minority Shares, respectively, to the depository account(s) of the SPi India Buyer Designee.

3.2

the SPi India Buyer Designee shall procure the delivery of instructions to the specific depository participant holding the demat account of the SPi India Buyer Designee, the details of which shall be provided to the Sellers no later than five (5) Business Days before the Completion Process Commencement Date, to receive the SPi India Majority Shares and SPi India Minority Shares in the depository account of the SPi India Buyer Designee.

3.3

the Buyer shall procure that the SPi India Buyer Designee (i) submits the Form FC- TRS along with the scanned copies of the signed consent letters, valuation certificate, shareholding pattern, telegraphic transfer application form, Form 15 CB and other relevant documentation with the Reserve Bank of India (through its authorized dealer bank)  including the originals if so required by the authorized dealer bank; and (ii) submits the Form FC-TRS endorsed by its authorized dealer bank with the board of directors of SPi India.

3.4

the Buyer shall procure that the SPi India Buyer Designee shall pay by electronic transfer, in immediately available funds in US Dollar (which shall be converted from Indian Rupees from the SPi India Buyer Designee’s account), cash equal to the SPi India Minority Purchase Price to the bank account in Mauritius in the name of SIHL that is designated by SIHL in writing to the Buyer not less than three (3) Business Days prior to the date of payment.

3.5

the Buyer shall procure that the SPi India Buyer Designee shall pay by electronic transfer, in immediately available funds in US Dollar (which shall be converted from Indian Rupees from the SPi India Buyer Designee’s account), cash equal to the SPi India Majority Purchase Price to the bank account in the name of SPi Technologies that is designated by SPi Technologies not less than three (3) Business Days prior to the date of payment.

3.6

the Buyer shall procure the delivery to the Sellers (if not already delivered) scanned copies of the following documents required to be submitted to the Reserve Bank of India by the Buyer under Indian exchange control regulations for the purposes of certification of Form FC-TRS:

(a)

a certified true copy of the board resolution passed by the SPi India Buyer   Designee authorizing their representatives to execute all documents required for the purchase of the SPi India Minority Shares;

(b)

a certified true copy of the board resolution passed by the SPi India Buyer Designee authorizing their representatives to execute all documents required for the purchase of the SPi India Majority Shares;

(c)	a consent letter duly executed by the authorized representative of the SPi India Buyer Designee, indicating its consent to purchase the SPi Indian Minority Shares from SIHL;
(d)	a consent letter duly executed by the authorized representative of the SPi India Buyer Designee, indicating its consent to purchase the SPi Indian Majority Shares from SPi Technologies;
(e)	undertaking from the SPi India Buyer Designee indicating that it has adhered to the pricing guidelines under Indian exchange control regulations; and
(f)

a certificate in Form 15CB issued by an independent chartered accountant as of the Completion Date in relation to the remittance of the SPi India Majority Purchase Price and the SPi India Minority Purchase Price.

3.7

subject to submission of the Form  FC-TRS  in  accordance  with  the  previous paragraphs, following the completion of paragraphs 3.1, 3.4 and 3.5 of this Schedule 2, the  AOPH Seller shall procure a board meeting of SPi India be held at which the board of directors authorize the following actions:

3.7.1	taking on record the transfer of the SPi India Minority Shares from SIHL to the SPi India Buyer Designee;
3.7.2	taking on record the transfer of the SPi India Majority Shares from SPi Technologies to the SPi India Buyer Designee; and
3.7.3	entering the name of the SPi India Buyer Designee in connection with the SPi India Majority Shares and the SPi India Minority Shares in the register of members.
3.8	the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of SPi India specified in paragraph 3.7 of this Schedule 2.

Repatriation of SPi India Minority Purchase Price from SIHL and SPi India Majority Purchase Price from SPi Technologies

3.9	following the completion of paragraphs 3.4 and 3.5 of this Schedule 2, the AOPH Seller shall procure:
3.9.1

the delivery to the Buyer of copies of the resolutions of the board of directors and shareholders resolutions of SIHL which, to the extent permitted by applicable Laws, approve the declaration and payment of a dividend, or with the Buyer’s consent (such consent not to be unreasonably withheld or delayed) by way of an intercompany loan, and/or capital reduction (or, if not possible, by any other means of return of capital permitted under applicable Law)) for an amount of up to the SPi India Minority Purchase Price, on condition that such payment shall be made to SPi Technologies only three (3) Business Days after the receipt of the SPi India Minority Purchase Price by SIHL;

3.9.2

the payment by SIHL of the SPi India Minority Purchase Price to SPi Technologies after three (3) Business Days after SIHL’s receipt of the SPi India Minority Purchase Price, by electronic transfer of immediately available funds to the AOPH Seller’s Account;

3.9.3

the resolutions of the board of directors and shareholders resolutions of SPi Technologies which approve the declaration and payment of a dividend, or with the Buyer’s consent (such consent not to be unreasonably withheld or delayed) by way of an intercompany loan, and/or capital reduction (or, if not possible, by any other means of return of capital permitted under applicable Law)) to AOPH for an amount of up to the aggregate of the SPi India Majority Purchase Price and SPi India Minority Purchase Price; and

3.9.4	the payment by SPi Technologies of the SPi India Majority Purchase Price to AOPH by electronic transfer of immediately available funds to the AOPH Seller’s Account.

Disposal of SPi India Holdings (Mauritius), Ltd

3.10

the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of SIHL which approve the sale and transfer of the entire share capital of SIHL to Asia Outsourcing Gamma Limited (“AOGL”) (or any other party nominated by the AOPH Seller) and vote in favour of the registration of such entity as the sole shareholder of SIHL.

3.11

the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of SPi Technologies which approve the sale and transfer of the entire share capital of SIHL to AOGL (or any other party nominated by the AOPH Seller).

3.12

the AOPH Seller shall procure that SPi Technologies sells and transfers the entire share capital of SIHL to AOGL (or any other party nominated by the AOPH Seller) for an amount equal to the net asset value of SIHL from AOGL to SPi Technologies (“AOGL Receivable”).

3.13	the AOPH Seller shall procure the delivery to the Buyer of:
3.13.1	an executed share transfer form duly signed by the SPi Technologies;
3.13.2	copies of the board and shareholder resolutions of SIHL authorising and approving the transfer of the shares of SIHL; and
3.13.3	copies of the share register of SIHL evidencing entry of the name of AOGL as holder of the shares of SIHL.

Distribution of the AOGL Receivable to AOPH

3.14

following the completion the steps in paragraphs 3.9 and 3.12 of this Schedule 2, the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors and shareholder resolutions of SPi Technologies which, to the extent permitted by applicable Laws, approve the declaration and payment of a dividend (and if agreed by the Buyer (such consent shall not be unreasonably withheld), intercompany loan, assignment of the AOGL Receivable and/or capital reduction (or, if not possible, by any other means of return of capital permitted under applicable Laws)) for an aggregate of amount up to the SPi India Majority Purchase Price, SPi India Minority Purchase Price and the AOGL Receivable made pursuant to paragraph 3.9 of this Schedule 2.

Return of cash to AOPH Seller

3.15

concurrently with the completion of the steps in paragraphs 3.9.2, 3.9.4 and 3.14 of this Schedule 2, the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of AOPH which approve the redemption of the AOPH Preference Shares in exchange for cash and an assignment of the AOGL Receivable to the AOPH Seller for an amount equal to the aggregate of the SPi India Majority Purchase Price and the SPi India Minority Purchase Price.

3.16

AOPH shall issue the notice of redemption to the AOPH Seller to redeem the AOPH Preference Shares, and deliver to the Buyer of a waiver from the AOPH Seller of the period required under AOPH’s articles of incorporation to set the redemption date and deed of assignment addressed to the AOPH Seller of the assignment of AOGL Receivable to the AOPH Seller.

4.	ACQUISITION OF SPI CHINA

Immediately upon the completion of the actions set out in paragraph 2 of this Schedule 2, the parties shall on the same day (or such other day as the parties may agree) do the following things (as may be applicable to it):

Resolutions

4.1	the AOPH Seller shall procure the delivery to the Buyer of an original of the written decision of SPi Asia Ventures Pte. Ltd. as the sole shareholder of SPi China which:
4.1.1	approves the sale and transfer of the SPi China Shares to the Buyer (or the Buyer Designee); and
4.1.2

removes each director and supervisor and the legal representative of SPi China as notified by the Buyer to the AOPH Seller no later than 15 Business Days prior to the Completion Date with effect from the date of such written decision.

4.2

the AOPH Seller shall procure the delivery to the Buyer of the original written resolutions of the board of directors of SPi China which removes the general manager of SPi China as notified by the Buyer to the AOPH Seller no later than 15 Business Days prior to the Completion Date with effect from the date of such written resolutions.

Transfer documents

4.3

the AOPH Seller shall procure the delivery to the Buyer of the original equity transfer agreement in agreed form duly executed by SPi Asia Ventures Pte. Ltd. in respect of the sale and transfer of the SPi China Shares to the Buyer (or the Buyer Designee) (the “China Equity Transfer Agreement”).

Payment

4.4

the Buyer and Sellers shall jointly instruct the Escrow Agent to pay to SPi Asia Ventures Pte. Ltd. an amount in cash equal to the SPi China Purchase Price by electronic transfer of immediately available funds in US$ to the AOPH Seller’s Bank Account;

Disposal of SPi Asia Ventures Pte. Ltd.

4.5	the AOPH Seller shall:
4.5.1

procure the delivery to the Buyer of certified true copies of the resolutions of the board of directors of SPi Asia Ventures Pte. Ltd. which approve the sale and transfer of the entire share capital of SPi Asia Ventures Pte. Ltd. to the ROHQ Seller (or any other party nominated by the AOPH Seller) and vote in favour of the registration of such entity as the sole shareholder of SPi Asia Ventures Pte. Ltd.;

4.5.2

procure the delivery to the Buyer of certified true copies of the resolutions of the board of directors of SPi Technologies, Inc. which approve the sale and transfer of the entire share capital of SPi Asia Ventures Pte. Ltd. to the ROHQ Seller (or any other party nominated by the AOPH Seller);

4.5.3

procure that SPi Technologies, Inc. sells and transfers the entire share capital of SPi Asia Ventures Pte. Ltd. to the ROHQ Seller (or any other party nominated by the AOPH Seller) for a purchase price of US$1.00; and

4.5.4

procure the delivery to the Buyer of a business profile search result from the Accounting and Corporate Regulatory Authority of Singapore evidencing the registration of the ROHQ Seller (or such other party nominated by the ROHQ Seller) as the sole shareholder of SPi Asia Ventures Pte. Ltd.

5.	ACQUISITION OF ROHQ

Against the satisfaction of the obligation under paragraph 5.3 of this Schedule 2, on the same day (or such other day as the parties may agree (acting reasonably)), the parties shall do the following things (as may be applicable to it):

Resolutions

5.1

the ROHQ Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of ROHQ which approve the sale and transfer of the ROHQ Shares to the Buyer (or the Buyer Designee) and the registration of the Buyer (or the Buyer Designee) as the sole member of ROHQ;

Transfer documents

5.2	the ROHQ Seller shall deliver to the Buyer:
5.2.1	the original instrument of transfer duly executed by the ROHQ Seller (and accompanying worksheets for the purposes of stamp duty calculation); and
5.2.2	the original share certificate(s) for the ROHQ Shares.

Payment

5.3

The Buyer and Sellers shall jointly instruct the Escrow Agent to pay to the ROHQ Seller an amount in cash equal to the ROHQ Purchase Price by electronic transfer of immediately available funds in US$ to the ROHQ Seller’s Account.

6.	ACQUISITION OF AOPH

Against the satisfaction of the obligation of the Buyer under paragraph 6.3 of this Schedule 2, on the same day (or such other day as the parties may agree (acting reasonably)):

Resolutions

6.1

the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of AOPH which approve the sale and transfer of the AOPH Shares to the Buyer (or the Buyer Designee) and vote in favour of the registration of the Buyer (or the Buyer Designee) as member of AOPH in respect of the AOPH Shares.

Transfer documents and Others

6.2	the AOPH Seller shall deliver to the Buyer:
6.2.1

the deed of sale in respect of the sale and transfer of the AOPH Shares to the Buyer (or the Buyer Designee) duly executed by the AOPH Seller, which shall have been acknowledged before a notary public and, if executed outside the Philippines, authenticated by the appropriate Philippine consulate;

6.2.2

an irrevocable proxy in the agreed form acknowledging that the Buyer (or the Buyer Designee) is the beneficial owner of the AOPH Shares and constituting the Buyer (or the Buyer Designee) as the AOPH Seller’s attorney-in-fact, with full power and authority to vote the AOPH Shares at any meeting of the shareholders of AOPH;

6.2.3

deeds of assignment transferring the qualifying shares held by resigning directors in SPi Technologies to nominee directors of the Buyer (or the Buyer Designee) in SPi Technologies, and declarations of trust between such directors and AOPH;

6.2.4

deeds of assignment transferring the qualifying shares held by resigning directors in AOPH to nominee directors of the Buyer (or the Buyer Designee) in AOPH, and declarations of trust between such directors and AOPH Seller; and

6.2.5

the original share certificate(s) of the AOPH Shares and all of the shares of the Target Group Companies (other than the Sale Shares and 60% of the shares of Pacific Space International Development Corporation which is not owned by SPi Technologies).

Payment

6.3

The Buyer and the Sellers shall jointly instruct the Escrow Agent to pay to the AOPH Seller an amount in cash equal to the AOPH Purchase Price (after deducting US$17,000,000) by electronic transfer of immediately available funds in US$ to the AOPH Seller’s Account.

SCHEDULE 2B ALTERNATIVE COMPLETION STEPS

1.	GENERAL

At the Alternative Completion Date:

1.1	the AOPH Seller shall procure to be delivered to the Buyer:
1.1.1	(if not already delivered) as evidence of the authority of each person executing this Agreement and the other Transaction Documents to which the AOPH Seller is a party:
(a)

a copy of the minutes of a duly held meeting of the directors or the written resolutions of the board of directors of the AOPH Seller authorising the execution by the AOPH Seller of each relevant document; or

(b)	a copy of the power of attorney conferring such authority, and the board resolutions authorising the grant of such power.
1.2	the ROHQ Seller shall procure to be delivered to the Buyer:
1.2.1

(if not already delivered) as evidence of the authority of each person executing this Agreement, the assignment and assumption agreement by and between the ROHQ Seller and the Buyer and the other Transaction Documents to which the ROHQ Seller is a party:

(a)	a copy of the minutes of a duly held meeting of the directors or the written resolutions of the directors of the ROHQ Seller authorising the execution by the ROHQ Seller of each relevant document; or
(b)	a copy of the power of attorney conferring such authority, and the board resolutions authorising the grant of such power.
1.3	the Sellers shall procure to be delivered to the Buyer:
1.3.1

copy of the relevant resolutions of the board of the Target Group Companies (if applicable) (a) authorising the revocation of any existing mandate given by the relevant Target Group Companies for the operation of their bank accounts subject to the fulfilment of any conditions required to be satisfied by any new director or secretary; and (b) subject to the Buyer fulfilling any requirements that it needs to satisfy, appointing persons nominated by the Buyer (as notified by the Buyer to the Sellers no later than fifteen (15) Business Days prior to the Completion Process Commencement Date) as directors and secretary of the relevant Target Group Companies;

1.3.2

signed resignations from such director or company secretary of each relevant Target Group Company as notified by the Buyer to the Sellers no later than 15 Business Days prior to the Completion Process Commencement Date (or any other director and company secretary who is a nominee of the Sellers or their Affiliates) expressed to take effect from the Alternative Completion Date.

1.4	the Buyer shall:
1.4.1	(if not already delivered) deliver to the Sellers evidence (by way of certificate of the Buyer’s Solicitors or otherwise) of satisfaction of the Conditions;
1.4.2	(if not already delivered) deliver to the Sellers as evidence of the authority of each person executing this Agreement and the other Transaction Documents to which the Buyer is a party:
(a)

a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

(b)	a copy of the power of attorney conferring such authority, and the board resolutions authorising the grant of such power.
1.5	the Sellers shall deliver to the Buyer evidence of consent or approval from PLDT to the Transaction.
1.6	(if not already delivered) the Sellers shall deliver to the Buyer a copy of the AOPH Tax Opinion.
1.7	the Sellers shall deliver to the Buyer a non-solicitation undertaking in agreed form from the general partner of the CVC Fund on the terms set out in Clause 17.2.
2.	ACQUISITION OF ROHQ

At the Alternative Completion Date, against the satisfaction of the obligation of the Buyer under paragraph 2.3 of this Schedule 2B, on the same day (or such other day as the parties may agree (acting reasonably)), the parties shall do the following things (as may be applicable to it):

Resolutions

2.1

the ROHQ Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of ROHQ which approve the sale and transfer of the ROHQ Shares to the Buyer (or the Buyer Designee) and the registration of the Buyer (or the Buyer Designee) as the sole member of ROHQ;

Transfer documents

2.2	the ROHQ Seller shall deliver to the Buyer:
2.2.1	the original instrument of transfer duly executed by the ROHQ Seller (and accompanying worksheets for the purposes of stamp duty calculation); and
2.2.2	the original share certificate(s) for the ROHQ Shares.

Payment

2.3

The Buyer and Sellers shall jointly instruct the Escrow Agent to pay to the ROHQ Seller an amount in cash equal to the ROHQ Purchase Price by electronic transfer of immediately available funds in US$ to the ROHQ Seller’s Account.

3.	ACQUISITION OF AOPH

At the Alternative Completion Date, against the satisfaction of the obligation of the Buyer under paragraph 3.3 of this Schedule 2B, on the same day (or such other day as the parties may agree (acting reasonably)):

Resolutions

3.1

the AOPH Seller shall procure the delivery to the Buyer of copies of the resolutions of the board of directors of AOPH which approve the sale and transfer of the AOPH Shares to the Buyer (or the Buyer Designee) and vote in favour of the registration of the Buyer (or the Buyer Designee) as member of AOPH in respect of the AOPH Shares.

Transfer documents and Others

3.2	the AOPH Seller shall deliver to the Buyer:
3.2.1

the deed of sale in respect of the sale and transfer of the AOPH Shares to the Buyer (or the Buyer Designee) duly executed by the AOPH Seller, which shall have been acknowledged before a notary public and, if executed outside the Philippines, authenticated by the appropriate Philippine consulate;

3.2.2	an irrevocable proxy in the agreed form acknowledging that the Buyer (or the Buyer Designee) is the beneficial owner of the AOPH Shares and constituting the Buyer (or the Buyer Designee)

as the AOPH Seller’s attorney-in-fact, with full power and authority to vote the AOPH Shares at any meeting of the shareholders of AOPH;
3.2.3

deeds of assignment transferring the qualifying shares held by resigning directors in SPi Technologies to nominee directors of the Buyer (or the Buyer Designee) in SPi Technologies, and declarations of trust between such directors and AOPH;

3.2.4

deeds of assignment transferring the qualifying shares held by resigning directors in AOPH to nominee directors of the Buyer (or the Buyer Designee) in AOPH, and declarations of trust between such directors and AOPH Seller; and

3.2.5

the original share certificate(s) of the AOPH Shares and all of the shares of the Target  Group Companies (other than 60% of the shares of Pacific Space InternationalDevelopment   Corporation   which   is   not   owned   by   SPi Technologies).

Payment

3.3

The Buyer and the Sellers shall jointly instruct the Escrow Agent to pay to the AOPH Seller an amount in cash equal to the AOPH Purchase Price, the SPi India Minority Purchase Price, the SPi India Majority Purchase Price and the SPi China Purchase Price in aggregate (after deducting US$17,000,000) by electronic transfer of immediately available funds in US$ to the AOPH Seller’s Account.

SCHEDULE 3 SELLERS’ WARRANTIES

PART A

1.	CAPACITY AND AUTHORITY
1.1

The relevant Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each Transaction Document to be executed by the relevant Seller at or before Completion.

1.2	The execution and delivery of, and the performance by each Seller of its obligations under, the Transaction Documents to which it is a party will not:
1.2.1	result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional documents of such Seller;
1.2.2	result in a breach of, or constitute a default under, any agreement or instrument to which the relevant Seller is a party or by which such Seller is bound;
1.2.3

result in a breach of any Law, order, judgment or decree of any court or governmental agency to which such Seller is a party or by which such Seller is bound or submits, in each case, where such breach or default (as the case may be) would or would be reasonably likely to have a material adverse effect on the ability of such Seller to perform its obligations under the Transaction Documents to which it is a party;

1.2.4	require any consent, approval or authorisation from, or registration, declaration, notification or filing with or to any Authority (other than those referred to in this Agreement); or
1.2.5

require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Target Group Company or to a loss of any benefit to which such Target Group Company is entitled under, any provision of any agreement or other instrument binding upon such Target Group Company (other than the change of control consents as Disclosed to the Buyer).

1.3

Each Seller’s obligations under this Agreement and each Transaction Document to be executed by such Seller at or before Completion are, or when the relevant Transaction Document is executed will be, valid and legally binding upon such Seller, as the case may be.

2.	AOPH SHARES
2.1

(a) The AOPH Seller is the sole beneficial owner of the AOPH Shares, out of which five  common shares are held by the AOPH Seller’s nominees (each of whom is a director of AOPH) and the legal title to the remaining shares are held by the AOPH Seller. (b) The AOPH Seller is entitled to transfer the full ownership of the AOPH Shares and cause the redemption of the AOPH Preference Shares on the terms set out in this Agreement.

2.2	The AOPH Shares and AOPH Preference Shares comprise the whole of AOPH’s allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.
2.3

Immediately following Completion, there will be no Encumbrance, and there will be no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the AOPH Shares or unissued shares in the capital of AOPH.

2.4

From 2013 to 2016, AOPH redeemed 113,017,000 fully-paid preferred shares in AOPH of PHP1.00 each. Other than this redemption and this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of AOPH (including an option or right of pre emption or conversion).

3.	ROHQ SHARES
3.1	The ROHQ Seller is the sole legal and beneficial owner of the ROHQ Shares and is entitled to transfer the full ownership of the ROHQ Shares on the terms set out in this Agreement.
3.2	The ROHQ Shares comprise the whole of ROHQ’s allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.
3.3

Immediately following Completion, there will be no Encumbrance, and there will be no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the ROHQ Shares or unissued shares in the capital of ROHQ.

3.4

Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the ROHQ (including an option or right of pre-emption or conversion).

4.	SALE SHARES
4.1

SPi Technologies is the sole legal and beneficial owner of the SPi India Majority Shares and is entitled to transfer the full ownership of the SPi India Majority Shares on the terms set out in this Agreement. SPi India Holdings (Mauritius), Inc. is the sole legal and beneficial owner of the SPi India Minority Shares and is entitled to transfer the full ownership of the SPi India Minority Shares on the terms set out in this Agreement.

4.2

SPi Asia Ventures Pte. Ltd. is the sole legal and beneficial owner of the SPi China Shares and is entitled to transfer the full ownership of the SPi China Shares on the terms set out in this Agreement.

5.	TARGET COMPANY
5.1	Each Seller and each of the Target Companies is duly incorporated, validly existing, duly registered and in good standing under the laws of the jurisdiction of its incorporation.
5.2	No administrator, receiver or statutory manager has been appointed in respect of the whole or part of the assets and undertaking of each Target Company.
5.3	None of the Target Companies is in liquidation and no order has been made or effective resolution passed for the liquidation or winding up of any of the Target Companies.
6.	TARGET GROUP COMPANIES
6.1	The information relating to the Target Group Companies in Schedule 1 is true and accurate.
6.2

AOPH is the sole beneficial owner of 26,009 fully-paid common shares in SPi Technologies, out of which the legal title to six common shares are held by AOPH’s five nominees (each of whom is a director of SPi Technologies) and the legal title to the remaining shares are held by AOPH. SPi Technologies is the sole beneficial owner of 200,000 fully-paid common shares in Pacific Space International Development Corporation, out of which the legal title to five common shares are held by SPi Technologies’ five nominees (each of whom is a director of Pacific Space International Development Corporation) and the legal title to the remaining shares are held by SPi Technologies. Other than as set out in this paragraph, each of the Target Group Companies is the sole legal and beneficial owner of the wholly allotted and issued share capital of its respective Target Subsidiary and all such shares are fully paid up and free from all Encumbrances, except in the case of Pacific Space International Development Corporation in which SPi Technologies is the legal and beneficial owner of 40% of the allotted and issued share capital.

6.3

Other than their interest prior to Completion in the Dormant Companies, SPi Asia Ventures Pte. Ltd. and SIHL and as set out in Schedule 2, none of the Target Companies has or beneficially owns an interest in, or has otherwise agreed to acquire an interest of any nature in any shares, debentures or other securities of, or merge or consolidate with, a corporate body or any other person other than the Target Subsidiaries.

6.4	Each Target Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
6.5

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or unissued shares in the capital of any of the Target Subsidiaries.

6.6

There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Target Subsidiaries (including an option or right of pre-emption or conversion).

7.	INSOLVENCY
7.1

No administrator, receiver or statutory manager has been appointed, nor have any documents been filed with the court for such appointment or any notice of an intention to make such appointment been given by the relevant company, its directors or any creditor for such appointment, in respect of the whole or part of the assets and undertaking of any Target Group Company.

7.2

No Target Group Company is insolvent or unable to pay its debts (within the meaning of any insolvency legislation applicable to the Target Group Company concerned), has stopped paying its debts as they fall due, or is in liquidation, and no order has been made or effective resolution passed for the liquidation or winding up of any Target Group Company.

PART B

1.	CONSTITUTIONAL AND CORPORATE DOCUMENTS
1.1

All returns, particulars, resolutions and other documents which each Target Group Company is required by Law to file with or deliver to any Authority in any jurisdiction have been correctly made up and filed or delivered in all material respects.

1.2

All statutory books and registers of the Target Group Companies have been properly kept in all material respects and so far as the Sellers are aware, no notice that any of them is incorrect or should be rectified has been received.

2.	ACCOUNTS
2.1

Having regard to the purpose for which they were prepared, the AOPH Locked Box Financial Statements show a true and fair view of the assets, liabilities and state of affairs of AOPH and its subsidiaries as at the Locked Box Date and of the profits and losses of AOPH and its subsidiaries for the financial year ended on the Locked Box Date that is not misleading in any material respect, and have been prepared in accordance with the accounting policies of the Asia Outsourcing Group consistent with those used in the preparation of the Accounts.

2.2

The financial statements described in limb (i) of the definition of ROHQ Locked Box Financial Statements show a true and fair view of the assets, liabilities and state of affairs of the regional operating headquarters in the Philippines of ROHQ as at 31 December 2015 and the Locked Box Date and of the profits and losses and cash flows of the regional operating headquarters in the Philippines of ROHQ for the financial years ended 31 December 2015 and the Locked Box Date, and have been prepared in accordance with the Philippine Financial Reporting Standards.

2.3

The Accounts that are audited (as specified in Schedule 1) show a true and fair view of the assets, liabilities and state of affairs of each of the relevant Target Group Companies as at the date on which such Accounts were prepared and of the profits and losses and cash flows (where applicable) of each of the relevant Target Group Companies for the financial year for which such Accounts were prepared.

2.4

The Accounts that are unaudited (as specified in Schedule 1), the financial statements described in limb (ii) of the definition of ROHQ Locked Box Financial Statements and the Management Accounts (a) have been properly prepared on a basis consistent with the Accounts, and (b) having regard to the purpose for which they were prepared and the fact that they are not audited statutory accounts, are not misleading in any material respect and give a reasonable view of the assets, liabilities, cash flows and profits and losses of the Target Group Companies as at the last date of the accounting period in which such Management Accounts were prepared and for the periods for which such Management Accounts were prepared.

3.	CHANGES SINCE THE LOCKED BOX DATE

Since  the  Locked  Box  Date,  other  than  pursuant  to  the  Carved-Out  Entities Settlement:

3.1	the Target Group’s business has been operated in the usual way so as to maintain it as a going concern in a manner consistent with its past practices and policies;
3.2	so far as the Sellers are aware, there has been no material change to the Target Group’s business, financial position or operations;
3.3

no Target Group Company has issued or agreed to issue any share or loan capital (except for intercompany balances between the Target Group Companies, including but not limited to those contemplated under this Agreement);

3.4

no dividend or other distribution of profits or assets has been, or has agreed to be, declared, made or paid by any Target Group Company (other than any dividend or other distribution of profits or assets declared, made or paid to or for the benefit of any other Target Group Company);

3.5	no Target Group Company has borrowed or raised any money (except hedging transactions and working capital borrowed or raised in the ordinary course of business consistent with past practice);
3.6

no capital expenditure has been incurred on any individual item by any Target Group Company in excess of $1,000,000 or $1,000,000 in aggregate across the Target Group outside of the Annual Budget, and no Target Group Company has acquired, invest or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of $1,000,000;

3.7	there have been no changes (other than those required by Law) to the terms of employment of any of the Senior Employees;
3.8	no Employee pension or benefit scheme has been created, and there have not been any amendments to any existing Pension Scheme or Pension Benefits;
3.9	no shareholder resolutions of any Target Group Company, have been passed other than as routine business at the annual general meeting; and
3.10

save for matters affecting similar businesses generally, there has been no occurrence of any matter or event (or series of matters or events) which has had or is reasonably likely to have a material adverse effect on the financial or trading position of the Target Group.

4.	TAX
4.1	Each Target Group Company has paid all Tax which it has become liable to pay.
4.2

Each Target Group Company (a) has within applicable time limits in all material respects made all returns, provided all information, given all notices, submitted all accounts and computations, obtained all registrations and maintained in all material respects all records in relation to Tax as it is required to make, provide or maintain and all such Tax returns, accounts, computations, information and notices were, and remain, correct and accurate in all material respects, (b) has complied on a timely basis in all material respects with all notices served on it and any other requirements lawfully made of it by any Tax Authority, and (c) has not entered into any waivers or agreement with any Tax Authority to extend any statutory limitation period with respect to any Tax to which any Target Group Company may be subject.

4.3

No Target Group Company is involved in any dispute in relation to Tax with any Tax Authority nor are any of the assets of any Target Group Company subject to a tax lien, and no Target Group Company is the subject of an investigation, enquiry, assessment, audit, non-routine visit or review by any Tax Authority or been liable to pay a penalty, surcharge, fine or interest in connection with Tax and, so far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any such dispute, disagreement, investigation, enquiry, assessment, audit, non-routine visit or review or circumstances by reason of which any Target Group Company may become liable to pay any penalty, surcharge, fine or interest in connection with Tax.

4.4

Each Target Group Company has deducted or withheld all amounts which it has been obliged by Law to deduct or withhold from any payment made by it or in connection with the provision by it of any benefit, payment or asset and has duly accounted to the relevant Tax Authority for all such amounts.

4.5	No Target Group Company has entered into any special agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on an application of Law).
4.6

No Target Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the intention of the Target Group was the avoidance, reduction, deferral or refund of Tax.

4.7

No act, transaction, event or omission has occurred (including without limitation the execution or implementation of this Agreement or the Transaction Documents) in consequence of which any Target Group Company is or may be held liable for Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than a Target Group Company.

4.8

Each Target Group Company has duly  filed  in  all  material  respects  all  land transaction returns required to be filed with any Tax Authority and has paid all stamp duty land tax or other similar real estate taxes to which it is liable.

4.9

Each Target Group Company is, and always has been, resident only in its jurisdiction of incorporation for Tax purposes and no Target Group Company is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation, except for ROHQ which is subject to Tax in Singapore and Philippines. No Target Group Company has, or has ever had, a branch or permanent establishment in a jurisdiction other than its jurisdiction of incorporation, except for ROHQ which has a branch in the Philippines.

5.	LICENCES
5.1

All licences, permissions, registrations, consents and authorisations (public and private), including all EHS Consents, registration approvals (collectively, the “Permits”) from the Philippine Economic Zone Authority, and approvals from the Office of the Development Commissioner of the MEPZ Special Economic Zone of India and the office of Software Technology Parks of India, which in each case is material for the operations of the relevant member(s) of the Target Group in the jurisdictions and in the manner in which such operations are carried out as at the date of this Agreement, have been obtained, and are valid and subsisting and any conditions attached or related thereto have been complied with in all material respects, and no notice of revocation, suspension or non-compliance has been received from the relevant Authority which issues or approves such Permits.

6.	LITIGATION AND COMPLIANCE WITH LAW
6.1

No Target Group Company is a party to a civil, criminal, arbitration, administrative or other proceeding involving a monetary amount exceeding US$250,000 (if applicable) (“Proceeding”), which is continuing (other than in relation to the collection of debts arising in the ordinary course of business of the relevant Target Group Company which does not exceed US$1,000,000), nor is any such Proceeding pending or threatened in writing by or against a Target Group Company (other than in relation to collection of debts arising in the ordinary course of business) and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such Proceedings.

6.2

Each Target Group Company has in the last three years complied in all material respects with all Laws and regulations applicable to it, including all notification, filing or registration requirements under applicable Law.

6.3

None of the Sellers or, so far as the Sellers are aware, the Target Group Companies or any of their respective current Representatives is or has been the subject of any investigations, inquiry or enforcement proceedings by any Authority (including pursuant to any Anticorruption Law), and, so far as the Sellers

are aware, no such investigations, inquiries or enforcement proceedings are pending or threatened in writing and, there are no circumstances likely to give rise to any such investigations, inquiries or enforcement proceedings.

6.4	None of the Sellers or, so far as the Sellers are aware, the Target Group Companies or any of their respective current Representatives has in the four years prior to the date of this Agreement:
6.4.1

authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist the Target Group in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or

6.4.2	taken any other action which would violate any Anticorruption Laws.
6.5	The Target Group Companies:
6.5.1	have in place in place policies, systems, controls and procedures designed to prevent them and their Representatives from violating any Anticorruption Laws; and
6.5.2	have in all material respects kept up-to-date records of their activities, including financial records in a form and manner appropriate for a business of its size and resources.
6.6

None of the Sellers or the Target Group Companies are, or are owned or controlled by, a Sanctioned Person, and, as far as the Sellers are aware, none of their respective officers, directors, or holders of their equity interests is a Sanctioned Person.

6.7

None of the Sellers or the Target Group Companies have during the last four years knowingly facilitated or engaged in, are now knowingly facilitating or engaging in, or will facilitate or engage in, any dealings or transactions (i) with or for the benefit of, or  otherwise made available any funds or economic resources to any Sanctioned Person,  (ii) involving any property of a Sanctioned Person or (iii) relating to any Sanctioned Territory.

7.	INSURANCE
7.1

The Disclosure Letter contains a list of each Target Group Company’s material insurance policies. Each such material insurance policy is in full force and effect, and all premiums which are due under each such insurance policy have been paid. No claim which has been made in accordance with any such policy exceeding US$250,000 is outstanding under any such insurance policies.

8.	AGREEMENTS
8.1	None of the Target Group Companies is:
8.1.1	a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or
8.1.2	a party to a distributorship, agency, franchise or management agreement or arrangement.
8.2

None of the Target Group Companies is a party to, or is liable under any agreement outside of the ordinary course of business, which involves a monetary amount exceeding US$250,000 per annum, including:

8.2.1	an agreement entered into other than in the usual course of its business; or
8.2.2	an agreement, arrangement or obligation entered into other than by way of a bargain at arm’s length.
8.3	True and complete copies of all Material Contracts have been Disclosed to the Buyer.

8.4

Each of the Material Contracts is in full force and effect and binding on the parties to it. No notice of termination of any Material Contract has been received or served by a Target Group Company and, so far as the Sellers are aware, there are no legal grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

8.5

No Target Group Company is in material default under any Material Contract, agreement or arrangement to which it is a party and, so far as the Sellers are aware, no other party to such an agreement or arrangement is in default thereunder.

8.6

No counterparty to a Material Contract has given written notice of any intention to, and so far as the Sellers are aware no such counterparty has any intention to, adversely change or reduce in any material respect their business dealings with the Target Group Companies, whether by reason of the entry into this Agreement, the transactions contemplated by it or otherwise.

9.	INTELLECTUAL PROPERTY
9.1

The Disclosure Letter contains the complete and accurate details of all the registered Intellectual Property Rights in respect of which a Target Group Company is the registered or beneficial owner or applicant for registration, other than applications made solely on behalf of clients of a Target Group Company in respect of Intellectual Property Rights beneficially owned by such clients.

9.2

The Target Group Companies either own, or have valid licences to use, all the Intellectual Property Rights in materially the same manner as it is currently carried on and the Intellectual Property Rights will not be liable to termination pursuant to any contractual change of control clause as a result of the acquisition of the Sale Shares by the Buyers or the execution or performance of any of the Transaction Documents. None of the Intellectual Property Rights are owned by any member of the Sellers’ Group Companies.

9.3	All renewal fees payable before the date of this Agreement in respect of the registered Intellectual Property Rights have been paid.
9.4	In respect of the licences of third party Intellectual Property Rights to the Target Group Companies (the “Licensed Intellectual Property”):
9.4.1	each licence is in full force and effect and binding on the parties to it; and
9.4.2

the terms of the licences have been complied with in all material respects by the relevant Target Group Company and (so far as the Sellers are aware) the relevant counterparties in all material respects, no written notice of termination of any Licensed Intellectual Property has been received or served by a Target Group Company and, so far as the Sellers are aware, there are no legal grounds on which they might be terminated.

9.5

So far as the Sellers are aware, the business carried on by the Target Group Companies at the date of this Agreement does not infringe or misappropriate any third party rights in Intellectual Property.

9.6

Each officer, Employee, contractor or consultant that has undertaken work for the Target Group Companies has entered into a contract or any similar arrangement under which they  are obliged to disclose and assign any Intellectual Property to a Target Group Company.

9.7	No Target Group Company has granted or is obliged to grant a licence, assignment or other right in respect of any of the Intellectual Property Rights to any person outside the Target Group.
10.	INFORMATION TECHNOLOGY
10.1	Save as set out in the agreements listed at paragraph 13 of the Disclosure Letter and other than off-the-shelf software, the Target Group Companies own the IT Systems free from Encumbrances.
10.2

Having regard to the nature and size of the Target Group, the Target Group Companies have the benefit of appropriate arrangements for the maintenance, support and disaster recovery of their IT Systems (if applicable).

10.3

Having regard to the nature and size of the Target Group, the Target Group Companies in all material respects follow reasonably appropriate procedures for protecting their IT Systems from infection by software viruses and from access by unauthorised persons.

11.	DATA PROTECTION
11.1	The Target Group Companies operate reasonably appropriate measures and systems in order to prevent unauthorised access to or use of Personal Data held by the Target Group Companies.
12.	PENSIONS
12.1	True and complete copies of the trust deeds, rules and other documents governing and constituting the Pension Scheme and any amendments thereto have been Disclosed to the Buyer.
12.2	The Pension Scheme is the only scheme under which Employees, directors or former employees or directors of the Target Group are entitled to Pension Benefits.
12.3

There are not in respect of the Pension Scheme any existing disputes, actions or claims by any person (other than routine claims for benefits) outstanding, pending or threatened against the administrators of the Pension Scheme or any Target Group Company or any disputes about the benefits payable under the Pension Scheme, and so far as the Sellers are aware, there are no circumstances which might give rise to any such dispute, action or claim.

12.4

In relation to the Pension Scheme and the provision of any Pension Benefits, each Target Group Company complies in all material respects with and has always complied in all material respects with and the Pension Scheme has been administered in all material respects in accordance with all applicable Laws (including sex and other discrimination laws and equal pay laws) and regulations applicable to such schemes.

12.5	All employers’ and employees’ contributions or other payments and expenses which have fallen due for payment to, or in respect of, the Pension Scheme have been paid.
13.	EMPLOYEES
13.1

No Target Group Company has given notice of termination to, or received notice of resignation from, any Senior Employee in respect of  such  Senior  Employee’s employment contract in respect of which the notice period is still outstanding.

13.2

No Target Group Company is involved in any Proceedings, which is continuing, involving a monetary amount exceeding US$100,000 in respect of any of its current employees in relation to their employment relationship.

13.3

There is no employee share option or other equity or share incentive scheme adopted by the Target Group, and no Employee participates in an equity or share incentive scheme adopted by any CVC Party, other than as Disclosed to the Buyer.

13.4	No Target Group Company has any agreements or arrangements with any trade union, works council, staff association or other body representing any of such Target Group Company’s employees.
13.5	No Target Group Company has, in the three years prior to the date of this Agreement, experienced any material labour strikes.
13.6	Particulars of all material written employment policies and staff handbooks pertaining to the Employees have been Disclosed to the Buyer.
13.7

No contractual or gratuitous payment (including in the form of a “golden parachute”) or benefit has been made or may become due to be made to any Employee in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof.

13.8	The acquisition of the Sale Shares by the Buyer or compliance with the terms of this Agreement will not enable any director or Employee to terminate their employment or engagement.

13.9

Other than routine increases to salary and the level of benefits, during the twelve month period before the date of this Agreement, there have been no material changes to the terms and conditions or benefits of any Employee.

14.	REAL ESTATE
14.1	The Target Group has the right to occupy all land and buildings occupied by it at the date of this Agreement.
14.2

The Properties are the only land and buildings owned, controlled, used or occupied by the Target Group Companies in connection with their business or in relation to which any Target Group Company has any right, interest or liability and the particulars of the Properties set out in the Disclosure Letter are true and accurate in all material respects.

14.3	The Target Group Companies are the legal and beneficial owner in possession of the Owned Properties, are in exclusive occupation of it and has a good and marketable title to it.
14.4

The Target Group Companies have paid the rent and observed and performed in all material respects the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Leased Properties are held and the last demands for rent (or receipts if issued) were unqualified and all such leases are valid and in full force.

14.5	There is no covenant, restriction, burden, stipulation or outgoing affecting any Properties which materially conflicts with its current use or materially and adversely affects its value.
14.6

No Target Group Company has received any notice or order materially and adversely affecting any of the Properties from any Authority or any third party and, so far as the Sellers are aware, there are no proposals on the part of any Authority which would materially   adversely affect any  of  the  Properties,  including  those  relating  to compulsory purchase or highways works.

14.7	So far as the Sellers are aware, none of the Target Group Companies have any continuing liability in respect of any properties formerly owned or occupied by a Target Group Company.
15.	INDEBTEDNESS

Each Target Group Company does not have any outstanding indebtedness (except for any outstanding operating debt as at the date of this Agreement which has been Disclosed to the Buyer and incurred in the ordinary course of business of such Target Group Company). Full particulars of agreements or facilities in relation to, or evidencing, any indebtedness or obligations securing any indebtedness have been Disclosed to the Buyer.

16.	GUARANTEES AND INDEMNITIES
16.1

No Target Group Company is a party to nor is liable under a guarantee, indemnity, security  agreement  or  other  agreement  to  secure  or  incur  a  financial  or  other obligation with respect to another person’s (which is not a Target Group Company’s) obligation or indebtedness.

16.2

No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any Target Group Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Target Group Company.

17.	RELATED PARTY TRANSACTIONS
17.1

No Seller Related Party (other than a Target Group Company), is a party to any outstanding contract (other than an employment contract) or transaction with any Target Group Company or has any direct legal or beneficial interest in any property, tangible or intangible, used by any Target Group Company.

17.2

Saved as Disclosed, there is no outstanding indebtedness or liability (actual or contingent) and no outstanding, commitment or arrangement between a Target Group Company and any Seller Related Party, other than pursuant to agreements with members of the PLDT group in the ordinary course of business, employment contracts or pursuant to the Carved-Out Entities Settlement.

18.	POWERS OF ATTORNEY AND AUTHORITIES

None of the Target Group Companies has given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on that Target Company’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties).

19.	BROKERAGE OR COMMISSIONS

No person is entitled to receive a finder’s fee, brokerage or commission from any of the Target Company in connection with this Agreement.

20.	DISPOSALS AND TRANSITIONAL ARRANGEMENTS
20.1

So far as the Sellers are aware, none of the Target Group Companies have any existing or continuing liability or obligation to any person (including the Sellers or its Related Parties) and none of the Target Group Companies are subject to any claims or have received any notice of such claim from any person (including the Seller or its Related Parties), in each case, in respect of the CRM Disposal, the SPi Healthcare Disposal, the Conifer Transaction or the Bachieve Asset Purchase Transaction.

20.2

All material particulars of arrangements and agreements in relation to any material business dealings between any Target Group Company on the one part, and any of (a) SPi CRM Inc and/or its subsidiaries, (b) Infocom Technologies Inc. and/or its subsidiaries, (c) SPi Healthcare Inc. and/or its subsidiaries and (d) Asia Outsourcing US Inc. and/or its subsidiaries, on the other part, have been Disclosed to the Buyer.

21.	TAX MATTERS FOR TRANSFER OF SPI INDIA MINORITY SHARES
21.1	SIHL is a company incorporated under the laws of Mauritius.
21.2	SIHL plans to apply for a Global Business License Category I and a tax residency certificate in Mauritius.
21.3

From Conversion Date, all decision making powers of SIHL will, in substance, be exercised by the board of directors of SIHL and all meetings of the board of directors of SIHL will be held and chaired in Mauritius. From Conversion Date, all directors of SIHL are non-residents of India and a majority of the directors on the board of directors of SIHL are residents of Mauritius.

21.4	So far as the Sellers are aware, SIHL does not have a permanent establishment in India.
21.5	So far as the Sellers are aware, SIHL is a non-resident of India as defined under section 6 read with section 2(30) of the Income Tax Act of India.
21.6	Other than the holding its investment in SPi India, SIHL does not carry out other activities in India.
21.7	SIHL treats the SPi India Minority Shares as ‘investments’ and not as ‘stock in trade’ for accounting purposes.
21.8	As at Completion, SIHL has its principal bank account(s) in Mauritius.
22.	TAX MATTERS FOR TRANSFER OF SPI INDIA MAJORITY SHARES
22.1	SPi Technologies a tax resident of the Philippines under Article 4 of the India- Philippines Tax Treaty.
22.2	As at Completion, SPi Technologies holds a valid tax residence certificate issued by the Philippines Revenue Authority.
22.3

All decision making powers of SPi Technologies are, in substance, exercised by the  board  of  directors  of  SPi  Technologies  and  all  meetings  of  the  board  of directors  of SPi Technologies have been held and chaired in Philippines. All directors of SPi  Technologies are non-residents of India and a majority of the directors on the board of directors of SPi Technologies are residents of Philippines.

22.4	So far as the Sellers are aware, SPi Technologies does not have a permanent establishment in India.
22.5	So far as the Sellers are aware, SPi Technologies is a non-resident of India as defined under section 6 read with section 2(30) of the Income Tax Act of India.
22.6	Other than the holding its investment in SPi India, SPi Technologies does not carry out other activities in India..
22.7	SPi Technologies treats the SPi India Majority Shares as ‘investments’ and not as ‘stock in trade’ for accounting purposes.
22.8	SPi Technologies has its principal bank account(s) in Philippines.

SCHEDULE 4 BUYER’S WARRANTIES

1.	INCORPORATION AND EXISTENCE

The Buyer is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

2.	CAPACITY AND AUTHORITY
2.1

The Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each Transaction Document to be executed at or before Completion.

2.2	The execution and delivery of, and the performance by the Buyer of its obligations under, the Transaction Documents to which it is a party will not:
2.2.1	result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional documents of the Buyer;
2.2.2	result in a breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party or by which the Buyer is bound;
2.2.3	result in a breach of any Law, order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound or submits,

in each case, where such breach or default (as the case may be) would or would be reasonably likely to have an adverse effect on the ability of the Buyer to perform its obligations under the Transaction Documents to which it is a party;

2.2.4	require any consent, approval or authorisation from, or registration, declaration, notification or filing with or to any Authority.
2.3

The Buyer’s obligations under this Agreement and each Transaction Document to be executed by the Buyer at or before Completion are, or when the relevant Transaction Document is executed will be, valid and legally binding upon the Buyer.

3.	INSOLVENCY
3.1

No administrator, receiver or statutory manager has been appointed, nor have any documents been filed with the court for such appointment or any notice of an intention to make such appointment been given by the relevant company, its directors or any creditor for such appointment, in respect of the whole or part of the assets and undertaking of the Buyer.

3.2

The Buyer is not insolvent or unable to pay its debts (within the meaning of any insolvency legislation applicable to the company concerned), has stopped paying its debts as they fall due, or is in liquidation, and no order has been made or effective resolution passed for the liquidation or winding up of the Buyer.

4.	CAPITAL RESOURCES

The Buyer and/or the Buyer Designees will have available to it at Completion, sufficient, readily and unconditionally available funds to pay the Aggregate Purchase Price and all other amounts payable by the Buyer and/or the Buyer Designees pursuant to the terms of this Agreement.

SCHEDULE 5

LIMITATIONS ON THE SELLERS’ LIABILITY

1.	LIMITATION ON QUANTUM
1.1

Subject to paragraph 11 of this Schedule 5, the Sellers are not liable in respect of a Warranty Claim or an Uninsured Tax Claims (as defined in Schedule 9) unless the amount that would otherwise be recoverable from the Sellers (but for this paragraph

1.1of this Schedule 5) in respect of that Claim, when aggregated with any other amount or amounts in respect of other Claims arising from substantially the same facts or circumstances as that Claim, exceeds US$330,000, in which case the Sellers shall be liable for the entire amount of such Claim and not merely the excess.

1.2	Subject to paragraph 11 of this Schedule 5, the Sellers’ total liability in respect of:
1.2.1	Core Warranty Claims is limited to 100% of the Aggregate Purchase Price;
1.2.2	Uninsured Tax Claims is limited to US$12,500,000;
1.2.3	Claims under the Sellers’ Warranties (other than the Core Warranties) is limited to an amount equal to US$3,300,000 (subject to paragraph 1.2.5 below);
1.2.4

subject to paragraphs 1.2.1 to 1.2.3 and 1.2.5 of this Schedule 5, all Claims is limited to the Deferred Purchase Price, and following the deposit of the relevant portion of the Deferred Purchase Price in the Escrow Account, to the balance standing to the credit of the Escrow Account from time to time; and

1.2.5

Insured Tax Claims and Warranty Claims under paragraph 21 or 22 of Schedule 3 are limited to the amounts which the Buyer may recover under the Insurance Policy (and for the avoidance of doubt, the Buyer shall have no recourse against any Seller in relation to such Claim).

1.3

The Buyer shall not be entitled to claim for any punitive, indirect or consequential loss  (including loss of profit) in respect of any Warranty Claim unless and to the extent  such loss is a reasonably foreseeable consequence of the  fact,  matter  or circumstance giving rise to that Warranty Claim.

1.4

In the event that any of the steps in Schedule 7 are not completed, the Buyer agrees that  its sole remedy, if any, shall be pursuant to Clause 10.1.2 (as applicable) and further acknowledges that it shall have no recourse against the Sellers in respect of the same for a breach of a Sellers’ Warranty.

2.	TIME LIMITS FOR BRINGING CLAIMS

The Seller is not liable for a Claim in respect of:

2.1

a Core Warranty unless the Buyer has notified the Seller of the Claim stating in reasonable detail the nature of the Claim and the amount claimed on or before the date which is seven (7) years from the Completion Date;

2.2

Clause 3 unless the Buyer has notified the Seller of the Claim stating in reasonable detail the nature of the Claim and the amount claimed (detailing the Buyer’s calculation of the loss thereby alleged to have been suffered) on or before the date which is six (6) months from the Completion Date;

2.3

Clause 10 unless the Buyer has notified the Seller of the Claim stating in reasonable detail the nature of the Claim and the amount claimed (detailing the Buyer’s calculation of the loss thereby alleged to have been suffered) on or before the date which is nine (9) months from the Completion Date; and

2.4

any Sellers’ Warranty (other than Core Warranty) or any other provision of this Agreement unless the Buyer has notified the Seller of the Claim stating in reasonable detail the nature of the Claim and the amount claimed (detailing the Buyer’s calculation of the loss thereby alleged to have been suffered) on or before the date which is three (3) years from the Completion Date.

3.	NOTICE OF CLAIMS

A Claim notified in accordance with paragraph 2 of this Schedule 5 is unenforceable against the Seller on the expiry of the period of twelve (12) months starting on the day of notification of the Claim (unless previously settled, satisfied or withdrawn), unless proceedings in respect of the Claim have been properly issued and validly served on the Seller.

4.	SPECIFIC LIMITATIONS
4.1	The Sellers are not liable in respect of a Claim:
4.1.1	to the extent that the matter giving rise to the Claim would not have arisen but for:
(a)	acts after Completion by the Buyer’s Group, other than any acts in connection with a pre-existing contractual obligation, required by applicable Laws or in the ordinary course of business; or
(b)

the passing of, or a change in, any Law, or the interpretation of any Law by a government, governmental department, agency or regulatory body after the date of this Agreement, or an increase in the tax rates or an imposition of any tax, in each case not actually or prospectively in force at the date of this Agreement;

4.1.2

to the extent that the matter giving rise to the Claim arises wholly or partially from an event before or after Completion at the specific, written request or direction of, or with the specific written consent of, the Buyer;

4.1.3

to the extent that the matter giving rise to the Claim is an amount for which a Target  Group Company has recovered from, a person other than a Seller’s Group  Company, whether under a provision of applicable  law,  insurance policy or otherwise howsoever;

4.1.4	if the Buyer fails to act in accordance with paragraph 7 of this Schedule 5, to the extent it increases the loss in connection with the matter giving rise to the Claim;
4.1.5	to the extent that the matter giving rise to the Claim is a liability for Tax which has been paid or discharged on or before Completion;
4.2

The Seller is not liable in respect of a Warranty Claim if the Buyer was aware at the date of this Agreement (i) of such fact, matter or circumstance which is the subject matter of the Warranty Claim, and (ii) that the fact, matter or circumstance would give rise to a Warranty Claim. For the purposes of this paragraph 4.2, the Buyer shall be deemed to have the actual knowledge of Cyrus Driver, Florian Marquis, Carl Rodrigues, Joseph Khoo and Murali Nair (each having read each of the Due Diligence Reports) as at the date of this Agreement. In this paragraph 4.2, “Due Diligence Reports” means: (a) the Legal Due Diligence Report in respect of Project Arc prepared by Latham & Watkins dated 16 May 2017; (b) the Financial, Tax and Environmental, Social and Governance Due Diligence Report in respect of Project Arc prepared by PwC dated 12 May 2017; (c) the commercial due diligence report in respect of Project Byte prepared by McKinsey & Company dated April 2017; and (d) the competition law analysis in respect of Project Arc prepared by Clifford Chance dated 11 April 2017.

5.	RECOVERY ONLY ONCE

The Buyer is not entitled to recover more than once in respect of the same loss.

6.	CONTINGENT LIABILITIES

To the extent that a Claim is based upon a liability of a Target Group Company which is a contingent liability, the Seller shall not be liable to make a payment to the Buyer in respect thereof unless and until such time as the contingent liability becomes an actual liability of a Target Group Company to make a payment, provided that the Buyer shall still be entitled to notify such Claim within the time periods for notification required under paragraph 2 of this Schedule 5 and the twelve month period referred to under paragraph 3 of this Schedule 5 do not commence until such time as the contingent liability becomes an actual liability.

7.	CONDUCT OF CLAIMS
7.1

If a Buyer’s Group Company becomes aware of a claim from a third party which constitutes or which would give rise to a Claim, so long as any of the following actions by the Buyer does not prejudice the business of the Target Group in any material respect:

7.1.1	the Buyer shall give notice to the Seller of the matter and shall consult with the Seller with respect to the matter;
7.1.2	the Buyer shall, and shall ensure that each Target Group Company will:
(a)	take any action and institute any proceedings, and give any information and assistance, as the Seller may reasonably request to:
(i)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or
(ii)	enforce against a person (other than a Seller’s Group Company) the rights of a Target Group Company in relation to the matter; and
(b)

in connection with proceedings related to the matter (other than against a Seller’s Group Company) use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings, and in each case on the basis that the Seller shall indemnify the Buyer, and keep the Buyer indemnified, on demand against all costs incurred as a result of a request or nomination by the Seller; and

7.1.3

the Buyer shall not, and shall ensure that no Target Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Seller, not to be unreasonably withheld or delayed.

8.	RECOVERY FROM ANOTHER PERSON
8.1	If the Seller pays to the Buyer an amount in respect of a Claim and the Buyer subsequently recovers from another person an amount which is directly referable to the matter giving rise to the Claim:
8.1.1	if the amount paid by the Seller in respect of the Claim is more than the Sum Recovered, the Buyer shall immediately pay to the Seller the Sum Recovered; and
8.1.2	if the amount paid by the Seller in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller.
8.2	For the purposes of paragraph 8.1 of this Schedule 5, “Sum Recovered” means an amount equal to the total of:
8.2.1	the amount recovered from the other person;
8.2.2	less all taxation and any costs incurred by a Buyer’s Group Company in recovering the amount from the person.
8.3

For the avoidance of doubt, any sum recovered by any Buyer Group Company under or pursuant to the Insurance Policy shall not constitute a Sum Recovered for the purpose of this paragraph 8 of this Schedule 5.

9.	MITIGATION

Nothing in this Schedule 5 restricts or limits the Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

10.	iNSURANCE POLICY

Notwithstanding any other provision of this Agreement:

10.1.1

the Seller and the Buyer agree  that,  except  in  the  case  of  fraud,  wilful misconduct or wilful  concealment,  subject  to  paragraph  10.1.2  of  this Schedule 5, the Insurance Policy shall serve as the sole source of recovery for the Sellers’ obligations under any Warranty Claim, and the Buyer shall solely seek recovery from the Insurance Policy for such Warranty Claims;

10.1.2

without prejudice to the other limitations contained in this Schedule 5 and subject to paragraph 1.2.3 of this Schedule 5, the Seller shall be liable for Warranty Claims that would otherwise be recoverable under Insurance Policy but for the application of the Retentions (as defined in the Insurance Policy); and

10.1.3

nothing in this Agreement, including any limitations contained in this Schedule 5, shall impact the Buyer’s right to recover under the Insurance Policy (except to the extent such limitations are, expressly or by reference, set out in the Insurance Policy). For the avoidance of doubt, nothing in this paragraph 10 shall impact the Buyer’s right to recover in respect of any other Claim.

11.	GENERAL
11.1	Nothing in this Schedule 5 shall have the effect of limiting or restricting any liability of the Seller in respect of a Claim arising as a result of any fraud, wilful misconduct or wilful concealment.
11.2	Paragraphs 4 and 7 of this Schedule 5 shall not apply to a Claim under Clause 9 or Schedule 9 or a Tax Warranty.

SCHEDULE 6 PERMITTED

LEAKAGE

1.

All payments in respect of the reimbursement of remuneration made to, or for the benefit of, any Employee (including the Wrong Pocket Employee) of the Target Group Company (including bonus payments) in the ordinary course of trading in accordance with employment terms consistent with past practice.

2.

Amounts paid by any Target Group Company to the Sellers’ Group relating to out of pocket  expenses of the directors of the Target Group Companies in the ordinary course not exceeding US$100,000 in aggregate.

3.

All payments to any Seller Group Company in relation to insurance premiums paid by any Seller Group Company for the benefit of any Target Group Company after the Locked Box Date (in the ordinary course of business consistent with past practice).

4.

All payments to any Seller Group Company in relation to fees, costs and expenses incurred and paid by any member of the Seller Group to PricewaterhouseCoopers or its member firm(s) after the Locked Box Date in relation to the preparation of the audited balance sheet, the audited profit and loss statement and the audited cash flows (where applicable) of each of the Target Group Companies in respect of its routine annual audit and filing obligations.

5.	All payments made and loans entered into by a Seller Entity or a Target Group Company in furtherance of any of the steps and actions as specifically set out in Schedule 2.
6.	All payments due to any member of the PLDT group pursuant to the Key Supplier Contracts in the ordinary course of business.
7.	Fees payable to a Government Authority and reasonable out of pocket fees, costs and expenses properly incurred in India and Mauritius in taking the steps set out in Schedule 7.
8.	Up to US$10,000 of costs incurred by the Target Group to effect the Carved-Out Entities Settlement pursuant to Schedule 11.
9.

All payments made in the ordinary course of business or in connection with arrangements or agreements on arm’s length terms between a Target Group Company on the one hand and any director of a Target Group Company or Employee or their respective Related Persons, on the other hand.

10.	The net amount of CRM Receivables 2016 and CRM Payables 2016 if such amounts have actually been received and paid (as the case may be) by any Target Group Company.

SCHEDULE 7

SIHL CONVERSION AND SPI TECHNOLOGIES CERTIFICATE

The AOPH Seller shall procure and/or undertake to:

1.	a board meeting of board of directors of SIHL be held or written board resolutions be passed to:
1.1	approve the change of SIHL from GBC 2 to GBC 1 subject to approval of the shareholders;
1.2	appoint resident directors of SIHL (if not already done); and
1.3	ratify the appointment of local auditors and tax advisers.
2.	a shareholder resolution of SHIL be passed to:
2.1	change the change of SIHL from GBC 2 to GBC 1;
2.2	appoint resident directors of SIHL;
2.3	appoint auditors;
2.4	revoke or alter SIHL’s constitution (if any);
3.	apply for a certificate of current standing with RoC for SIHL;
4.	file the relevant notices for appointment of new directors (if any) with the Registrar of Company (“RoC”) and Financial Services Commission (FSC) in Mauritius;
5.	update the register of directors of SIHL with new directors (where applicable);
6.	apply for a tax residence certificate of SIHL in Mauritius;
7.	apply for the tax residence certificate of SPi Technologies in Philippines to remain valid as at Completion; and
8.	apply to open a bank account in Mauritius.

SCHEDULE 8 SELLER ENTITIES

Seller Entity	Sale Shares

Asia Outsourcing Netherlands B.V.	AOPH Shares
Asia Outsourcing Gamma Limited	ROHQ Shares
SPi Technologies, Inc.	SPi India Majority Shares
SPi India Holdings (Mauritius), Inc.	SPi India Minority Shares
SPi Asia Ventures Pte. Ltd.	SPi China Shares

SCHEDULE 9 TAX COVENANT

1.	DEFINITIONS
1.1	In this Schedule:

“Accounts Relief” means a Relief, which:

(a)	has been shown, or treated, as an asset in the Locked Box Financial Statements;
(b)	has been taken into account in computing (and reducing or eliminating) a provision for deferred Tax which appears in the Locked Box Financial Statements; or
(c)	has resulted in no provision for deferred Tax being made in the Locked Box Financial Statements;

“Actual Tax Liability” means a liability of any Target Group Company to make a payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax;

“BIR” means the Philippines Bureau of Internal Revenue; “Buyer’s Relief” means:

(a)	any Accounts Relief;
(b)	any Post-Locked Box Date Relief; and
(c)	any Relief arising to any member of the Buyer’s Tax Group (other than any Target Group Company) at any time;

“Buyer’s Tax Group” means the Buyer and each other company which is, or is for a Tax purpose, treated as being members of the same group as, or otherwise controlled by, connected with, or associated in any way with, the Buyer from time to time;

“CENVAT” means Indian central value added tax; “Deemed Tax Liability” means:

(a)	the loss of, unavailability of, or reduction in the amount of, an Accounts Relief; or
(b)

the use or set off of a Buyer’s Relief in circumstances where, but for the use or set off, any Target Group Company would have had an Actual Tax Liability in respect of which the Sellers would have had a liability under this Schedule;

“Demand” means any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of any Tax Authority from which it appears that a Tax Liability is, or is likely to be, incurred by or imposed on any Target Group Company in respect of which the Sellers may be liable under paragraph 2 of this Schedule or under the Tax Warranties;

“Event” includes (without limitation) any event, transaction (including, without limitation, the execution of this Agreement and Completion), act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature whatsoever and whether or not the Buyer or any Target Group Company is a party to it (including, for the avoidance of doubt, any change in the residence of a person for the purposes of any Tax, the death, bankruptcy or winding up of a person, a failure to take action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of action after Completion could have avoided the apportionment or deemed distribution), or a Target Group Company becoming, being or ceasing to be a member of a group of companies (however defined) or becoming, being or ceasing to be connected or associated with any person, company or group for the purposes of any Tax) and reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;

“Income, Profits or Gains” means income, profits, gains or any other consideration, value, receipt, standard or measure for the purposes of any Tax and:

(a)

references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Completion Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date; and

(b)

references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person;

“Insured Tax Claim” means:

(a)	an Actual Tax Liability arising under paragraph 2.1(a), and any associated costs and expenses arising under paragraph 2.1(j), of this Schedule;
(b)	any Deemed Tax Liability;

“Post-Locked Box Date Relief” means a Relief which arises:

(a)	as a consequence of, or in connection with, any Event occurring (or being treated for Tax purposes as occurring) after the Locked Box Date;
(b)	in respect of any period (or part of any period) after the Locked Box Date; or
(c)	from Income, Profits or Gains earned, accrued or received, after the Locked Box Date;

“Sellers’ Tax Group” means the Sellers and each other company which is, or is for a Tax purpose, treated as being members of the same group as, or otherwise controlled by, connected with, or associated in any way with, the Sellers from time to time;

“SPIT” means SPi Technologies, Inc.;

“SPLP” means Laserwords, Inc.;

“STIP” mean SPi Technologies India Pvt. Ltd.; “Relief” means:

(a)	any relief, loss, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax; or
(b)	any right to repayment of, or saving of, Tax (including interest in respect of Tax),

and any reference to the use or set off (including in part) of a Relief is construed accordingly;

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability;

“Tax  Return”  means  any  tax  return  including  any  schedule,  supplement  or attachment thereto, including any amendment thereof;

“Uninsured Tax Claim” means any liability arising under this Schedule other than an Insured Tax Claim.

1.2	The obligations and liabilities of the Sellers under this Schedule are joint and several;
1.3	Any word or expression defined elsewhere in this Agreement shall, save as otherwise defined or as the context may require in this Schedule, have the same meaning in this Schedule.
1.4	References in this Schedule 9 to paragraphs are to paragraphs in this Schedule unless otherwise stated.
1.5

In this Schedule 9 the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced  by  the  word  “other”  shall  not  be  given  a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.6

All payments made by the Sellers to the Buyer or by the Buyer to the Sellers under this Schedule 9, shall, so far as possible, be made by way of adjustment to the relevant portion of the Aggregate Purchase Price for the relevant Sale Shares.

2.	COVENANT TO PAY
2.1	The Sellers covenant with the Buyer to pay to the Buyer an amount equal to:
(a)	any Actual Tax Liability arising:
(i)	as a consequence of or by reference to any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion (including Completion itself); or
(ii)	in respect of or by reference to any Income, Profits or Gains earned, accrued or received on or before Completion;
(b)

any Actual Tax Liability of any Target Group Company arising as a result of any Tax Authority making an adjustment for Tax purposes to the terms of any related party transaction or arrangement entered into by any Target Group Company prior to Completion;

(c)

any Actual Tax Liability of any Target Group Company arising in connection with (i) restructuring or organisation or disposal of the CRM business in the United States pursuant to the CRM Disposal; (ii) donor’s tax for the share buyback in STIP by SPIT in 2014; (iii) the transfer of SPi America LLC from SPIT to Asia Outsourcing Gamma Limited in 2017; and (iv) STIP failing to make or making insufficient deduction, retention or withholding for or on account of Tax required by Law in respect of any payment of consideration on the buy-back of any shares held by SIHL or SPIT in STIP in 2014;

(d)

any Actual Tax Liability of any Target Group Company arising as a consequence of the BIR disallowing any deduction of SPIT against its gross income for the purposes of calculating Taxes payable under the Philippines 5% special gross income tax regime in respect of any period, or any part of any period, falling on or before Completion;

(e)	any Actual Tax Liability of any Target Group Company arising as a result of the BIR disallowing any foreign tax credit claimed by SPi Global Shared Services Pte. Ltd Philippines Branch;
(f)

any Actual Tax Liability of STIP arising as a result of the Indian tax authorities disallowing the deduction of management fees against the income taxable under the head ‘Profits and Gains from business or profession’ of STIP (or SPLP) for the purposes of calculating Taxes payable in respect of any period, or any part of any period, falling on or before Completion;

(g)

any Actual Tax Liability of STIP arising (i) as a result of STIP’s and/or SPLP’s failure to discharge any Indian service tax under the reverse charge mechanism, and/or (ii) as a result of STIP and/or SPLP failing to discharge any Indian service tax in respect of any output services rendered, and/or (iii) in connection with any wrongful utilisation of any CENVAT credit by STIP or SPLP, and/or (iv) in connection with any contingent liability disclosed in the financial statements of STIP for FY16 in respect of indirect tax;

(h)	any Actual Tax Liability of STIP arising as a result of STIP being deemed to have a permanent establishment in the United States;
(i)	any Deemed Tax Liability;
(j)	all costs and expenses reasonably and properly incurred by the Buyer, any Target Group Company or another member of the Buyer’s Tax Group in connection with
(i)	a liability of the kind referred to in paragraphs 2.1(a) - (i) above; or
(ii)

a Demand from which it appears to the Buyer, any Target Group Company or another member of the Buyer’s Tax Group that a liability of the kind referred to in paragraphs 2.1(a) - (i) may arise or has arisen;

(iii)	taking or defending any action under this Schedule.
2.2	For the purposes of this Schedule, the amount of a Deemed Tax Liability of any Target Group Company is:
(a)	in the case of a loss of, or unavailability of, or reduction in the amount of, an Accounts Relief:
(i)	where the Accounts Relief is a right to repayment of Tax, the amount of the repayment lost, not available or reduced; and
(ii)

in any other case, the amount of Tax which is payable (or would be payable ignoring the existence of other Buyer’s Reliefs) by the relevant Target Group Company which would not have been payable but for the loss, unavailability or reduction of the Accounts Relief; and

(b)	in the case of a use, or set off of, a Buyer’s Relief, the amount of Tax which would have been payable by any Target Group Company but for the use or set off of such Buyer’s Relief.
3.	LIMITATIONS AND EXCLUSIONS
3.1	The Sellers shall not be liable under paragraph 2.1 of this Schedule or for breach of the Tax Warranties in respect of a Tax Liability of a Target Group Company:
(a)

to the extent that specific provision or reserve was made in the Locked Box Financial Statements in respect of the liability in question or the liability in question has been paid or discharged and such payment or discharge is reflected in the Locked Box Financial Statements;

(b)

to the extent that the liability in question arises or is increased as a result of a change in legislation or a change in the administrative or published practice of any Tax Authority or an increase in the rates of Tax, in each case taking effect after the Completion Date and retrospectively and not prospectively in force or announced at the date of this Agreement;

(c)

to the extent that the liability in question would not have arisen but for a voluntary act (including the making or failure to make any claim, election, surrender or disclaimer or the giving or failure to give any notice in relation to Tax, the making or giving of which was taken into account in the Locked Box Financial Statements) of the relevant Target Group Company or at the specific written request of the Buyer after the date of this Agreement, but only in circumstances where the Buyer knew or ought to have known that the liability in question would have arisen as a result of the voluntary act and where an alternative course of action was available that would have reduced or eliminated the liability, and other than a change in accounting policy or an act which:

(i)	is in the ordinary course of business as carried on by the relevant Target Group Company at or before Completion;
(ii)	is carried out pursuant to any obligation imposed by any law, regulation or requirement having the force of law;
(iii)	is carried out at the request of, or with the consent of, any of the Sellers, or in accordance with the terms of this Agreement or any document executed pursuant to this Agreement;
(iv)	involves any disclosure required by law to a Taxation Authority by an member of the Buyer’s Tax Group or any Target Group Company acting reasonably and in good faith; or
(v)	is carried out pursuant to any legally binding obligation of any Target Group Company created or incurred prior to Completion;
(d)	to the extent that the liability arises solely in the ordinary course of business of the relevant Target Group Company:
(i)	as a consequence of any Event which occurs or is treated for Tax purposes as occurring; or

(ii)

in respect of, or by reference to any Income, Profits or Gains, earned, accrued or received, after the Locked Box Date, but on or before Completion and, for this purpose, but without limitation, the following will not be regarded as being in the ordinary course of business:

(A)	the declaration or payment of a dividend or the making of another distribution or deemed distribution;
(B)

a transaction entered into by a Target Group Company in circumstances where the consideration (if any) received by or, as the case may be, paid by that Target Group Company in respect thereof is less than (in the case of consideration received or receivable by it) or more than (in the case of consideration paid or payable by it) the consideration deemed to have been received (or receivable) by it or paid (or payable) by it for Tax purposes but to the extent only of the liability for Tax arising in respect of the amount by which the deemed consideration exceeds or is less than the actual consideration;

(C)

the relevant Target Group Company ceasing or being deemed to cease, for Tax purposes, to be the member of any group or associated with any other company or person whether in consequence of the entering into of this Agreement or anything done under it or otherwise;

(D)	a failure by the relevant Target Group Company to comply with provisions of any Tax legislation (including regulations),

including any failure by the relevant Target Group Company to satisfy any Tax liability or duly to deduct or account for Taxation;

(E)	the entry into a scheme, arrangement or transaction for which the main purpose, or one of the main purposes, was the avoidance or reduction or deferral of a liability to Tax;
(F)

any Event which results in a liability for Tax arising in the relevant Target Group Company where such liability is chargeable against or attributable primarily to a person other than that Target Group Company;

(G)	any Event which involves or leads directly or indirectly to a change of residence of the relevant Target Group Company for Tax purposes;
(H)	the disposal of any capital asset;
(I)

the creation, cancellation, acquisition, disposal or reorganisation of any share or loan capital of any Target Group Company unless such creation, cancellation, acquisition, disposalor reorganisation is contemplated under this Agreement;

(J)	any Event which gives rise to an Actual Tax Liability as described in paragraphs 2.1 (b) - (h);
(e)

to the extent that the liability in question would not have arisen but for the failure or omission on the part of a Target Group Company to comply with a written request of the Sellers or their duly authorised agents pursuant to paragraph 6 to make a valid claim, election, surrender or disclaimer or to give a valid notice or consent to do any other thing, under the provisions of an enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account in the Locked Box Financial Statements; or

(f)

to the extent that a Relief (other than a Buyer’s Relief) is available to the relevant Target Group Company at no cost to the Target Group Company to set against or otherwise mitigate the Tax Liability; or

(g)

to the extent that the amount of the liability in question has been recovered from a person (including under the Insurance Policy) without cost to the Buyer or any Target Group Company (excluding any Target Group Company, the Buyer or any other member of the Buyer’s Tax Group).

3.2

The amount of liability of the Sellers for (a) any Uninsured Tax Claim shall be determined in accordance with paragraph 1.2.2 of Schedule 5, and (b) any Insured Tax Claim shall be determined in accordance with paragraph 1.2.5 of Schedule 5.

3.3

Notwithstanding anything to the contrary in this Schedule 9, the Seller shall not be liable in respect of any liability for any Uninsured Tax Claim under this Schedule 9 unless the Buyer has provided written notice of a claim in accordance with paragraph 2.4 of Schedule 5.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS
4.1	If the Buyer or any Target Group Company becomes aware of a Demand which could give rise to a liability for the Sellers under paragraph 2.1 or under the Tax Warranties:
(a)

the Buyer shall give notice to the Sellers of the Demand (including reasonably sufficient details of the Demand) within five (5) Business Days after the Buyer or the relevant Target Group Company becomes aware of the Demand (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the Sellers under his Schedule 9 or under the Tax Warranties);

(b)

the Buyer shall not make any admission of liability, consent to the entry of any judgment or enter into any settlement or compromise in relation to the Demand, or make any payments, or deposit any monies or issue any bank guarantee or otherwise communicate in writing with any Tax Authority or any person acting for or on behalf of any Tax Authority in relation to the Demand, without the Sellers’ prior written consent not to be unreasonably be withheld or delayed;

(c)

the Buyer shall take (or shall procure that the relevant Target Group Company shall take) such action as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Demand or any matter relating to the Demand, and at the Sellers’ election, permit the Sellers to assume the conduct of and/or direct all actions to be taken by Buyer in connection with, any correspondence (including responses to queries) or proceedings with any relevant Tax Authority;

(d)

the Buyer shall keep the Sellers informed of any new facts, circumstances, material developments (including any queries, correspondence and meetings with or from any relevant Tax Authority) as they arise with respect to the Demand, and shall provide the Sellers with copies of all material correspondence and documentation and such other information, assistance and access to records as they reasonably require, in each case, relating to the Demand or action referred to in paragraph 4.1(a); and

(e)

if the Sellers elect to defend the Demand in accordance with terms of this paragraph 4.1, the Sellers shall, if they so elect and at their own expense, be entitled to take any of the following actions:

(i)	leading discussions and negotiations with any Tax Authority and other regulatory and Governmental Authority in relation to the Demand;
(ii)

in the case of correspondence or documents which are not required by Law to be executed and/or submitted by the relevant Target Group Company, preparing and submitting to the Tax Authorities, to the extent lawful, any such correspondence and documents as the Sellers may deem fit, in the name of and on behalf of the relevant Target Group Company if prior consent is obtained from the Buyer, in connection with such Demand and in the case of documents which are required by Law to be executed and/or submitted by the relevant Target Group Company, prepare such documents for the review, approval and execution and/or submission by the relevant Target Group Company, as the case may be;

(iii)	appointing and providing instructions to any legal and/or tax advisers, including any and all counsel, barristers and advocates in relation to such Demand;
(iv)

agreeing the terms of any monetary settlement of such Demand with the Tax Authorities, subject to giving the Buyer a prior written notification detailing the monetary settlement of such Demand and the terms relating thereto; and

(v)	having conduct and control of any and all court proceedings and court filings in relation to such Demand.

In such event, the Buyer shall also procure that the relevant Target Group Company shall at the expense of the Sellers take any actions as the Buyer may reasonably require to dispute, resist, defend, appeal, compromise or mitigate the underlying matter, circumstance or Demand.

4.2

The rights of the Sellers under paragraph 4.1 (other than the right to receive notice) are subject to the Sellers having indemnified the Buyer and/or the relevant Target Group Company (as applicable) against all costs reasonably and properly incurred and any further liability to Tax which may be incurred in connection with any such action as is referred to in paragraph 4.1(c).

4.3

Subject to  paragraph  4.4,  the  Buyer  must  procure  that  no  matter  relating  to  the Demand referred to in paragraph 4.1 is settled or otherwise compromised without the Sellers’ prior  written  consent,  such  consent  not  to  be  unreasonably  withheld  or delayed.

4.4

If the Sellers do not request the Buyer to take, or procure the taking of, any such action as mentioned in paragraph 4.1(c) within 20 Business Days of receipt of notice by the Sellers under paragraph 4.1(a), or does not indemnify the Buyer and/or the relevant Target Group Company as required by paragraph 4.2 within a reasonable period of time following written request from the Buyer to the Sellers for the same, the Buyer shall be free to satisfy or settle the relevant liability on such terms as it may reasonably think fit.

5.	TAX RETURNS AND COMPUTATIONS
5.1

The Buyer or its duly authorised agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax Returns and computations of each Target Group Company for all accounting periods of each Target Group Company (i) ending on or before Completion, and (ii) in which Completion falls.

5.2	For the purposes of paragraph 5.1:
(a)	all Tax Returns which are to be submitted to a Tax Authority, must be submitted in draft form by the Buyer to the Sellers or their duly authorised agents for comment;
(b)

the Sellers or their duly authorised agent must comment within 10 Business Days (or, if a shorter time limit applies in relation to the submission of the relevant Tax Return, within such time as will reasonably enable the Buyer to consider such comments, make any amendments that may be required in respect of the same and file the Tax Return within the applicable time period) of their receipt of any such Tax Returns from the Buyer and if the Buyer has not received any comments within 10 Business Days, the Sellers and their duly authorised agents will be deemed to have approved such draft documents;

(c)	the Buyer must take into account all reasonable comments and reasonable suggestions made by the Sellers or their duly authorised agents;
(d)

the Sellers and the Buyer must each respectively afford (or procure the affordance) to the other or their duly authorised agents information and assistance which may reasonably be required to prepare, submit and agree all outstanding Tax Returns and computations which relate to Tarot Group Companies; and

(e)	the Sellers and the Buyer must as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority.
5.3	For the avoidance of doubt:
(a)

where any matter relating to Tax gives rise to a Demand to which the provisions of paragraph 4 apply, the provisions of paragraph 4 shall in the event of a conflict take precedence over the provisions of this paragraph 5; and

(b)	the provisions of this paragraph 5 shall not prejudice the rights of the Buyer to make a claim under this Schedule 9 or under the Tax Warranties.
5.4

For the avoidance of doubt, the provisions of paragraph 5.2 shall only apply to any Tax Returns or other matters relating to Tax to the extent they are reasonably expected to be relevant to a liability of a Sellers under this Schedule 9 or under the Tax Warranties.

5.5

Notwithstanding any rights of the Sellers under this paragraph 5, the Sellers or their duly authorised agents may not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), require a Target Group Company to make or give any claim, election, surrender, disclaimer, notice or consent that will or may increase the liability to Taxation of a Target Group Company for any period ended before or after Completion unless the making or giving of such claim, election, surrender, disclaimer, notice or consent was taken into account in the preparation of the Locked Box Financial Statements.

6.	SECONDARY LIABILITIES
6.1

The Sellers covenant with the Buyer to pay to the Buyer an amount equivalent to any Tax, or any amount on account of Tax, which any Target Group Company or any other member of the Buyer’s Tax Group is required to pay to a Tax Authority (or would be required to pay but for the use of a Relief) as a result of a failure by any Sellers or any member of a Sellers’ Tax Group (before or after Completion) to discharge that Tax for which it is liable save to the extent such Tax is a Tax liability in respect of Indian capital gains tax of SIHL or its shareholder(s) in respect of the transfer of the SPi India Minority Shares from SIHL to SPi India Buyer Designee, for which the Buyer shall indemnity the AOPH Seller under Clause 11.1.

6.2

The Buyer covenants with each Seller to pay to that Seller an amount equivalent to any Tax, or any amount on account of Tax, which any member of that Sellers’ Tax Group is required to pay to a Tax Authority as a result of a failure by a Target Group Company (after Completion) or any member of the Buyer’s Tax Group, to discharge that Tax for which it is liable, save to the extent such Tax is (i) an Actual Tax Liability that the Sellers have covenanted to pay as described in paragraph 2.1, or (ii) a Tax liability in respect of Indian capital gains tax of SIHL or any of its shareholder(s) on the proceeds received from its sale of the SPi India Minority Shares.

6.3	The covenants contained in paragraphs 6.1 and 6.2 shall:
(a)	extend to any costs reasonably and properly incurred in connection with such Tax or a successful claim under paragraph 6.1 or 6.2, as the case may be; and
(b)

(in the case of paragraph 6.2) not apply to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 2.1 or the Tax Warranties, except to the extent a payment has been made pursuant to paragraph 2.1 or for breach of the Tax Warranties and the Tax to which it relates was not paid by the relevant Target Group Company or any person on its behalf; and

(c)

not apply  to  Tax  to  the  extent  it  has  been  recovered  under  any  relevant statutory provision (and the Buyer or the Sellers, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder); and

(d)	not limit Sellers’ ability to recover any Tax from the Buyer under the indemnity from Buyer to the AOPH Seller in respect of Indian capital gains tax of SIHL under Clause 11.1.
6.4

Paragraph 4 will apply to the covenant contained in paragraphs 6.1 and 6.2 as they apply to the covenants contained in paragraph 2.1, replacing references to the “Sellers” by the “Buyer” (and the other way round) where appropriate and making any other necessary modifications.

7.	NO WITHHOLDINGS
7.1

All amounts due under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding other than any deduction or withholding for, or on account of, tax as required by law.

7.2

If the Sellers are required by law to make a deduction or withholding for, or on account of Tax, from any payment under this Agreement, the Sellers shall provide such evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as the Buyer would have received had no deduction or withholding been made.

7.3

If any sum payable by the Sellers to the Buyer under this Agreement is subject to Tax in the hands of the Buyer (or would be subject to Tax but for the availability of a Buyer’s Relief), the Sellers shall pay such additional amount as shall ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment had not been subject to Tax (ignoring for this purpose the availability of any Buyer’s Relief).

SCHEDULE 10 CRM CLAIMS

No.	Description	Amount (in USD)	Status
Part A - Claims by the Target Group against Relia, Inc. and the SPi CRM Group (for events and expenses incurred on or before the Locked Box Date)
1.	Transitional services arrangement (“TSA”) charges for Madison, United States services provided by the Target Group to the SPi CRM Group	1,244,608	Agreed but unpaid.
2.	Deposit refund for SPi Nicaragua facility	11,727	Agreed but unpaid
	Sub-total	1,256,335
3.	Underpayment for year-end payroll reimbursement by the SPi CRM Group to SPi Global Shared Services Pte. Ltd.	144,929	In dispute
Part B - Claims by Relia, Inc. and the SPi CRM Group against the Target Group (for events and expenses incurred on or before the Locked Box Date)
4.	TSA charges for Nicaragua services provided by the CRM Group to the Target Group	364,313	Agreed but unpaid
5.	IT assets transfer in Nicaragua	2,915	Agreed but unpaid
6.	SPi Global Shared Services Pte. Ltd. vehicles transfer true-up	23,520	Agreed but unpaid
7.	Dumagueteseparationcapital expenditure	19,527	Agreed but unpaid
8.	DepositrefundforSPiGlobal Shared Services Pte. Ltd. payroll services	104,340	Agreed by unpaid
9.	Underpayment of the closing adjustment amount under the sale and purchase agreement dated 22 July 2016 between Asia Outsourcing Gamma Limited, as seller, and Relia, Inc., as buyer, in connection with the CRM Disposal	144,929	Agreed but unpaid
10.	Transfer of certain Dumaguete fixed assets from CRM book to SPi Technologies Inc. book	154,885	Agreed but unpaid
	Sub-total	814,429
11.	Year-end bonus payment for the SPi CRM Group (Relia Inc. claims that this should be borne by the Target Group given the historical management fees charged by SPi Global Shared Services Pte. Ltd.)	1,201,069	In dispute
Part C - Claims by the Target Group against Relia, Inc. and the SPi CRM Group (for events and expenses incurred after the Locked Box Date)
12.	TSA and Madison lease related charges for Madison, United States services provided by the Target Group to the SPi CRM Group	165,846	Agreed but unpaid. The amount is expected to increase approximately 30,000 to 40,000 per month.

SCHEDULE 11

CARVED-OUT ENTITIES SETTLEMENT

1.	General Principles:
(a)	The separation of Non-Target Group Companies from the Target Group Companies shall have no impact upon the Aggregate Purchase Price.
(b)	At Completion, the Non-Target Group Companies shall have no intercompany balances with the Target Group Companies.
(c)

Any cash received by any Non-Target Group Companies on behalf of any Target Group Companies since the Locked Box Date shall be remitted to Target Group Companies before Completion (subject to and upon such remittance and subject to Clause 3.5, these amounts shall have no impact upon Leakage Credit or Agreed Leakage). These amounts form part of the definition of Wrong Pocket Cash.

(d)	Other net cash outflow from the Target Group Companies to the Non-Target Group Companies shall constitute Leakage.
(e)	Cash paid to Target Group Companies to purchase the Non-Target Group Companies shall constitute Leakage Credit to the extent such cash remains in the Target Group at Completion.
(f)

As soon as reasonably practicable after the date of this Agreement, the Sellers shall inform the Buyer of any changes to the intercompany balances outlined below and submit a proposal to amend this Schedule 11 with a revised settlement plan accordingly. The Buyer shall not unreasonably withhold its agreement to such amendment of this Schedule 11.

2.	Kolam Inc. (“Kolam”)
(a)	ROHQ Seller pays US$154,120 cash to purchase Kolam Inc. from SPi India.

As a result, a Leakage Credit of US$154,120 is created (“Leakage Credit”).

(b)

Kolam Inc. assigns the US$3,555 receivable owed to it from SPIT to SIHL, in exchange for a receivable from SIHL to Kolam Inc. for the same amount. (This eliminates the receivable between Kolam and SPIT, but creates a new receivable owing from SPIT and SIHL.)

3.	Syntegra Philippines Inc. (“SYPI”)
(a)	SYPI repays a payable of US$181,186 to SPIT by way of set off against a receivable of US$363,819 from SPIT, resulting in a net receivable amount of US$182,633 owed by SPIT to SYPI.
(b)	ROHQ Seller purchases SYPI from SPIT for the consideration of US$182,633 (the “Gamma Receivable”).
(c)	SPIT repays its outstanding payable of US$182,633 by way of set off in assigning to SYPI the Gamma Receivable. (This eliminates the net receivable of US$182,633 owing to SYPI from SPIT.)

4.	SPi Asia Ventures Pte. Ltd. (“SPAV”)
(a)	Immediately prior to the Locked Box Date, SPAV had a payable of US$3,404,850 to SPIT and SPAV had a receivable of US$844,981 from SPi China.
(b)	Since the Locked Box Date, SPAV records an accounts payable from SPIT of a value of US$430,000. This resulted in an aggregate payable of $3,834,850 to SPIT.
(c)	SPAV proposes to inject US$400,000 into SPi China before Completion. As a result, the difference of US$30,000 shall constitute an Agreed Leakage Amount.
(d)	The US$400,000 of injection by SPAV into SPi China will increase the receivable owed to SPAV by SPi China.
(e)

SPAV agrees with SPIT and SIHL that SPAV novates the aggregate payable of US$3,834,850 to SPIT, to SIHL. In consideration of SIHL taking up the liabilities, SPAV records an accounts payable in favour of SIHL for the same amount.

(f)

SPAV sells SPi China (including all shares plus all outstanding shareholder loan) for the SPi China Purchase Price in accordance with the terms of this Agreement. The the SPi China Purchase Price received by SPAV is for the elimination all payables by SPi China to SPAV.

(g)	SPIT sells SPAV to the ROHQ Seller (or any other party nominated by the AOPH Seller) at US$1 in accordance with the terms of this Agreement.
5.	SPi America LLC (“SPAL”)
(a)	SPAL nets off a payable of US$7,972,175 to SPIT against a receivable of US$7,120,309 from SPIT, resulting in a net payable amount of US$851,866 to SPIT.
(b)

The net intercompany balance changes since Locked Box Date, shall be cash settled by SPAL to SPIT (with no implications to Leakage or Leakage Credit). This forms part of the Definition of Wrong Pocket Cash.

(c)	SPAL nets off a receivable of US$203,004 from Laserwords U.S., Inc. (“LWUS”) against a payable of US$138,349 to LWUS, resulting in a net receivable amount of US$64,655 from LWUS.
(d)

SPAL agrees with SPIT and SIHL to novate its payable to SPIT of US$851,866 to SIHL. SPAL assigns its receivable of US$77,260 from SPi India and US$64,655 receivable from LWUS to SIHL. SPAL records an accounts payable to SIHL in relation to the net US$709,951 payable to SIHL.

(e)	This eliminates the net balances at the Locked Box Date between the SPIT and SPAL.
6.	SPi Litigation Direct LLC (“SLDL”)
(a)

SLDL novates two payables to SPIT of an aggregate amount of US$745,852 SPIT, to SIHL. In consideration of SIHL taking up the liabilities, SLDL records an accounts payable to SIHL in relation to the payable of US$745,852.

(b)	This eliminates the net balances between the SPIT and SLDL.

7.	SPi India Holdings Limited (SIHL)
(a)	As of 30 April 2017, SIHL had a receivable from SPIT of US$3,447,593 and a payable of US$23,231 to SPIT. As such, SIHL had a net receivable from SPIT of US$3,424,363.
(b)	SIHL, as a result of the novations referred to in this Schedule each of Kolam, SPAV, SPAL and SLDL, will have in aggregate a net payable US$5,287,098 to SPIT.
(c)	SIHL and SPIT sets off their liabilities to each other, resulting a net payable of US$1,862,735 from SIHL to SPIT.
(d)	SIHL sells SPi India Minority Shares to the Buyer or the Buyer Designee for the SPi India Minority Purchase Price.
(e)	SIHL, upon receipt of the SPi India Minority Purchase Price, repays US$1,862,735 due to SPIT in cash. This eliminates the payable between SIHL and SPi Technologies.
(f)	SIHL distributes the remaining proceeds from the SPi India Minority Purchase Price to SPIT, to the extent it has sufficient amount of distributable reserves as a dividend.
(g)

The cash distribution by SIHL to SPIT and the cash distribution by SPIT to AOPH shall occur before the redemption of preference shares by AOPH from the AOPH Seller referred to in the terms of this Agreement.

(h)	The cash distribution by AOPH to AOPH Seller shall occur at the same time as the redemption of preference shares by AOPH from the AOPH Seller referred to in the terms of this Agreement.

Executed by the parties:

For and on behalf of
ASIA OUTSOURCING NETHERLANDS B.V.
/s/ Stefan Boermans
STEFAN BOERMANS
Managing Director

For and on behalf of
ASIA OUTSOURCING GAMMA LIMITED
/s/ Xuan Wang
XUAN WANG
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Cyrus Driver
CYRUS DRIVER
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Florian Marquis
FLORIAN MARQUIS
Director

For and on behalf of
ASIA OUTSOURCING NETHERLANDS B.V.
/s/ Stefan Boermans
STEFAN BOERMANS
Managing Director

For and on behalf of
ASIA OUTSOURCING GAMMA LIMITED
/s/ Xuan Wang
XUAN WANG
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Cyrus Driver
CYRUS DRIVER
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Florian Marquis
FLORIAN MARQUIS
Director

Signature Page- SPA

Executed by the parties:

For and on behalf of
ASIA OUTSOURCING NETHERLANDS B.V.
/s/ Stefan Boermans
STEFAN BOERMANS
Managing Director

For and on behalf of
ASIA OUTSOURCING GAMMA LIMITED
/s/ Xuan Wang
XUAN WANG
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Cyrus Driver
CYRUS DRIVER
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Florian Marquis
FLORIAN MARQUIS
Director

For and on behalf of
ASIA OUTSOURCING NETHERLANDS B.V.
/s/ Stefan Boermans
STEFAN BOERMANS
Managing Director

For and on behalf of
ASIA OUTSOURCING GAMMA LIMITED
/s/ Xuan Wang
XUAN WANG
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Cyrus Driver
CYRUS DRIVER
Authorized Signatory

For and on behalf of
SPI GLOBAL CONTENT HOLDING PTE. LTD.
/s/ Florian Marquis
FLORIAN MARQUIS
Director

Signature Page- SPA